   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1998

                                                     REGISTRATION NO. 333-49223
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                              POST-EFFECTIVE

                             AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       NATIONAL EQUIPMENT SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                      7359                  36-4087016
     (STATE OR OTHER            (PRIMARY STANDARD         (I.R.S. EMPLOYER
     JURISDICTION OF        INDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
     INCORPORATION OR              CODE NUMBER)
      ORGANIZATION)

                              1800 SHERMAN AVENUE
                           EVANSTON, ILLINOIS 60201
                           TELEPHONE: (847) 733-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL OFFICES)

                               PAUL R. INGERSOLL
                                VICE PRESIDENT
                       NATIONAL EQUIPMENT SERVICES, INC.
                              1800 SHERMAN AVENUE
                           EVANSTON, ILLINOIS 60201
                           TELEPHONE: (847) 733-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                                                   BETH R. NECKMAN
        H. KURT VON MOLTKE
           KIRKLAND & ELLIS                       LATHAM & WATKINS
        200 EAST RANDOLPH DRIVE             885 THIRD AVENUE, SUITE 1000
        CHICAGO, ILLINOIS 60601               NEW YORK, NEW YORK 10022
            (312) 861-2000                         (212) 906-1200
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A POST- + +EFFECTIVE AMENDMENT TO A REGISTRATION STATEMENT RELATING TO THESE SECURITIES + +HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES + +MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME SUCH +
+POST-EFFECTIVE AMENDMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT         +
+CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL  +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 1, 1998

PROSPECTUS

                             6,000,000 SHARES

           [LOGO OF NATIONAL EQUIPMENT SERVICES, INC. APPEARS HERE]
                       NATIONAL EQUIPMENT SERVICES, INC.
                                  COMMON STOCK

  All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), of National Equipment Services, Inc., a Delaware corporation ("NES" or the "Company"), offered hereby (the "Offering") are being offered by the Company.

  Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for trading on the New York Stock Exchange under the symbol "NSV," subject to official notice of issuance.

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  NOR HAS THE  COMMISSION PASSED UPON  THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS  A
      CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                         PUBLIC          COMMISSIONS(1)        COMPANY(2)
------------------------------------------------------------------------------------------
Per Share                                 $                   $                   $
------------------------------------------------------------------------------------------
Total (3)                                $                   $                   $
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering estimated at $2,000,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 900,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to the Company will be $       , $       , and $        ,
    respectively.
                                 ------------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
        , 1998 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

SALOMON SMITH BARNEY
   WILLIAM BLAIR & COMPANY
         CREDIT SUISSE FIRST BOSTON
               DONALDSON, LUFKIN & JENRETTE
                      SECURITIES CORPORATION
                                           NATIONSBANC MONTGOMERY SECURITIES LLC

       , 1998

                              [Pictures to come]

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZATION BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto, included elsewhere in this Prospectus. Unless otherwise stated, the information contained in this Prospectus has been adjusted to give effect to the Reclassification (as defined) and a 139 for one stock split of the Common Stock. Unless otherwise stated in this Prospectus or unless the context otherwise requires, "NES" or the "Company" shall mean National Equipment Services, Inc., including (i) all of its 13 acquired businesses and (ii) Falconite, Inc. ("Falconite"), which the Company has a definitive agreement to acquire concurrent with the Offering (collectively, the "Acquired Businesses"). References herein to various financial information on a "pro forma basis" (i) give effect to acquisitions of the Acquired Businesses as if such transactions had been completed as of the first day of the related period, (ii) give effect to the Offering assuming no exercise of the Underwriters' overallotment option, (iii) give effect to the borrowings to be outstanding under the New Credit Facility (as defined) and payment of related fees and (iv) reflect certain adjustments described in "Selected Pro Forma Financial Data."

                                  THE COMPANY

GENERAL

  National Equipment Services, Inc. is a leading participant in the growing and highly fragmented $18 billion equipment rental industry. Through its 14 businesses acquired or to be acquired since January 1997, NES specializes in the rental of specialty and general equipment to industrial and construction end-users. The Company rents over 750 different types of machinery and equipment and distributes new equipment for nationally recognized original equipment manufacturers. The Company also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. NES is geographically diversified, with 79 locations across 19 states, and is a leading competitor in each of the geographic markets it serves. For the year ended December 31, 1997, on a pro forma basis, the Company generated revenues of $218.6 million, an increase of 29.4% compared to 1996 combined revenues of $168.9 million.

  Management believes that the Company offers one of the most modern and well maintained fleets of specialty or general equipment in each of its markets. The average age of the Company's equipment fleet is approximately three years. Specialty equipment includes electric and pneumatic hoists, hydraulic and truck-mounted cranes, liquid storage tanks, pumps and highway safety equipment. General industrial and construction equipment includes aerial work platforms, air compressors, cranes, earth-moving equipment and rough terrain forklifts. The Company rents and sells this equipment to industrial and construction end-users, which represented approximately 53% and 44%, respectively, of the Company's revenues for the year ended December 31, 1997, on a pro forma basis.

  NES is led by a senior management team with significant industry experience and an impressive track record of acquiring and integrating companies in the equipment rental industry. Prior to founding the Company, the NES senior management team was responsible for building Brambles Equipment Services ("Brambles"), the U.S. equipment rental business of an Australian public company, into a leading participant in the industry. At Brambles, this team executed a growth strategy that combined a disciplined acquisition program with significant organic growth. Management believes that the team's extensive industry experience allows them to more easily identify quality acquisition targets and successfully integrate these businesses through effective financial and operating controls and the proper deployment of capital. The Company's local operations are managed by experienced professionals who have an average of over 15 years of experience in the industry and have extensive knowledge of and relationships in their local markets. These managers are typically former owners of the businesses acquired by the Company. The Company also benefits from the financial expertise of Golder, Thoma, Cressey, Rauner, Inc., an established investment firm specializing in the consolidation of fragmented industries. Golder, Thoma, Cressey, Rauner Fund V, L.P., an affiliate of Golder, Thoma, Cressey, Rauner, Inc., is the Company's principal equity investor.

INDUSTRY OVERVIEW

  Revenues for the $18 billion equipment rental industry have grown at a compound annual rate of approximately 24% from 1984 to 1997 according to surveys conducted by the Associated Equipment Distributors and have grown in 12 of the past 13 years. Management believes that the equipment rental industry growth will continue to be driven by the trend among customers to outsource non-core operations in order to reduce their capital investment and minimize the downtime, maintenance, repair and storage costs associated with equipment ownership. While customers traditionally have rented equipment for specific purposes such as supplementing capacity during peak periods and in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing, comprehensive supply of equipment, enabling such customers to benefit from the economic advantages and convenience of rental. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from less than 5% in 1994.

  The highly fragmented equipment rental industry consists of a large number of relatively small independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. According to Rental Equipment Register, there are more than 12,000 participants in the industry, with the largest 100 rental companies accounting for less than 20% of 1996 industry revenues. Management believes that the rental equipment industry offers substantial consolidation opportunities for large, well-capitalized equipment rental companies such as NES. Relative to smaller companies with only one or two rental locations, multi-regional operators such as NES benefit from a number of competitive advantages, including access to capital, the ability to offer a broader range of modern, high-quality equipment, standardized management information systems, volume purchasing discounts and the ability to service larger, multi-regional accounts. In addition, management believes that multi-regional operators are less affected by changes in local economic conditions.

GROWTH STRATEGY

  Management believes that NES is well positioned to benefit from industry trends of growth and consolidation. The Company's strategic objective is to continue to grow profitably in both existing and new markets by acquiring additional specialty and general equipment rental companies, by increasing revenues from industrial customers, by maximizing higher margin rental revenues and by leveraging its new remanufacturing center. The Company intends to attain its objective by continuing to execute the following growth strategy:

  Acquire Specialty and General Equipment Rental Businesses. The Company seeks to acquire strong and successful specialty and general equipment rental businesses. In 1997, NES generated approximately 33% and 67% of its revenues on a pro forma basis from specialty and general equipment businesses, respectively. The Company routinely evaluates attractive markets for expansion where a leading position can be created by acquiring an existing business. The Company generally targets acquisition candidates that (i) are profitable businesses with a proven track record, (ii) generate a high percentage of revenues from rentals with a significant portion derived from industrial customers, (iii) are led by a strong management team that is willing to continue with the business, (iv) have a strong local market share or participate in a high-growth market and (v) provide opportunities to expand their customer base through better access to and employment of capital. The Company also seeks to acquire smaller businesses in locations already served by the Company that offer product lines or services that are complementary to those at existing locations. Since January 1997, the Company has completed 13 acquisitions and expects to complete the acquisition of Falconite concurrent with the Offering. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of businesses that fit the Company's acquisition profile.

  Increase Revenues from Industrial Customers. The Company is committed to increasing its revenues derived from industrial customers. Management believes that these revenues are more stable than revenues from construction customers due to the fact that industrial customers typically utilize rental equipment for ongoing and periodic maintenance work on their existing facilities as well as for material handling applications. Industrial customers tend to rent equipment for longer periods and use equipment under less severe conditions than contractors, thereby increasing the Company's equipment utilization and decreasing the Company's equipment maintenance costs. The good condition and quality of rental equipment are essential for industrial customers in order to avoid costly slowdowns or shutdowns of plant facilities. Management believes that larger well-capitalized companies such as NES are better able to provide well-maintained and high quality equipment. The Company intends to continue to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions. For the year ended December 31, 1997, on a pro forma basis, revenues derived from industrial end-users represented approximately 53% of the Company's total revenues.

  Maximize High-Margin Rental Revenues Through Efficient Fleet Management. The Company is focused on growing its high-margin rental revenues by expanding fleet inventory, efficiently managing fleet inventory in order to maximize equipment utilization, optimizing fleet maintenance, and systematically evaluating the optimal timing of used equipment sales. The Company's acquisition targets have typically operated under capital constraints, which prevented them from purchasing rental equipment sufficient to meet customer demand and consequently resulted in lost revenue opportunities. In pursuing acquisitions, NES evaluates the target's customer base and fleet inventory and, following its acquisition, typically provides capital to expand the equipment fleet and improve utilization, resulting in significant increases in rental revenues.

  Leverage New Remanufacturing Center. As part of the acquisition of Falconite, the Company will acquire a recently-constructed 45,000 square foot equipment remanufacturing facility in the Paducah, Kentucky area. The Company believes this facility will enhance its ability to perform major repair operations and maintain its rental fleet in top condition. Management anticipates that the center will increase rental gross profit margins by reducing capital expenditure requirements and related rental equipment depreciation. The Company also expects that the center will provide an additional source of revenue by allowing NES to perform repair and rebuild services for third party equipment owners. The center incorporates four production lines to simultaneously refurbish equipment by replacing or rebuilding all major components including engines, transmissions and mechanical, hydraulic and electrical systems.

                              RECENT ACQUISITIONS

  In the first quarter of 1998, the Company completed seven acquisitions to add to the six businesses acquired in 1997. These first quarter 1998 acquisitions generated 1997 pro forma revenues of $89.3 million and added 32 locations. For additional information on these first quarter 1998 acquisitions, see Note 13 to the Company's Consolidated Financial Statements included elsewhere herein. In addition, the Company has entered into a definitive agreement to acquire all of the outstanding stock of Falconite for an aggregate purchase price of $175.0 million concurrent with the Offering. Falconite is a leading aerial rental equipment company serving a diverse range of more than 5,500 active commercial customers from 29 locations in nine southern and mid-western states. Falconite's rental fleet consists primarily of large equipment, such as aerial work platforms, cranes and forklifts. Falconite's customers operate in a wide range of industries, including automotive, chemical, commercial construction, pulp and paper, and utilities. Falconite generated 1997 pro forma revenues of $72.6 million. The agreement to acquire Falconite is subject to customary conditions.

                               THE OFFERING

Common Stock offered...............  6,000,000 shares
Common Stock to be outstanding
 after the Offering................ 22,405,279 shares of Common Stock (1)(2)
Use of Proceeds.................... The Company intends to use the net proceeds from the Offering, together with borrowings
                                    under the New Credit Facility, to fund the
                                    acquisition of Falconite.
New York Stock Exchange Symbol..... NSV

--------

(1) Excludes 880,000 shares of Common Stock issuable upon the exercise of outstanding options and 1,320,000 additional shares of Common Stock reserved for issuance under the Incentive Plan (as defined). See "Management--Long Term Incentive Plan."

(2) Includes (i) 277,778 shares of Common Stock to be issued upon the mandatory conversion at the initial public offering price of $3,750 principal amount of 8% senior subordinated promissory notes to be issued in connection with the acquisition of Falconite and (ii) 3,603,601 shares of Common Stock to be issued upon the conversion of the Old Preference Stock assuming consummation of the Offering on June 15, 1998.

RECLASSIFICATION AND STOCK SPLIT

  Immediately prior to the consummation of the Offering, each outstanding share of Old Common Stock (as defined) will be converted into one share of Common Stock and each outstanding share of Old Preference Stock will be converted into a number of shares of Common Stock based on a specified formula (the "Reclassification"). Each share of Common Stock will then be split into 139 shares of Common Stock (the "Stock Split"). See "Description of Capital Stock-- Old Preference Stock and Old Common Stock" and "Description of Capital Stock-- Reclassification and Stock Split."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions. In 1998, the Company acquired seven businesses in separate transactions and has a definitive agreement to acquire Falconite concurrent with the Offering. While the Acquired Businesses were or will be acquired at various dates during 1997 and 1998, the following pro forma operating, per share and other data are presented as if all such acquisitions, the Offering and certain borrowings under the New Credit Facility had occurred on January 1, 1997. The following pro forma balance sheet data give effect to the aforementioned transactions as if they had occurred on March 31, 1998. See "Capitalization." The summary historical and pro forma financial information should be read in conjunction with the information contained in "Selected Pro Forma Financial Data," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere herein.

                              YEAR ENDED       THREE MONTHS ENDED    THREE MONTHS ENDED
                          DECEMBER 31, 1997      MARCH 31, 1997        MARCH 31, 1998
                         -------------------- --------------------- --------------------
                         ACTUAL  PRO FORMA(A) ACTUAL   PRO FORMA(A) ACTUAL  PRO FORMA(A)
                         ------- ------------ -------  ------------ ------- ------------
OPERATING DATA:
 Total revenues......... $41,288   $218,628   $ 2,319    $45,238    $22,151   $52,831
 Gross profit...........  15,573     90,260       843     17,179      8,651    20,663
 Operating income
  (loss)................   6,187     38,917       (28)     5,565      3,313     6,878
 Interest expense, net..   4,336     27,364       262      6,841      3,100     6,841
 Income (loss) before
  income taxes..........   1,923     11,870      (290)    (1,134)       290        52
 Income tax expense
  (benefit).............     818      4,981      (135)      (475)       151        21
 Net income (loss)......   1,105      6,889      (155)      (659)       139        31
PER SHARE DATA:
 Basic earnings (loss)
  per share............. $  0.09   $   0.33   $ (0.02)   $ (0.03)   $  0.01   $  0.00
 Basic shares
  outstanding...........  12,337     21,106     9,611     21,106     12,079    21,366
 Diluted earnings (loss)
  per share............. $  0.08   $   0.31   $ (0.01)   $ (0.03)   $  0.01   $  0.00
 Diluted shares
  outstanding...........  14,124     22,405    11,222     22,405     16,079    22,405
OTHER DATA:
 Rental fleet purchases. $15,336   $ 86,030   $   853    $26,919    $12,385   $17,073
 EBITDA(b)..............  12,744     77,995       395     15,314      6,924    16,848

                   AT MARCH 31, 1998
                 ---------------------
                  ACTUAL  PRO FORMA(A)
                 -------- ------------
BALANCE SHEET
 DATA:
 Cash..........  $  3,773   $  2,158
 Rental
  equipment,
  net..........   104,937    210,573
 Total assets..   242,303    433,562
 Total debt....   193,954    292,759
 Total
  stockholders'
  equity.......    26,860    104,750

(a) For an explanation of the calculation of the pro forma adjustments, see "Selected Pro Forma Financial Data."

(b) Reflects operating income plus other income (expense), net, before interest expense, net, income taxes, rental equipment depreciation and non-rental depreciation and amortization. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, cash flow from operations or net income as an indication of the Company's operating performance. EBITDA is included herein because management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of interest, income taxes and certain non-cash charges.

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements concerning the Company. Also, documents subsequently filed by the Company with the Securities and Exchange Commission (the "SEC" or the "Commission") will contain forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements are made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, the matters set forth or incorporated in the Prospectus generally and certain economic and business factors, some of which may be beyond the control of the Company. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings with the Commission. In analyzing an investment in the Common Stock offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT STOCKHOLDERS

  The Company has incurred significant indebtedness. As of March 31, 1998, on a pro forma basis, after giving effect to the Offering and certain borrowings under the New Credit Facility and the application of the proceeds therefrom, the Company would have had $292.8 million of indebtedness outstanding and its stockholders' equity would have been approximately $104.8 million. The level of the Company's indebtedness could have important consequences to holders of Common Stock, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS; RISKS RELATING TO GROWTH
STRATEGY

  A significant portion of the Company's strategy is to pursue and complete acquisitions that meet its acquisition criteria. The Company has acquired and seeks to acquire companies that can benefit from the Company's operations, management and access to capital. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital and the restrictions contained in the New Credit Facility and the Indenture (as defined) and the Company's other financing arrangements. See "Description of Certain Indebtedness." To the extent that cash generated internally and cash available under the New Credit Facility are not sufficient to provide the capital required for acquisitions, the Company will require additional debt and/or equity financing in order to provide for such capital. Future debt financings, if available, will result in increased interest and amortization expense, increased leverage and decreased income available to fund acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to economic downturns. Future equity financings may dilute the equity interests of existing stockholders. Growth by acquisition also involves risks that could adversely affect the Company's operating results, including difficulties in integrating the operations and personnel of acquired companies, eliminating duplicative costs and reducing overhead, and the potential loss of key employees of acquired companies. In addition, although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of the Acquired Businesses or future acquired companies that the Company fails or is unable to discover during its due diligence investigation and for which the Company, as a successor owner, may be responsible.

  There can be no assurance that the Company will be able to obtain the capital necessary to pursue its growth strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, successfully integrate such acquired businesses into the Company and remedy any undiscovered liabilities of any acquired companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies; regional competitors which operate in one or two states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment to customers. Some of the Company's competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices and rates, thereby adversely affecting operating results. Existing or future competitors also may seek to compete with the Company for acquisitions, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisitions. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  Certain of the executive officers of the Company are of significant importance to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the Company's business and future operations, and there can be no assurance that the Company would be able to find replacements for such persons with comparable business experience. The Company does not maintain key man life insurance with respect to such executive officers. See "Management--Directors and Executive Officers."

GENERAL ECONOMIC CONDITIONS

  A majority of the Company's revenues are derived from customers which are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because the Company conducts its operations in a variety of geographic markets, it is subject to the economic conditions in each such geographic market. General economic downturns or localized downturns in markets where the Company has operations, including any downturns in the construction industry, could have a material adverse effect on the Company and its business, results of operations and financial condition.

GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P. WILL CONTINUE TO EXERCISE SIGNIFICANT CONTROL OVER THE COMPANY

  Golder, Thoma, Cressey, Rauner Fund V, L.P. owns and controls a majority of the Common Stock of the Company. Upon the completion of the Offering, Golder, Thoma, Cressey, Rauner Fund V, L.P. and its affiliates will collectively hold approximately 61.7% of the outstanding shares of Common Stock (or approximately 59.3% if the Underwriters' over-allotment option is exercised in full). As a result, Golder, Thoma, Cressey, Rauner Fund V, L.P. will continue to have significant control over the election of the Company's Board of Directors (the "Board of Directors" or the "Board") and significant control over the affairs and management of the Company, including corporate transactions such as mergers, acquisitions, divestitures and asset sales. See "Principal Stockholders," "Certain Relationships and Related Transactions-- Stockholders Agreement" and
"--Registration Agreement."

ENVIRONMENTAL LIABILITIES

  The Company's facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such requirements. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. See "Business--Governmental and Environmental Regulation."

LIABILITY AND INSURANCE

  The Company's business exposes it to claims for personal injury or death resulting from the use of equipment rented or sold by the Company, from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved, as well as workers' compensation claims and other employment-related claims by the Company's employees. The Company carries insurance coverage for product liability, general and automobile liability and employment related claims from various national insurance carriers. There can be no assurance, however, that existing or future claims will not exceed the level of the Company's insurance, that the Company will have sufficient capital available to pay any uninsured claims or that its insurance will continue to be available on economically reasonable terms, if at all. See "Business--Legal Proceedings."

INTANGIBLE ASSETS

  The Company's balance sheet immediately following the Offering and after giving effect to all completed and planned acquisitions of the Acquired Businesses will include an amount designated as "goodwill" that represents 33% of total assets and 136% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management has determined that period to be no less than 40 years.

  If management were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years could also be significantly affected if management determined then that the remaining balance of goodwill was impaired.

  Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Acquired Businesses. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTs

  The Company expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of the Company's customers (with rental activity tending to be lower in the winter); changes in general economic conditions in the Company's markets; the timing of acquisitions and related costs; the effect of the integration of acquired businesses; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors. These factors, among others, may result in the Company's results of operations in some future periods not meeting expectations, which could have a material adverse impact on the market price of the Common Stock.

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives (as defined herein) and may not be indicative of the market price for shares of the Common Stock after the Offering. For a description of factors considered in determining the initial public offering price, see "Underwriting."

There can be no assurance that an active trading market for the Common Stock will develop or if developed, that such market will be sustained. The market price for shares of the Common Stock is likely to be volatile and may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements, changes in general market conditions for equipment rental businesses, regulatory actions, adverse publicity regarding the Company or the industry in general, changes in financial estimates by securities analysts and other factors. In addition, broad market fluctuation and general economic and political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

SUBSTANTIAL DILUTION

  Because the initial public offering price is substantially higher than the book value per share of Common Stock, purchasers of the Common Stock in the Offering will be subject to immediate and substantial dilution of $15.68 per share. In addition, pursuant to certain provisions of the Company's restated Certificate of Incorporation (the "Restated Certificate"), the Company has the authority to issue additional shares of Common Stock and shares of one or more series of voting Preferred Stock. The issuance of such shares could result in the dilution of voting power of the shares of Common Stock purchased in the Offering. See "Dilution" and "Description of Capital Stock."

ABSENCE OF DIVIDENDS; RESTRICTIONS ON PAYMENT OF DIVIDENDS

  Following the completion of the Offering, the Company intends to retain any future earnings for use in its business and therefore does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the New Credit Facility and the Indenture contain covenants which restrict the ability of the Company to declare dividends. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon consummation of the Offering, the Company expects to have 22,405,279 shares of Common Stock outstanding. Of these shares, the 6,000,000 shares of Common Stock (6,900,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except any such shares which may be acquired by an "affiliate" of the Company. The Company and the holders of the remaining outstanding shares of Common Stock have agreed not to sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares subject to the Underwriters' over-allotment option, without the prior written consent of Salomon Smith Barney, for a period of 180 days after the date of this Prospectus (the "Lockup Agreements"), subject to certain limited exceptions. After such time, such shares may be resold pursuant to an exemption from registration under the Securities Act, including Rule 144 thereunder. The existing stockholders of the Company have certain registration rights described under "Certain Relationships and Transactions-- Registration Agreement." No prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders or the perception that such sales may occur. See "Shares Eligible for Future Sale," "Certain Relationships and Transactions," "Principal Stockholders" and "Underwriting."

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Restated Certificate and the Company's By-laws (the "By-laws") may inhibit changes in control of the Company not approved by the Company's Board of Directors. These provisions include: (i) a classified Board of Directors; (ii) a prohibition on stockholder action through written consents; (iii) a requirement that special meetings of stockholders be called only by the Board of Directors; (iv) advance notice requirements for stockholder proposals and nominations; (v) limitations on the ability of stockholders to amend, alter or repeal the By-laws; and (vi) the authority of the Board of Directors to issue without stockholder approval preferred stock with such terms as the Board of Directors may determine. The Company will also be afforded the protections of Section 203 of the General Corporation Law of the State of Delaware, which could have a similar effect. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering will be approximately $74.1 million, based upon an assumed initial public offering price of $13.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use such net proceeds, together with borrowings under the New Credit Facility, to fund the acquisition of Falconite.



                                DIVIDEND POLICY

  The Company presently anticipates that all of its future earnings will be retained to finance the expansion of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the New Credit Facility and the Indenture contain covenants which restrict the ability of the Company to declare dividends. Any future determination to declare or pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements, contractual restrictions and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION
                            (DOLLARS IN THOUSANDS)

  The following table sets forth: (i) the actual capitalization of the Company as of March 31, 1998; and (ii) such capitalization on a pro forma basis to reflect (a) the acquisition of Falconite, (b) the Reclassification (based on the aggregate cumulative yield on the Old Preference Stock as of June 15,
1998) and the Stock Split and (c) the Offering, assuming an initial public offering price of $13.50 per share, certain borrowings under the New Credit Facility and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                       MARCH 31, 1998
                                                      ---------------------
                                                                     PRO
                                                       ACTUAL       FORMA
                                                      --------     --------
Debt:
  Credit Facility.................................... $ 95,128 (a) $    --
  New Credit Facility................................      --       193,933 (b)
  10% Senior Subordinated Notes due 2004 ("Notes")
   (c)...............................................   98,826       98,826
                                                      --------     --------
    Total Debt.......................................  193,954      292,759
Stockholders' equity:
  Preferred Stock, $0.01 par value; 10,000,000 shares
   authorized; no shares issued or outstanding.......      --           --
  Class A Common Stock, $0.01 par value (the "Old
   Preference Stock"); 50,000 shares authorized;
   25,221 shares issued on an actual basis; no shares
   issued on a pro forma basis.......................        1          --
  Class B Common Stock, $0.01 par value (the "Old
   Common Stock"); 150,000 shares authorized; 90,100
   shares issued on an actual basis; no shares issued
   on a pro forma basis..............................        1          --
  Common Stock, $0.01 par value; 100,000,000 shares
   authorized; no shares issued on an actual basis;
   22,405,279 shares issued on a pro forma basis (d).      --           224
  Additional paid-in capital.........................   25,911      103,579
  Retained earnings..................................    1,049        1,049
  Stock subscription receivable......................     (102)        (102)
                                                      --------     --------
    Total stockholders' equity.......................   26,860      104,750
                                                      --------     --------
    Total capitalization............................. $220,814     $397,509
                                                      ========     ========

--------

(a) As of June 29, 1998, $123,361 was outstanding under the Credit Facility.

(b) Reflects the repayment of the New Credit Facility with $3,257 of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998. In addition, reflects an assumed borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

(c) Reflects unamortized original issue discount of $1,174.

(d) Excludes 880,000 shares of Common Stock issuable upon the exercise of outstanding options and 1,320,000 additional shares of Common Stock reserved for issuance under the Incentive Plan. See "Management--Long Term Incentive Plan." Includes (i) 277,778 shares of Common Stock to be issued upon the mandatory conversion at the initial public offering price of $3,750 principal amount of 8% subordinated promissory notes to be issued in connection with the acquisition of Falconite and (ii) 3,603,601 shares of Common Stock to be issued upon the conversion of the Old Preference Stock assuming consummation of the Offering on June 15, 1998.

                                   DILUTION

  As of March 31, 1998, after giving effect to the Reclassification and the Stock Split, the net tangible book value of the Company was approximately $(66.2) million, or $(4.10) per share. After giving effect to the Offering, certain borrowings under the New Credit Facility and the application of the net proceeds therefrom as set forth under "Use of Proceeds," including the acquisition of Falconite, the net tangible book value of the Company as of March 31, 1998 would have been approximately $(48.8) million, or $(2.18) per share. This represents an immediate increase in net tangible book value per share of $1.92 per share to the existing stockholders and an immediate dilution of $15.68 per share to new investors. The following table illustrates this per share dilution:

      Assumed initial public offering price per share..........         $13.50
      Net tangible book value per share before the Offering
       (a)..................................................... $(4.10)
      Increase per share attributable to payments by new
       investors...............................................   1.92
                                                                ------
      Pro forma net tangible book value per share after the
       Offering................................................          (2.18)
                                                                        ------
      Dilution per share to new investors (b)..................         $15.68
                                                                        ======

--------
(a) Net tangible book value per share of Common Stock is determined by dividing the Company's tangible net worth at March 31, 1998, of $(66.2) million by the aggregate number of shares of Common Stock outstanding after giving effect to the Reclassification and the Stock Split.

(b) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the initial public offering price per share.

  The following table summarizes, as of March 31, 1998, the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased (or to be purchased) from the Company, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) assuming an initial public offering price of $13.50 per share and before deducting the estimated offering expenses and underwriting discounts and commissions, in each case after giving effect to: (i) the acquisition of the Acquired Businesses purchased or to be purchased in 1998;
(ii) the Reclassification and the Stock Split; and (iii) the Offering, certain borrowings under the New Credit Facility and the application of the net proceeds to the Company therefrom as set forth under "Use of Proceeds:"

                                                                        AVERAGE
                                 SHARES PURCHASED  TOTAL CONSIDERATION   PRICE
                                ------------------ --------------------   PER
                                  NUMBER   PERCENT    AMOUNT    PERCENT  SHARE
                                ---------- ------- ------------ ------- -------
      Existing stockholders
       (a)..................... 16,405,279   73.2% $ 29,806,000   26.9% $ 1.82
      New investors............  6,000,000   26.8    81,000,000   73.1   13.50
                                ----------  -----  ------------  -----  ------
          Total................ 22,405,279  100.0% $110,806,000  100.0% $ 4.95
                                ==========  =====  ============  =====  ======

--------

(a) Includes (i) 277,778 shares to be issued upon the mandatory conversion at the initial public offering price of the $3.75 million principal amount of 8% subordinated promissory notes to be issued in connection with the acquisition of Falconite and (ii) 3,603,601 shares of Common Stock to be issued upon the conversion of the Old Preference Stock assuming consummation of the Offering on June 15, 1998 and does not include 880,000 shares of Common Stock issuable upon the exercise of outstanding options and 1,320,000 additional shares of Common Stock reserved for issuance under the Incentive Plan. To the extent the foregoing options excluded from the computations above are exercised in the future, there will be further dilution to new investors. See "Management--Long Term Incentive Plan."

                       SELECTED PRO FORMA FINANCIAL DATA

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions. In 1998, the Company acquired seven businesses in separate transactions and has a definitive agreement to acquire Falconite concurrent with the Offering. The Offering is conditioned on the acquisition of Falconite and consummation of the New Credit Facility. While the Acquired Businesses were or will be acquired at various dates during 1997 and 1998, the following pro forma statements of operations are presented as if all such acquisitions, the Offering and certain borrowings under the New Credit Facility had occurred on January 1, 1997. The following pro forma balance sheet gives effect to such transactions as if they had occurred on March 31, 1998.

  The following selected pro forma financial data have been derived from Company (the Company herein defined to include the Acquired Businesses) prepared financial information (and, when applicable, includes adjustments to conform fiscal periods to calendar periods), the audited and unaudited Financial Statements and notes thereto of certain of the Acquired Businesses for certain periods and the audited and unaudited Financial Statements and notes thereto of the Company since inception, which Financial Statements appear elsewhere in this Prospectus.

  The selected pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the Acquired Businesses been purchased, the Offering been consummated and certain borrowings under the New Credit Facility been made as of the assumed dates, nor are the results indicative of the Company's future results. The selected pro forma financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto of the Company since inception and certain of the Acquired Businesses for certain periods and the Unaudited Pro Forma Financial Statements and notes thereto included elsewhere herein.

                       PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED DECEMBER 31, 1997
                             --------------------------------------------------
                                THE       ACQUIRED
                             COMPANY(A) BUSINESSES(B) ADJUSTMENTS(C)  PRO FORMA
                             ---------- ------------- --------------  ---------
REVENUES:
  Rental revenues..........   $26,398     $115,678       $ 4,227      $146,303
  Rental equipment sales...     4,186       15,638         2,910        22,734
  New equipment sales and
   other...................    10,704       37,193         1,694        49,591
                              -------     --------       -------      --------
Total revenues.............    41,288      168,509         8,831       218,628
COST OF REVENUES:
  Rental equipment
   depreciation............     5,009       23,320           763 (d)    29,092
  Cost of rental equipment
   sales...................     2,935       10,579         2,561        16,075
  Cost of new equipment
   sales...................     4,872       17,444         1,579        23,895
  Other operating expenses.    12,899       46,594          (187)(e)    59,306
                              -------     --------       -------      --------
Total cost of revenues.....    25,715       97,937         4,716       128,368
                              -------     --------       -------      --------
Gross profit...............    15,573       70,572         4,115        90,260
Selling, general and
 administrative expenses...     7,910       38,088        (4,324)(f)    41,674
Non-rental depreciation and
 amortization..............     1,476        3,776         4,417 (g)     9,669
                              -------     --------       -------      --------
Operating income...........     6,187       28,708         4,022        38,917
Other income (expense),
 net.......................        72       (1,177)        1,422 (h)       317
Interest expense, net......     4,336       10,622        12,406 (i)    27,364
                              -------     --------       -------      --------
Income before income taxes.     1,923       16,909        (6,962)       11,870
Income tax expense.........       818        3,172           991 (j)     4,981
                              -------     --------       -------      --------
Net income.................   $ 1,105     $ 13,737       $(7,953)     $  6,889(k)
                              =======     ========       =======      ========
Basic earnings per share...                                           $   0.33(k)
Diluted earnings per share.                                           $   0.31(k)



                (See Notes to Selected Pro Forma Financial Data)

                       PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS ENDED MARCH 31, 1997
                           --------------------------------------------------
                              THE       ACQUIRED
                           COMPANY(A) BUSINESSES(B) ADJUSTMENTS(C)  PRO FORMA
                           ---------- ------------- --------------  ---------
REVENUES:
  Rental revenues.........   $1,276      $26,031       $   989       $28,296
  Rental equipment sales..       93        5,564           727         6,384
  New equipment sales and
   other..................      950        9,196           412        10,558
                             ------      -------       -------       -------
Total revenues............    2,319       40,791         2,128        45,238
COST OF REVENUES:
  Rental equipment
   depreciation...........      335        6,276           642 (d)     7,253
  Cost of rental equipment
   sales..................       75        3,495           640         4,210
  Cost of new equipment
   sales..................      306        4,248           395         4,949
  Other operating
   expenses...............      760       10,951           (64)(e)    11,647
                             ------      -------       -------       -------
Total cost of revenues....    1,476       24,970         1,613        28,059
                             ------      -------       -------       -------
Gross profit..............      843       15,821           515        17,179
Selling, general and
 administrative expenses..      783        9,391          (914)(f)     9,260
Non-rental depreciation
 and amortization.........       88          993         1,273 (g)     2,354
                             ------      -------       -------       -------
Operating income (loss)...      (28)       5,437           156         5,565
Other income, net.........      --            39           103 (h)       142
Interest expense, net.....      262        2,357         4,222 (i)     6,841
                             ------      -------       -------       -------
Income (loss) before
 income taxes.............     (290)       3,119        (3,963)       (1,134)
Income tax expense
 (benefit)................     (135)         935        (1,275)(j)      (475)
                             ------      -------       -------       -------
Net income (loss).........   $ (155)     $ 2,184       $(2,688)      $  (659)(k)
                             ======      =======       =======       =======
Basic earnings per share..                                           $ (0.03)(k)
Diluted earnings per
 share....................                                           $ (0.03)(k)



                (See Notes to Selected Pro Forma Financial Data)

                       PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    THREE MONTHS ENDED MARCH 31, 1998
                              ------------------------------------------------
                                 THE       ACQUIRED
                              COMPANY(A) BUSINESSES(B) ADJUSTMENTS   PRO FORMA
                              ---------- ------------- -----------   ---------
REVENUES:
  Rental revenues............  $15,815      $20,700      $  --        $36,515
  Rental equipment sales.....    1,742        2,100         --          3,842
  New equipment sales and
   other.....................    4,594        7,880         --         12,474
                               -------      -------      ------       -------
Total revenues...............   22,151       30,680         --         52,831
COST OF REVENUES:
  Rental equipment
   depreciation..............    2,727        4,855         (99)(d)     7,483
  Cost of rental equipment
   sales.....................    1,037        1,316         --          2,353
  Cost of new equipment
   sales.....................    2,187        4,173         --          6,360
  Other operating expenses...    7,549        8,585        (162)(e)    15,972
                               -------      -------      ------       -------
Total cost of revenues.......   13,500       18,929        (261)       32,168
                               -------      -------      ------       -------
Gross profit.................    8,651       11,751         261        20,663
Selling, general and
 administrative expenses.....    4,531        8,008      (1,226)(f)    11,313
Non-rental depreciation and
 amortization................      807          925         740 (g)     2,472
                               -------      -------      ------       -------
Operating income.............    3,313        2,818         747         6,878
Other income (expense), net..       77          (62)        --             15
Interest expense, net........    3,100        2,681       1,060 (i)     6,841
                               -------      -------      ------       -------
Income before income taxes...      290           75        (313)           52
Income tax expense...........      151          --         (130)(j)        21
                               -------      -------      ------       -------
Net income...................  $   139      $    75      $ (183)      $    31
                               =======      =======      ======       =======
Basic earnings per share.....                                         $  0.00(k)
Diluted earnings per share...                                         $  0.00(k)



                (See Notes to Selected Pro Forma Financial Data)

                            PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                             AT MARCH 31, 1998
                              ---------------------------------------------------
                                 THE                                       PRO
                              COMPANY(L) FALCONITE(L) ADJUSTMENTS(M)      FORMA
                              ---------- ------------ --------------     --------
ASSETS
Cash and cash equivalents...   $  3,773    $  1,642     $  (3,257)(i)    $  2,158
Accounts receivable, net....     24,095       8,862           --           32,957
Inventory, net..............      7,158       2,658           --            9,816
Rental equipment, net.......    104,937     112,937        (7,301)(ii)    210,573
Property and equipment, net.      6,968      11,547         2,150 (iii)    20,665
Intangible assets, net......     86,888      17,069        41,574 (iv)    145,531
Loan origination costs, net.      6,139         --          1,867 (v)       8,006
Prepaid and other assets,
 net........................      2,345       1,511                         3,856
                               --------    --------     ---------        --------
    Total assets............   $242,303    $156,226     $  35,033        $433,562
                               ========    ========     =========        ========
LIABILITIES
Accounts payable............   $  9,647    $  1,715     $     --         $ 11,362
Accrued interest............      3,904         715           --            4,619
Accrued expenses and other
 liabilities................      7,938      12,134           --           20,072
Debt........................    193,954     108,430        (9,625)(vi)    292,759
                               --------    --------     ---------        --------
    Total liabilities.......    215,443     122,994        (9,625)        328,812
Stockholders' equity........     26,860      33,232        44,658 (vii)   104,750
                               --------    --------     ---------        --------
    Total liabilities and
     stockholders' equity...   $242,303    $156,226     $  35,033        $433,562
                               ========    ========     =========        ========


                (See Notes to Selected Pro Forma Financial Data)

                  NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) Results for the year ended December 31, 1997 and for the three months ended March 31, 1997 represent actual historical 1997 results for the Company, including results for the Acquired Businesses purchased in the related 1997 period from the date of acquisition. Results for the three months ended March 31, 1998 represent actual historical results for the Company, including results for the Acquired Businesses purchased in the first quarter of 1998 from the date of acquisition.

(b) Results for the year ended December 31, 1997 and for the three months ended March 31, 1997 represent combined historical 1997 results for (i) the Acquired Businesses purchased in the related 1997 period prior to the date of acquisition and (ii) the Acquired Businesses purchased or to be purchased in 1998. Results for the three months ended March 31, 1998 represent combined historical results for (i) the Acquired Businesses purchased in 1998 prior to the date of acquisition and (ii) Falconite.

(c) In each of the following items, reflects the elimination of a location not purchased from Cormier Equipment as follows:

                                              THREE MONTHS
                                  YEAR ENDED     ENDED
                                 DECEMBER 31,  MARCH 31,
                                     1997         1997
                                 ------------ ------------
        Rental revenues.........    $ 130         $100
        New equipment sales and
         other..................       21           17
                                    -----         ----
        Total revenues..........      151          117
        Rental equipment
         depreciation...........       81           60
        Other operating
         expenses...............      102           50
                                    -----         ----
        Total cost of revenues..      183          110
                                    -----         ----
        Gross profit (loss).....      (32)           7
        Selling, general and
         administrative
         expenses...............       72           41
        Non-rental depreciation
         and amortization.......        1            1
                                    -----         ----
        Operating loss..........    $(105)        $(35)
                                    =====         ====

  In addition, reflects the acquisition of GenEquip, Inc., a business acquired by Falconite, Inc. in January 1998 as follows:

                                                                    THREE MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,  MARCH 31,
                                                           1997         1997
                                                       ------------ ------------
      Rental revenues.................................    $4,357       $1,089
      Rental equipment sales..........................     2,910          728
      New equipment sales and other...................     1,715          429
                                                          ------       ------
      Total revenues..................................     8,982        2,246
      Rental equipment depreciation...................     1,583          396
      Cost of rental equipment sales..................     2,561          640
      Cost of new equipment sales.....................     1,578          395
      Other operating costs...........................     1,664          416
                                                          ------       ------
      Total cost of revenues..........................     7,386        1,847
                                                          ------       ------
      Gross profit....................................     1,596          399
      Selling, general and administrative expenses....     1,221          305
      Non-rental depreciation and amortization........       107           27
                                                          ------       ------
      Operating income................................       268           67
      Other income, net...............................        59           15
      Interest income, net............................        23            6
                                                          ------       ------
      Income before income taxes......................    $  350       $   88
                                                          ======       ======

(d) Pursuant to SEC reporting requirements, rental equipment depreciation has been derived utilizing the rental equipment asset values of each of the Acquired Businesses at the time of their acquisition rather than utilizing values of rental equipment assets actually held by each of the Acquired Businesses in the period presented. Reflects the impact on rental equipment depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the change in rental equipment depreciation resulting from the write-up or write-down of rental equipment assets to fair value arising from purchase accounting. In addition, reflects the increase in rental equipment depreciation resulting from the purchase of equipment referred to in note (e) below.
(e) Reflects the elimination of lease expense resulting from the termination of certain rental equipment leases which occurred with the purchase of the underlying equipment. Also reflects the rent expense resulting from the Company's current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from the Company leasing rather than owning certain related facilities and, conversely, the decrease in rent expense and corresponding increase in depreciation expense and real estate tax expense resulting from the termination of certain facility leases which occurred with the purchase of the underlying facility by the Company. Also, reflects the decrease in rent expense resulting from the termination of certain facility leases.
(f) Reflects the decrease resulting from differentials between the compensation levels of former owners of the Acquired Businesses and the terms of the employment agreements entered into between certain of the former owners and the Company. The employment agreements provide for bonuses to be paid based on increased future earnings. Compensation amounts presented reflect bonuses due based on current operating results. Additional bonuses would be due if increased earnings levels are achieved.
(g) Pursuant to SEC reporting requirements, non-rental depreciation has been derived utilizing the property, plant and equipment values of each of the Acquired Businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the Acquired Businesses in the period presented. Reflects the decrease in non-rental depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the increase in non-rental depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated on a goodwill life of 40 years and amortization of non-compete agreements calculated on their contract terms of two to five years, in each case specifically related to the purchases of the Acquired Businesses. The pro forma adjustments consist of the following:

                                                                       THREE
                                                                      MONTHS
                                                                       ENDED
                                                        YEAR ENDED   MARCH 31,
                                                       DECEMBER 31, -----------
                                                           1997      1997  1998
                                                       ------------ ------ ----
      Non-rental depreciation.........................    $1,159    $  312 $220
      Amortization of goodwill........................     2,702       759  477
      Amortization of non-compete agreements..........       556       202   43
                                                          ------    ------ ----
                                                          $4,417    $1,273 $740
                                                          ======    ====== ====

(h) Reflects discontinuation and elimination of unrelated businesses previously operated and related charges incurred by the former owners of certain of the Acquired Businesses.

(i) Reflects increased interest expense at the Company's borrowing rate under the New Credit Facility on the indebtedness resulting from the purchase of Falconite after giving effect to the partial repayment of the New Credit Facility with $3,257 of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 and the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

(j) Reflects the income tax rate that would have been in effect if the Acquired Businesses had been combined and subject to a federal statutory rate of 34% and the applicable state statutory rate for each of the Acquired Businesses throughout the period presented.
(k) Unaudited pro forma earnings per share has been computed based on the weighted average number of common shares outstanding during the period, after giving effect to the Reclassification, the Stock Split, the Offering and the mandatory conversion of the 8% convertible subordinated promissory notes to be issued in connection with the acquisition of Falconite, but without giving effect to shares issuable upon exercise of outstanding options because they are not dilutive. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to account for employee stock options or similar equity instruments under APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected APB No. 25, and will provide such pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements. Had pro forma compensation cost for NES's stock based compensation plans been determined based on the pro forma fair value at the assumed grant date for awards under those plans consistent with the method of SFAS 123, the Company's pro forma net income and net income per share would have been as follows for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998:

                                                                THREE MONTHS
                                                                    ENDED
                                                    YEAR ENDED    MARCH 31,
                                                   DECEMBER 31, --------------
                                                       1997      1997    1998
                                                   ------------ ------  ------
      Net income..................................    $6,317    $ (802) $ (116)
      Basic earnings per share....................    $ 0.29    $(0.04) $(0.01)
      Diluted earnings per share..................    $ 0.28    $(0.04) $(0.01)

  The pro forma fair value of the options was estimated on the assumed date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 30%, risk free interest rates of 5.67% and expected lives of 5 years.
(l) Represents the actual historical balance sheets of the Company and Falconite as of March 31, 1998.
(m) The following are adjustments to the aforementioned balance sheets:
  (i) Reflects the use of the cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 of $3,257.
  (ii) Reflects the write-down of rental equipment as part of purchase accounting related to the residual value in excess of fair value.
  (iii) Reflects the write-up of property and equipment to fair value as part of purchase accounting.

  (iv) Reflects $41,174 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $400 of noncompete agreements entered into by the Company and certain selling shareholders.

  (v) Reflects the incremental loan origination costs related to the New Credit Facility.

  (vi) Reflects the use of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 of $3,257 and the elimination of Falconite indebtedness, partially offset by additional borrowings under the New Credit Facility, and the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

  (vii) Reflects the cash proceeds from the Offering of $81,000 and the mandatory conversion at the initial public offering price of $3,750 of 8% subordinated promissory notes to be issued in connection with the Falconite acquisition, net of estimated Offering costs of $6,860 and the elimination of equity of Falconite of $33,232.

                      SELECTED HISTORICAL FINANCIAL DATA
                                (IN THOUSANDS)

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired Aerial Platforms, BAT Rentals, Equipco Rentals & Sales, Industrial Hoist Services, Lone Star Rentals and Sprintank in separate transactions. For historical financial data presentation purposes, Aerial Platforms, BAT Rentals, Equipco Rentals & Sales, Lone Star Rentals and Sprintank have been identified as the predecessor companies and are collectively referred to herein as the "Predecessor Companies." The following selected historical financial data of the Predecessor Companies as of and for the years ended December 31, 1996 and 1997 (or the corresponding fiscal year) have been derived from audited Financial Statements and notes thereto included elsewhere in this Prospectus. The following selected historical financial data of BAT Rentals, Equipco Rentals & Sales, Lone Star Rentals and Sprintank as of and for the year ended December 31, 1995 (or the corresponding fiscal year) have been derived from audited Financial Statements and notes thereto included elsewhere in this Prospectus. The following selected historical financial data of Aerial Platforms as of and for the year ended December 31, 1995 (or the corresponding fiscal year) have been derived from unaudited financial statements which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The following selected historical financial data of the Predecessor Companies as of and for the years ended December 31, 1993 and 1994 (or the corresponding fiscal year) have been derived from unaudited financial statements, which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

  The Company has entered into a definitive agreement to acquire Falconite concurrent with the Offering. Due to the materiality of Falconite to the Company on a pro forma basis, the following selected historical financial data includes results of Falconite, which year end information has been derived from audited Financial Statements and notes thereto included elsewhere herein.

  The selected historical financial data of the Company as of and for the period from inception (June 4, 1996) through December 31, 1996 and as of and for the year ended December 31, 1997 have been derived from audited Financial Statements and notes thereto appearing elsewhere in this Prospectus.

  The selected historical financial data of Falconite and the Company as of and for the three months ended March 31, 1997 and 1998 have been derived from unaudited Financial Statements included elsewhere in this Prospectus, which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data.

  The selected historical financial data should be read in conjunction with the information contained in "Selected Pro Forma Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere herein.

                                OPERATING DATA

                                                                    THREE MONTHS
                                 YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                          ---------------------------------------  ----------------
                           1993   1994    1995    1996    1997(A)   1997     1998
                          ------ ------- ------- -------  -------  -------  -------
PREDECESSOR
 COMPANIES:(B)
 Aerial Platforms
 Total revenues.........  $1,571 $ 2,039 $ 3,269 $ 4,746  $   233
 Operating income
  (loss)................     356     351     887     998       (8)
 Income (loss) before
  income taxes..........     265     266     818     874      (14)
 BAT Rentals
 Total revenues.........  $9,214 $10,932 $12,453 $13,140  $ 3,802
 Operating income.......   1,893   2,099   1,973   2,877      757
 Income before income
  taxes.................   1,956   1,944   1,899   2,801      710
 Equipco Rentals & Sales
 Total revenues.........  $3,080 $ 3,768 $ 5,390 $ 5,832  $ 4,369
 Operating income.......     133     216     305     407      911
 Income before income
  taxes.................      65     124     145     227      837
 Lone Star Rentals
 Total revenues.........  $7,333 $ 8,935 $ 9,703 $ 9,349  $ 1,643
 Operating income
  (loss)................     993   1,263   1,103     640     (229)
 Income (loss) before
  income taxes..........     598     707     726     381     (254)
 Sprintank
 Total revenues.........  $3,810 $ 5,182 $ 7,879 $ 9,598  $ 6,042
 Operating income.......     482     830   1,522   1,503    2,179
 Income before income
  taxes.................      98     407     655     480    1,616
THE COMPANY:
 Total revenues.........                         $   --   $41,288  $ 2,319  $22,151
 Operating income
  (loss)................                            (336)   6,187      (28)   3,313
 Income (loss) before
  income taxes..........                            (332)   1,923     (290)     290
FALCONITE:(B)
 Total revenues.........                 $35,661 $48,086  $63,646  $14,374  $16,633
 Operating income.......                  11,306  12,075   11,959    2,672    1,969
 Income before income
  taxes and minority
  interests.............                   8,094   7,959    3,817    1,343     (219)

                              BALANCE SHEET DATA

                                       AT DECEMBER 31,
                           ---------------------------------------- AT MARCH 31,
                            1993   1994    1995     1996     1997       1998
                           ------ ------- ------- -------- -------- ------------
PREDECESSOR COMPANIES:
 Aerial Platforms
 Rental equipment, net...  $  326 $   306 $ 1,396 $  1,758
 Total assets............     921     944   2,455    2,889
 Total debt..............     878     549   1,216    1,243
 BAT Rentals
 Rental equipment, net...  $3,122 $ 3,499 $ 4,434 $  5,779
 Total assets............   8,603   9,212  10,111   11,504
 Total debt..............   2,734   2,659   3,191    3,302
 Equipco Rentals & Sales
 Rental equipment, net...  $1,112 $ 1,588 $ 2,047 $  2,553
 Total assets............   2,102   2,750   3,337    4,102
 Total debt..............   1,224   1,470   1,846    2,393
 Lone Star Rentals
 Rental equipment, net...  $4,765 $ 6,954 $ 7,622 $  6,952
 Total assets............   7,144   9,910  10,094    9,405
 Total debt..............   4,301   6,390   6,121    4,983
 Sprintank
 Rental equipment, net...  $4,664 $ 4,665 $ 8,118 $  9,741
 Total assets............   6,831   6,807  10,727   12,546
 Total debt..............   4,739   4,702   7,370    8,987
THE COMPANY:
 Rental equipment, net...                         $    --  $ 46,801   $104,937
 Total assets............                              216  131,137    242,303
 Total debt..............                              --    98,782    193,954
 Total stockholders'
  equity.................                              106   26,473     26,860
FALCONITE:
 Rental equipment, net...                         $ 81,583 $107,721   $112,937
 Total assets............                          117,458  148,068    156,226
 Total debt..............                           60,619  100,200    108,430

--------
(a) With respect to the Predecessor Companies, includes results prior to acquisition by the Company. With respect to Falconite, represents actual 1997 results. With respect to the Company, represents actual 1997 results, including results for the Predecessor Companies and Industrial Hoist Services after acquisition by the Company.
(b) Operating income (loss) and income (loss) before income taxes reflect private company expenses such as certain owners' compensation which would not be included in the Company's results going forward.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                (IN THOUSANDS)

  The following discussion and analysis of the Company's and Falconite's results of operations and the Company's financial condition and liquidity should be read in conjunction with "Selected Pro Forma Financial Data" and "Selected Historical Financial Data" and the Financial Statements and notes thereto included elsewhere herein.

GENERAL

  NES was founded in June 1996 to acquire and integrate businesses that specialize in the rental of specialty and general equipment to industrial and construction end-users. Since January 1997, the Company has acquired 13 businesses in separate transactions and entered into a definitive agreement to acquire Falconite. The following discussion of the Company's pro forma results of operations is presented as if the 14 acquisitions and the Offering had been completed and certain borrowings under the New Credit Facility had been outstanding on the first day of the earliest period discussed. The Company's pro forma results are based upon adjustments described in the notes to "Selected Pro Forma Financial Data." Management believes that the Acquired Businesses and others that the Company will acquire will benefit from increased access to capital, the support of experienced and professional senior management, centrally coordinated purchasing and an increased emphasis on financial management. Therefore, the Company's pro forma results discussed below do not necessarily represent the results of the Company had each of the Acquired Businesses been operated by the Company during those periods.

  The Company derives its revenues from four sources: (i) rental of equipment;
(ii) rental equipment sales; (iii) new equipment sales; and (iv) the sale of complementary parts and services. The Company's primary source of revenue is the rental of equipment to industrial and construction end-users. The growth of rental revenues is dependent on several factors, including demand for rental equipment, the amount and quality of equipment available for rent, rental rates and general economic conditions. Revenues generated from the sale of used rental equipment are impacted by price, general economic conditions and the fleet maintenance programs conducted by the Company. Sales of new equipment are impacted by price and general economic conditions. Revenues from the sale of complementary parts and services are primarily affected by equipment rental and sales volumes.

  Cost of revenues consists primarily of rental equipment depreciation, the cost of new equipment, the net book value of rental equipment sold and other direct operating costs. Given the varied, and in some cases specialized, nature of its rental equipment, the Company utilizes a range of periods over which it depreciates its equipment on a straight line basis. On average, the Company depreciates its equipment over an estimated useful life of seven years with no residual value.

  The Company has entered into a definitive agreement to purchase Falconite concurrent with the Offering. Due to the materiality of Falconite to the Company on a pro forma basis, the following includes a discussion and analysis of Falconite's results of operations.

  The following table sets forth, for the periods indicated, information derived from the combined, historical and pro forma consolidated statements of operations of the Company expressed as a percentage of total revenues.

                                                                       THREE MONTHS       THREE MONTHS
                             YEAR ENDED         YEAR ENDED                ENDED              ENDED
                          DECEMBER 31, 1996 DECEMBER  31, 1997        MARCH 31, 1997     MARCH 31, 1998
                          ----------------- ----------------------   ------------------ -----------------
                              COMBINED      ACTUAL      PRO FORMA    ACTUAL   PRO FORMA ACTUAL  PRO FORMA
                          ----------------- ---------   ----------   ------   --------- ------  ---------
Rental revenues.........         67.7%           63.9%         66.9%  55.0%      62.6%   71.4%     69.1%
Rental equipment sales..          9.7            10.2          10.4    4.0       14.1     7.9       7.3
New equipment sales and
 other..................         22.6            25.9          22.7   41.0       23.3    20.7      23.6
                                -----       ---------     ---------  -----      -----   -----     -----
Total revenues..........        100.0           100.0         100.0  100.0      100.0   100.0     100.0
Cost of revenues........         59.5            62.3          58.7   63.6       62.0    60.9      60.9
                                -----       ---------     ---------  -----      -----   -----     -----
Gross profit............         40.5%           37.7          41.3   36.4       38.0    39.1      39.1
                                =====
Selling, general and
 administrative
 expenses...............                         19.2          19.1   33.8       20.5    20.5      21.4
Non-rental depreciation
 and amortization.......                          3.6           4.4    3.8        5.2     3.6       4.7
                                            ---------     ---------  -----      -----   -----     -----
Operating income (loss).                         14.9          17.8   (1.2)      12.3    15.0      13.0
Other income, net.......                          0.2           0.1    0.0        0.3     0.3       0.0
Interest expense, net...                         10.5          12.5   11.3       15.1    14.0      13.0
                                            ---------     ---------  -----      -----   -----     -----
Income (loss) before
 income taxes...........                          4.6           5.4  (12.5)      (2.5)    1.3      (0.0)
Income tax expense
 (benefit)..............                          2.0           2.3   (5.8)      (1.0)    0.7      (0.0)
                                            ---------     ---------  -----      -----   -----     -----
Net income (loss).......                          2.6%          3.1%  (6.7)%     (1.5)%   0.6%     (0.0)%
                                            =========     =========  =====      =====   =====     =====

PRO FORMA AND COMBINED RESULTS OF OPERATIONS--THE COMPANY

Pro Forma Three Months Ended March 31, 1998 as Compared to Pro Forma Three Months Ended March 31, 1997

  Revenues. Total revenues increased 16.8%, or $7,593, from $45,238 to $52,831 from first quarter 1997 to first quarter 1998. Rental revenue growth accounted for $8,219 or 108% of the increase, partially offset by a decline in rental equipment sales of $2,542. Portions of the rental revenue growth were attributable to increased investment in rental equipment and strong demand for storage tanks at Sprintank and general equipment at Albany Ladder and Falconite. Revenues from new equipment sales and other increased $1,916 or 18.1%.

  Gross Profit. Gross profit increased from $17,179 to $20,663 from first quarter 1997 to first quarter 1998. Gross margin increased from 38.0% to 39.1%. This margin improvement was primarily the result of increased higher margin rental revenues as a percentage of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $9,260 to $11,313 from first quarter 1997 to first quarter 1998, primarily reflecting costs incurred to support the growth in the Company's businesses. As a percentage of total revenues, these costs increased from 20.5% to 21.4%.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $2,354 to $2,472 from first quarter 1997 to first quarter 1998. As a percentage of total revenues, non-rental depreciation and amortization decreased from 5.2% to 4.7%.

  Operating Income. As a result of the foregoing, operating income increased 23.6% from $5,565 or 12.3% of total revenues in first quarter 1997 to $6,878 or 13.0% of total revenues in first quarter 1998.

  Interest Expense, Net. Interest expense, net was $6,841 for each of first quarter 1997 and first quarter 1998.

  Income Tax Expense. Income tax expense (benefit) was $(475) for first quarter 1997 and $21 for first quarter 1998.

Pro Forma Year Ended December 31, 1997 as Compared to Combined Year Ended December 31, 1996

  Revenues. Total revenues increased 29.4%, or $49,738, from $168,890 to $218,628 from 1996 to 1997. Rental revenue growth accounted for $31,880 or 64.1% of such increase. A portion of the rental revenue growth was attributable to eight locations opened or acquired by Falconite during November and December 1996 and the acquisition of GenEquip, Inc. by Falconite in January 1998, which contributed approximately $15,000 in 1997. The remaining approximately $16,900 of rental revenue growth resulted primarily from increased capital investment in rental equipment by the Company. Rental equipment sales increased 38.9%, or $6,371, reflecting strong demand for the Company's equipment, the dispositions of certain equipment in order to optimize the average age of the Company's expanding fleet and the acquisition of GenEquip, Inc. by Falconite. New equipment sales and other increased $11,487 or 30.1% due to strong demand for the Company's new hoists and pump equipment as well as strong performances at Albany Ladder and Falconite.

  Gross Profit. Gross profit increased from $68,382 to $90,260 from 1996 to 1997. Gross margin increased from 40.5% to 41.3%.

Pro Forma Year Ended December 31, 1997

  Revenues. Total revenues were $218,628. Rental revenues accounted for 66.9% of total revenues.

  Gross Profit. Gross profit was $90,260, or 41.3% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $41,674 or 19.1% of total revenues.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization was $9,669, or 4.4% of total revenues.

  Operating Income. Operating income was $38,917, or 17.8% of total revenues.

  Interest Expense, Net. Interest expense, net was $27,364, or 12.5% of total revenues.

  Income Tax Expense. Income tax expense was $4,981, or 2.3% of total revenues.

HISTORICAL RESULTS OF OPERATIONS--THE COMPANY

  The Company's historical Financial Statements included herein cover the period from inception on June 4, 1996 through December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998. The Company believes that comparison of its historical results for such periods are not meaningful given the fact that (i) the Company did not complete its first acquisition until January 1997, (ii) the Company completed five additional acquisitions at different times in 1997 and (iii) the Company completed seven additional acquisitions at different times in the first quarter of 1998.

Three Months Ended March 31, 1998 as Compared to Three Months Ended March 31, 1997.

  Revenues. Total revenues increased from $2,319 to $22,151 from first quarter 1997 to first quarter 1998. Rental revenues increased from $1,276 to $15,815. The increases were primarily the result of the acquisition of 10 additional businesses after the first quarter of 1997 as well as the inclusion in 1998 of a full quarter's results for the businesses acquired during the first quarter of 1997.

  Gross Profit. Gross profit increased from $843 to $8,651 from first quarter 1997 to first quarter 1998. Gross margin increased from 36.4% to 39.1%. This margin improvement was primarily the result of increased higher margin rental revenues as a percentage of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $783 to $4,531 from first quarter 1997 to first quarter 1998. As a percentage of total revenues, selling, general and administrative expenses decreased from 33.8% to 20.5%.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $88 to $807 from first quarter 1997 to first quarter 1998.

  Operating Income (Loss). As a result of the foregoing, operating income increased from ($28) for first quarter 1997 to $3,313 or 15.0% of total revenues for first quarter 1998.

  Interest Expense, Net. Interest expense, net increased from $262 to $3,100 from first quarter 1997 to first quarter 1998. This increase was due to additional debt resulting from the acquisition of 10 additional businesses.

  Income Tax Expense (Benefit). Income tax increased from a benefit of ($135) to an expense of $151 from first quarter 1997 to first quarter 1998.

Year Ended December 31, 1997

  Revenues. Total revenues were $41,288 for 1997. Rental revenues accounted for 63.9% of such revenues.

  Gross Profit. Gross profit was $15,573 for 1997. Gross margin was 37.7% for 1997.

  Selling, General and Administrative Expenses. For 1997, selling, general and administrative expenses were $7,910 or 19.2% of total revenues.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization was $1,476 or 3.6% of total revenues for 1997.

  Operating Income. Operating income was $6,187 or 14.9% of total revenues for 1997.

  Interest Expense, Net. Interest expense, net was $4,336 for 1997.

  Income Tax Expense. Income tax expense was $818 for 1997.

HISTORICAL RESULTS OF OPERATIONS--FALCONITE

Three Months Ended March 31, 1998 as Compared to Three Months Ended March 31, 1997.

  Revenues. Total revenues increased 15.7% from $14,374 to $16,633 from first quarter 1997 to first quarter 1998. Rental revenues increased 33.9% from $8,989 to $12,033. These increases resulted primarily from additional locations opened and acquisitions made during and after the first quarter of 1997 and capital invested in new rental equipment during 1997. This increase in rental revenues was partially offset by a decrease in rental equipment sales due to the purchase by Falconite of a large amount of new equipment and the corresponding sale by Falconite in first quarter 1997 of a large amount of its older rental equipment fleet as well as the sale of a large piece of used rental equipment during first quarter 1997.

  Gross Profit. Gross profit increased from $6,186 in the first quarter 1997 to $7,131 in the first quarter 1998. Gross margin was 43.0% in first quarter 1997 as compared to 42.9% in first quarter 1998.

  Selling, General & Administrative Expenses. Selling, general and administrative expenses increased from $2,938 to $4,482 from first quarter 1997 to first quarter 1998, primarily reflecting costs associated with the opening of 5 new locations and the newly acquired GenEquip, Inc. locations, as well as the opening of Falconite's re-manufacturing facility in Paducah, Kentucky. In addition, first quarter 1998 selling, general and administrative expenses reflects certain private company expenses including compensation not recorded in first quarter 1997. As a percentage of total revenues, these expenses increased from 20.4% to 26.9%, reflecting the lag between the incurrence of expense and the related growth in revenues from locations opened.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $576 or 4.0% of total revenues for first quarter 1997 to $680 or 4.1% of total revenues for first quarter 1998.

  Operating Income. As a result of the foregoing, operating income decreased from $2,672 or 18.6% of total revenues for first quarter 1997 to $1,969 or 11.8% of total revenues for first quarter 1998.

 Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996.

  Revenues. Total revenues increased 32.4% from $48,086 to $63,646 from 1996 to 1997. Rental revenue growth accounted for $12,028 or 77.3% of such increase. The increase in rental revenues resulted primarily from the contribution of the eight locations opened or acquired during November and December 1996, which generated approximately $10,700 in rental revenues in 1997. The balance of the rental revenue growth was attributable to locations open throughout both periods, primarily due to an increase in Falconite's rental fleet. Sales of used rental equipment increased by $1,548 or 20.2% in the recently completed period, reflecting the opening of new locations and dispositions of certain equipment in order to optimize the average age of Falconite's expanding fleet. Revenues from new equipment sales and other increased from $7,529 to $9,513 or 26.4% from 1996 to 1997.

  Gross Profit. Gross profit increased from $22,824 to $29,452 from 1996 to 1997. Gross margin decreased from 47.5% to 46.3%, with rental gross margin decreasing from 57.0% to 52.4% and sales gross margin increasing from 26.9% to 31.7%. The decline in rental gross margin was attributable primarily to an increase in rental equipment depreciation as a percentage of rental revenues from 20.7% to 24.7% due to the substantial additions to Falconite's rental fleet during 1996 and 1997. The increase in sales gross margin is primarily the result of the sale of selected high margin pieces of equipment during 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $9,985 to $15,065 from 1996 to 1997, primarily reflecting costs incurred to support the growth in Falconite's business as well as an increase in executive compensation of $1,200. As a percentage of revenues, these costs increased from 20.8% to 23.7%, reflecting the lag between incurrence of expenses and the related growth in revenues from locations opened in late 1996. In addition, Falconite recorded certain charges in 1997 aggregating $1,301 resulting from the resolution of certain tax deficiencies and the termination of certain employment agreements.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $764 to $2,428 from 1996 to 1997. As a percentage of total revenues, non-rental depreciation and amortization increased from 1.6% to 3.8%. This increase was attributable primarily to the locations added in late 1996 and to additional goodwill amortization of approximately $500 in 1997.

  Operating Income. As a result of the foregoing and excluding the aforementioned charges of $1,301, operating income increased from $12,075, or 25.1% of total revenues in 1996, to $13,260, or 20.8% of total revenues in 1997. Including these charges, operating income was $11,959 or 18.8% of total revenues in 1997.

 Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 34.8% from $35,661 to $48,086 from 1995 to 1996. Rental revenue growth accounted for $9,488 or 76.4% of such increase. Rental revenues increased primarily as a result of additional locations. The balance of the rental revenue increases were attributable to locations open throughout both periods, primarily due to an increase in Falconite's rental fleet. Sales of used rental equipment increased by $2,226 or 40.9% to $7,674 in 1996, reflecting the opening of new locations and Falconite's increased emphasis on selling used equipment. Revenues from new equipment sales and other increased from $6,818 to $7,529 or 10.4%.

  Gross Profit. Gross profit increased from $17,576 to $22,824 from 1995 to 1996. Gross margin decreased from 49.3% to 47.5% with rental gross margin decreasing from 61.2% to 57.0%. The decline in rental gross margin was partly attributable to an increase in rental equipment depreciation due to substantial additions to Falconite's rental fleet during 1996 as well as to the substantial underutilization of equipment at one of its divisions.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $5,858 to $9,985 from 1995 to 1996, primarily reflecting facilities, personnel and administrative infrastructure costs incurred to support the growth in Falconite's business. As a percentage of total revenues, these expenses increased from 16.4% to 20.8%, reflecting the lag between incurrence of expenses and the related growth in revenues from new location openings.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $412 to $764 from 1995 to 1996. As a percentage of total revenues, non-rental depreciation and amortization increased from 1.2% to 1.6%. This increase resulted primarily from the addition of locations during 1995, in particular, related transportation equipment and furniture, fixtures and equipment.

  Operating Income. As a result of the foregoing, operating income increased from $11,306, or 31.7% of total revenues in 1995, to $12,075, or 25.1% of total revenues in 1996.

HISTORICAL RESULTS OF OPERATIONS--ACQUIRED BUSINESSES

  As a result of the timing of their acquisitions by the Company, the Acquired Businesses' financial results discussed below cover periods of varying lengths. Accordingly, comparison of historical results for such periods may not be meaningful.

 AERIAL PLATFORMS

  Aerial Platforms was purchased by NES in February of 1997. All operating results of Aerial Platforms from the date of acquisition are reflected in the Company's results.

Seventeen Days Ended February 17, 1997 as Compared to Year Ended January 31,
1997

  Revenues. Total revenues were $4,746 for 1997 and $233 for the 17-day period ended February 17, 1997.

  Gross Profit. Gross profit was $2,374 and gross margin was 50.0% for 1997. Gross profit was $64 and gross margin was 27.5% for the 17-day period ended February 17, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1,302 or 27.4% of total revenues for 1997. Selling, general and administrative expenses were $64 or 27.5% of total revenues for the 17-day period ended February 17, 1997.

 LONE STAR RENTALS

  Lone Star Rentals was purchased by NES in March of 1997. All operating results of Lone Star Rentals from the date of acquisition are reflected in the Company's results.

Period Ended March 16, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues decreased 3.6% or $354 from $9,703 to $9,349 from 1995 to 1996. Rental revenues decreased $156. For the period ended March 16, 1997, total revenues were $1,643.

  Gross Profit. Gross profit decreased $394 from $3,191 or 32.9% of total revenues in 1995 to $2,797 or 29.9% of total revenues in 1996. For the period ended March 16, 1997, gross profit was $272 or 16.6% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $70 from $1,918 or 19.8% of total revenues in 1995 to $1,988 or 21.3% of total revenues in 1996. For the period ended March 16, 1997, selling, general and administrative expenses were $475 or 28.9% of total revenues.

 BAT RENTALS

  BAT Rentals was purchased by NES in April of 1997. All operating results of BAT Rentals from the date of acquisition are reflected in the Company's results.

Three Months Ended March 31, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 5.5% or $687 from $12,453 to $13,140 from 1995 to 1996. Rental revenues increased $1,472 or 30.3%. For the three months ended March 31, 1997, total revenues were 3,802.

  Gross Profit. Gross profit increased $744 from 1995 to 1996. Gross margin increased from 29.2% in 1995 to 33.4% in 1996. For the three months ended March 31, 1997, gross profit was $1,271 and gross margin was 33.4%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $1,552 or 12.5% of total revenues in 1995 to $1,399 or 10.6% of total revenues in to 1996. For the three months ended March 31, 1997, selling, general and administrative expenses were $489 or 12.9% of total revenues.

 SPRINTANK

  Sprintank was purchased by NES in July of 1997. All operating results of Sprintank from the date of acquisition are reflected in the Company's results.

Six Months Ended June 30, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 21.8% or $1,719 from $7,879 to $9,598 from 1995 to 1996. Rental revenue growth accounted for 98.7% or $1,697 of the increase. For the six months ended June 30, 1997, total revenues were $6,042.

  Gross Profit. Gross profit increased from $4,598 or 58.3% of total revenues in 1995 to $5,981 or 62.3% of total revenues in 1996. For the six months ended June 30, 1997, gross profit was $4,290 or 71.0% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,977 or 37.8% of total revenues in 1995 to $4,333 or 45.1% of total revenues in 1996. For the six months ended June 30, 1997, selling, general and administrative expenses were $2,028 or 33.6% of total revenues.

 EQUIPCO RENTALS AND SALES

  Equipco Rentals and Sales was purchased by NES in July of 1997. All operating results of Equipco Rentals and Sales from the date of acquisition are reflected in the Company's results.

Period Ended July 17, 1997 as Compared to Year Ended October 31, 1996 as Compared to Year Ended October 31, 1995

  Revenues. Total revenues increased 8.2% or $442 from $5,390 to $5,832 from 1995 to 1996. Rental revenue growth accounted for 88.7% or $392 of the increase. For the period ended July 17, 1997, total revenues were $4,369.

  Gross Profit. Gross profit increased $321 from 1995 to 1996. Gross profit increased from $1,728 or 32.0% of total revenues in 1995 to $2,049 or 35.1% of total revenues in 1996. For the period ended July 17, 1997, gross profit was $1,810 and gross margin was 41.4%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $1,339 or 24.8% of total revenues in 1995 to $1,519 or 26.0% of total revenues in 1996. For the period ended July 17, 1997, selling, general and administrative expenses were $823 or 18.8% of total revenues.

 WORK SAFE SUPPLY

  Work Safe Supply was purchased by NES in February 1998. All operating results of Work Safe Supply from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 12.1% or $794 from $6,570 to $7,364 from 1996 to 1997. Rental revenue growth accounted for 141.9% or $1,127 of the increase, partially offset by a decrease in rental equipment sales and other revenues of $333.

  Gross Profit. Gross profit increased from $2,755 or 41.9% of total revenues in 1996 to $3,424 or 46.5% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $1,084 or 16.5% of total revenues in 1996 to $1,237 or 16.8% of total revenues in 1997.

Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 5.7% or $354 from $6,216 to $6,570 from 1995 to 1996. Rental revenue growth accounted for $190 or 53.7% of the increase.

  Gross Profit. Gross profit increased from $2,633 or 42.4% of total revenues in 1995 to $2,755 or 41.9% of total revenues in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $2,485 or 40.0% of total revenues in 1995 to $1,084 or 16.5% of total revenues in 1996.

 CORMIER EQUIPMENT

  Cormier Equipment was purchased by NES in March 1998. All operating results of Cormier Equipment from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues decreased $381 from $16,008 to $15,627 from 1996 to 1997.

  Gross Profit. Gross profit decreased from $5,423 or 33.9% of total revenues in 1996 to $5,138 or 32.9% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $3,324 or 20.8% of total revenues in 1996 to $3,287 or 21.0% of total revenues in 1997.

Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 2.4% or $369 from $15,639 to $16,008 from 1995 to 1996. Rental revenue growth accounted for $276 or 74.8% of the increase.

  Gross Profit. Gross profit increased $25 from $5,398 or 34.5% of total revenues in 1995 to $5,423 or 33.9% of total revenues in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,976 or 19.0% of total revenues in 1995 to $3,324 or 20.8% of total revenues in 1996.

 DRAGON RENTALS

  Dragon Rentals was purchased by NES in March 1998. All operating results of Dragon Rentals from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 71.0% or $4,385 from $6,179 to $10,564 from 1996 to 1997. Rental revenue growth accounted for $3,929 or 89.6% of the increase.

  Gross Profit. Gross profit increased $3,056 from $1,442 or 23.3% of total revenues in 1996 to $4,498 or 42.6% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1,296 from $870 or 14.1% of total revenues in 1996 to $2,166 or 20.5% of total revenues in 1997.


LIQUIDITY AND CAPITAL RESOURCES--THE COMPANY

  The Company's primary capital requirements are for the purchase of new rental equipment fleet and for acquisitions. The Company's other capital expenditures consist of the purchase of vehicles used for delivery and maintenance and property, plant and equipment. The Company purchases rental fleet throughout the year to replace equipment which has been sold as well as to maintain adequate levels of equipment to meet existing and new customer needs. Combined rental fleet purchases for the Company and the Acquired Businesses were $55,525, $65,547, $86,030 and $17,073 in 1995, 1996, 1997 and
the first quarter of 1998, respectively. As the Company's business strategy continues to be implemented, rental fleet purchases are expected to increase. Expenditures for rental fleet are expected to be approximately $82,000 in 1998.

  On an actual basis, for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company's net cash (used in) provided by operations was $(269) and $7,378, respectively, and $(430) and $7,661, respectively. On an actual basis, for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company's net cash used in investing activities was $20 and $81,497, respectively, and $23,187 and $120,872, respectively. On an actual basis, for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company's net cash provided by financing activities was $301 and $109,789, respectively and $25,869 and $81,302, respectively. Net cash provided by financing activities consists of equity capital provided by Golder, Thoma, Cressey, Rauner Fund V, L.P. and members of management, net borrowings under the Credit Facility and indebtedness under the Indenture.

  The Company has entered into a commitment letter with respect to a New Credit Facility which will provide for a term loan facility to the Company of $100,000 of term loans and a revolving credit facility to the Company for up to $225,000 of revolving loans. As of March 31, 1998, after giving effect to the Offering, $131,067 would have been available for borrowing under the New Credit Facility, subject to availability based on certain financial tests including a borrowing base. The New Credit Facility is expected to close concurrently with the Offering.

  The Company currently has in place a Credit Facility which provides for a $140,000 line of credit, subject to calculation of the borrowing base, to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. As of March 31, 1998, $95,128 was outstanding under the Credit Facility. As of March 31, 1998, the Company was in default under the Credit Facility with respect to its interest/rental expense to senior debt covenant. This covenant was eliminated pursuant to an amendment to the Credit Facility that was entered into in April 1998. The Company believes it is currently in compliance with all covenants of the Credit Facility.

  The Company believes that the New Credit Facility, together with funds generated by operations, will provide the Company with sufficient liquidity and capital resources through the end of 1998 to finance its operations and pursue its business strategy, including acquisitions. Over the long-term, the Company will need additional financing to continue its acquisition strategy.

YEAR 2000 SOFTWARE ISSUE

  The Company uses a number of computer software programs and operating systems in its operations, including applications used in sales and marketing, billing, inventory management and other administrative functions. To the extent that the software applications used in such functions and communications are unable to recognize the year 2000, the Company may incur expenses in connection with the need to remediate such software and also may incur the risk and potential expense of disruptions that may be caused by the software's impaired functioning as the year 2000 approaches. The Company believes that the manufacturers of the software applications it uses most frequently, including its systems software and its word processing and spreadsheet software, are in the process of preparing or have already completed Year 2000 remediations for their products. The Company believes that with the remediations to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems.

EFFECT OF INFLATION

  Management believes that inflation has not had a material effect on the Company.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share." For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules.

 Reporting Comprehensive Income

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in the first quarter of 1998 had no impact as the Company had no items of other comprehensive income in any period presented.

                                   BUSINESS

GENERAL

  National Equipment Services, Inc. is a leading participant in the growing and highly fragmented $18 billion equipment rental industry. Through its 14 businesses acquired or to be acquired since January 1997, NES specializes in the rental of specialty and general equipment to industrial and construction end-users. The Company rents over 750 different types of machinery and equipment and distributes new equipment for nationally recognized original equipment manufacturers. The Company also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. NES is geographically diversified, with 79 locations across 19 states and is a leading competitor in each of the geographic markets it serves. For the year ended December 31, 1997, on a pro forma basis, the Company generated revenues of $218.6 million, an increase of 29.4% compared to 1996 combined revenues of $168.9 million.

  Management believes that the Company offers one of the most modern and well maintained fleets of specialty or general equipment in each of its markets. The average age of the Company's equipment fleet is approximately three years. Specialty equipment includes electric and pneumatic hoists, hydraulic and truck-mounted cranes, liquid storage tanks, pumps and highway safety equipment. General industrial and construction equipment includes aerial work platforms, air compressors, cranes, earth-moving equipment and rough terrain forklifts. The Company rents and sells this equipment to industrial and construction end-users, which represented approximately 53% and 44%, respectively, of the Company's revenues for the year ended December 31, 1997, on a pro forma basis.

  NES is led by a senior management team with significant industry experience and an impressive track record of acquiring and integrating companies in the equipment rental industry. Prior to founding the Company, the NES senior management team was responsible for building Brambles, the U.S. equipment rental business of an Australian public company, into a leading participant in the industry. At Brambles, this team executed a growth strategy that combined a disciplined acquisition program with significant organic growth. Management believes that the team's extensive industry experience allows it to more easily identify quality acquisition targets and successfully integrate these businesses through effective financial and operating controls and the proper deployment of capital. The Company's local operations are managed by experienced professionals who have an average of over 15 years of experience in the industry and have extensive knowledge of and relationships in their local markets. These managers are typically former owners of the businesses acquired by the Company. The Company also benefits from the financial expertise of Golder, Thoma, Cressey, Rauner, Inc., an established investment firm specializing in the consolidation of fragmented industries. Golder, Thoma, Cressey, Rauner Fund V, L.P., an affiliate of Golder, Thoma, Cressey, Rauner, Inc., is the Company's principal equity investor.

INDUSTRY OVERVIEW

  Revenues for the $18 billion equipment rental industry have grown at a compound annual rate of approximately 24% from 1984 to 1997 according to surveys conducted by the Associated Equipment Distributors and have grown in 12 of the past 13 years. Management believes that the equipment rental industry growth will continue to be driven by the trend among customers to outsource non-core operations in order to reduce their capital investment and minimize the downtime, maintenance, repair and storage costs associated with equipment ownership. While customers traditionally have rented equipment for specific purposes such as supplementing capacity during peak periods and in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing, comprehensive supply of equipment, enabling such customers to benefit from the economic advantages and convenience of rental. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from less than 5% in 1994.

  The highly fragmented equipment rental industry consists of a large number of relatively small independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. According to Rental Equipment Register, there are more than 12,000 participants in the industry, with the largest 100 rental companies accounting for less than 20% of 1996 industry revenues. Management believes that the rental equipment industry offers substantial consolidation opportunities for large, well-capitalized equipment rental companies such as NES. Relative to smaller companies with only one or two rental locations, multi-regional operators such as NES benefit from a number of competitive advantages, including access to capital, the ability to offer a broader range of modern, high-quality equipment, standardized management information systems, volume purchasing discounts and the ability to service larger, multi-regional accounts. In addition, management believes that multi-regional operators are less affected by changes in local economic conditions.

GROWTH STRATEGY

  Management believes that NES is well positioned to benefit from industry trends of growth and consolidation. The Company's strategic objective is to continue to grow profitably in both existing and new markets by acquiring additional specialty and general equipment rental companies, by increasing revenues from industrial customers, by maximizing higher margin rental revenues and by leveraging its new remanufacturing center. The Company intends to attain its objective by continuing to execute the following growth strategy:

  Acquire Specialty and General Equipment Rental Businesses. The Company seeks to acquire strong and successful specialty and general equipment rental businesses. In 1997, NES generated approximately 33% and 67% of its revenues on a pro forma basis from specialty and general equipment businesses, respectively. The Company routinely evaluates attractive markets for expansion where a leading position can be created by acquiring an existing business. The Company generally targets acquisition candidates that (i) are profitable businesses with a proven track record, (ii) generate a high percentage of revenues from rentals with a significant portion derived from industrial customers, (iii) are led by a strong management team that is willing to continue with the business, (iv) have a strong local market share or participate in a high-growth market, and (v) provide opportunities to expand their customer base through better access to and employment of capital. The Company also seeks to acquire smaller businesses in locations already served by the Company that offer product lines or services that are complementary to those at existing locations. Since January 1997, the Company has completed 13 acquisitions and expects to complete the acquisition of Falconite concurrent with the Offering. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of businesses that fit the Company's acquisition profile.

  Increase Revenues from Industrial Customers. The Company is committed to increasing its revenues derived from industrial customers. Management believes that these revenues are more stable than revenues from construction customers due to the fact that industrial customers typically utilize rental equipment for ongoing and periodic maintenance work on their existing facilities as well as for material handling applications. Industrial customers tend to rent equipment for longer periods and use equipment under less severe conditions than contractors, thereby increasing the Company's equipment utilization and decreasing the Company's equipment maintenance costs. The good condition and quality of rental equipment are essential for industrial customers in order to avoid costly slowdowns or shutdowns of plant facilities. Management believes that larger well-capitalized companies such as NES are better able to provide well-maintained and high quality equipment. The Company intends to continue to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions. For the year ended December 31, 1997, on a pro forma basis, revenues derived from industrial end-users represented approximately 53% of the Company's total revenues.

  Maximize High-Margin Rental Revenues Through Efficient Fleet Management. The Company is focused on growing its high-margin rental revenues by expanding fleet inventory, efficiently managing fleet inventory in order to maximize equipment utilization, optimizing fleet maintenance, and systematically evaluating the optimal timing of used equipment sales. The Company's acquisition targets have typically operated under capital constraints, which prevented them from purchasing rental equipment sufficient to meet customer demand and consequently resulted in lost revenue opportunities. In pursuing acquisitions, NES evaluates the target's customer base and fleet inventory and, following its acquisition, typically provides capital to expand the equipment fleet and improve utilization, resulting in significant increases in rental revenues.

  Leverage New Remanufacturing Center. As part of the acquisition of Falconite, the Company will acquire a recently-constructed 45,000 square foot equipment remanufacturing facility in the Paducah, Kentucky area. The Company believes this facility will enhance its ability to perform major repair operations and maintain its rental fleet in top condition. Management anticipates that the center will increase rental gross profit margins by reducing capital expenditure requirements and related rental equipment depreciation. The Company also expects that the center will provide an additional source of revenue by allowing NES to perform repair and rebuild services for third party equipment owners. The center incorporates four production lines to simultaneously refurbish equipment by replacing or rebuilding all major components including engines, transmissions and mechanical, hydraulic and electrical systems.

ACQUIRED BUSINESSES

  NES was founded in June 1996 to acquire and integrate businesses that focus on the rental of specialty and general equipment to industrial and construction end-users. Since January 1997, the Company has acquired 13 businesses and has entered into a definitive agreement to acquire Falconite. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of acquisition opportunities. The Company is led by a senior management team with extensive industry experience. The Company believes this experience allows management to more easily identify quality acquisition targets and successfully integrate and optimize these businesses. The following table summarizes the Company's completed or pending acquisitions to date:

                                                                                       YEARS IN
       DIVISION                        PRODUCTS                   GEOGRAPHIC FOCUS     BUSINESS DATE ACQUIRED
-----------------------  ------------------------------------ ------------------------ -------- -------------
Industrial Hoist
 Services                Pneumatic and electric hoists        National                   15     January 1997
Aerial Platforms         Aerial work platforms                Atlanta, Georgia            14    February 1997
Lone Star Rentals        General equipment                    Gulf Coast                  16    March 1997
BAT Rentals              General equipment                    Las Vegas, Nevada           36    April 1997
Sprintank                Liquid and specialized storage tanks Gulf Coast                   8    July 1997
Equipco Rentals & Sales  General equipment                    Western Virginia            20    July 1997
Genpower                 Pumps                                Gulf Coast                  14    January 1998
Eagle Scaffolding        Scaffolding                          Las Vegas, Nevada            5    January 1998
Grand Hi-Reach           Aerial work platforms                Grand Rapids, Michigan      13    February 1998
Work Safe Supply         Highway safety equipment             Michigan                    19    February 1998
Dragon Rentals           Liquid storage tanks                 Gulf Coast                   6    March 1998
Cormier Equipment        General equipment                    Eastern Coast               14    March 1998
Albany Ladder            Aerial work platforms                Northeast                   66    March 1998
Falconite                Aerial work platforms and cranes     Mid-South and Gulf Coast    43    Pending

PRODUCTS AND SERVICES

  The Company's primary business is the rental of equipment to industrial and construction end-users. In addition, to more fully service its customer base and leverage its fixed costs, the Company sells complementary parts, merchandise and rental equipment, acts as a distributor of new equipment on behalf of original equipment manufacturers and services the equipment it sells and rents.

  Equipment Rentals. The Company rents a broad selection of general equipment ranging from large equipment such as aerial manlifts, forklifts, light earth-moving equipment and portable air compressors to small equipment such as hand tools to industrial and commercial construction customers. The Company's specialty equipment available for rent includes pumps and highway safety equipment. The Company is the leading renter of industrial hoists in the United States and the leading renter of portable storage tanks to the chemical and petrochemical industries in the Gulf Coast region. The Company's rental contracts range from a one-day rental contract for a small subcontractor to a multi-year contract for certain industrial customers, with an overall average rental period of 19 days. Four categories of equipment represented approximately 78.8% of the Company's total rental equipment fleet (based on original equipment cost), on a pro forma basis, at December 31, 1997: (i) aerial work platforms (44.8%); (ii) forklifts (12.9%); (iii) mobile storage tanks (11.2%); and (iv) cranes (9.9%). The mix of rental equipment at each of the Company's locations is a function of the demands of the local customer base and the focus of the local business. At December 31, 1997, on a pro forma basis, the original equipment cost of the Company's rental fleet was approximately $263.3 million and the weighted average age of the Company's rental equipment fleet was approximately three years. Approximately 66.9% of the Company's total revenues for the year ended December 31, 1997, on a pro forma basis, were derived from the rental of equipment.

  Sales of Rental Equipment. The Company routinely sells rental equipment to adjust the size and composition of its rental fleet to changing market conditions and as part of its ongoing commitment to maintain a new, top quality fleet. The Company achieves favorable sales prices for its rental equipment due to its strong preventive maintenance program and its practice of selling rental equipment before it becomes irreparable or obsolete. Senior management works with local operating management to optimize the timing of sales of rental equipment by taking into account maintenance costs, rental demand patterns and resale prices. The Company sells rental equipment to its existing rental customers, as well as to domestic and international used equipment buyers. For the year ended December 31, 1997, on a pro forma basis, revenues from the sale of rental equipment accounted for approximately 10.4% of the Company's total revenues.

  Sales of New Equipment. The Company is a distributor for certain original equipment manufacturers, including JLG Industries, Inc., Genie Industries, Condor (a division of TIME Manufacturing Company), Strato-Lift and Terex Corp. (d/b/a Marklift) (aerial work platforms and booms), Manitex Crane and Broderson Crane (cranes), The Gradall Company, Sky Trak, Gehl Equipment and Tovel Mfg. (rough-terrain forklifts), Atlas-Copco Industrial Compressors, Inc. and Mitsui Inc. (d/b/a Airman) (air compressors), Mustang Manufacturing, Inc. (skid steer loaders), Thompson Pump & Manufacturing Co. (pumps), Multiquip Inc. (generators) and Komatsu Forklift USA, Inc. (industrial forklifts). The Company believes that the volume of its equipment purchases creates significant purchasing power with suppliers, which leads to favorable prices and terms on equipment purchased for its rental fleet and for sale as new equipment. The Company's ability to sell new equipment offers flexibility to its customers and enhances the Company's customer relations. Approximately 13.8% of the Company's total revenues for the year ended December 31, 1997, on a pro forma basis, were derived from the sale of new equipment.

  Sales of Parts and Merchandise; Service and Repair. The Company sells a wide range of parts and merchandise, including saw blades, drill bits, shovels, goggles, hard hats and other safety gear, as a complement to its core equipment rental business. These sales enable the Company to attract and retain customers by offering the convenience of "one-stop shopping." The Company also provides repair and maintenance services in connection with the equipment it sells as a complement to its core business. Revenues generated from sales of parts and merchandise and service and repair accounted for approximately 8.9% of the Company's total revenues for the year ended December 31, 1997, on a pro forma basis.

CUSTOMERS

  Management estimates that the Company currently has more than 10,000 customers, ranging from "Fortune 500" companies to small contractors. For the year ended December 31, 1997, on a pro forma basis, zero customers accounted for more than 1.0% of the Company's total revenues, and the Company's top five customers represented less than 3.0% of total revenues. Customers look to the Company as an ongoing, comprehensive source of rental equipment because of the economic advantages and convenience of renting, as well as the high costs associated with equipment ownership. The Company's primary customer base can be classified by the following categories: (i) industrial, including manufacturers, petrochemical facilities, chemical companies, paper mills and public utilities and (ii) commercial and residential construction, repair and renovation, including contractors. In addition to maintaining its historically strong relationship with local customers, the Company is increasing its emphasis on larger national and multi-regional accounts. For the year ended December 31, 1997, on a pro forma basis, industrial, construction and other customers accounted for approximately 52.6%, 44.4% and 3.0% of the Company's total revenues, respectively.

  Industrial. The Company's industrial customers, many of whom operate 24 hours per day, utilize the Company to outsource their equipment requirements to reduce the capital investment and minimize the ongoing maintenance, repair and storage costs associated with equipment ownership. Management believes that the Company is well-positioned to take advantage of the increasing trend among industrial customers to outsource equipment needs. In addition, the Company's specialty products, such as hoists and tanks, are tailored to meet the needs of industrial end-users. Management believes that given its multi-regional presence, NES is well positioned to increase its industrial revenue base. The Company intends to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions.

  Construction. The Company's construction customers include "Fortune 500" companies, national and regional contractors and subcontractors involved in construction projects such as (i) chemical plants and other manufacturing facilities, (ii) roads, bridges and highways, (iii) schools, hospitals and airports, and (iv) residential developments and apartment buildings. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from an estimated 5% in 1994. Management believes the Company is a leading supplier of rental equipment to contractors in its markets and is well positioned to benefit from any increased rental of equipment by such customers.

MANAGEMENT INFORMATION SYSTEMS

  The Company has made significant investments in its information systems. These information systems integrate customer tracking systems that allow the sales force, through use of lap top computers, to track customer requirements, while coordinating with inside sales and logistics personnel to ensure that customer demands are met on a timely basis. These systems also provides real-time rental management data that allows management to monitor asset utilization, rental rates, repairs and maintenance, and inventory levels by region, location, equipment classification, and individual rental item. These systems are fully integrated into a financial package that tracks profitability by branch and region, enabling the Company to implement a decentralized management structure.


OPERATIONS

  The Company's equipment rental yards typically include: (i) a customer service center and showroom displaying selected rental equipment, new equipment offered for sale and related merchandise; (ii) an equipment service area; and (iii) equipment storage facilities. Each rental center is staffed by an average of approximately 14 employees, including a manager, an assistant manager, sales people, back office clerks, truck drivers, mechanics and yard personnel. The rental center employees' knowledge of the equipment enables them to recommend the best equipment for a customer's particular application. Each rental center manager is responsible for all aspects of the center's operation, including establishing rental rates, selecting equipment and determining employee compensation at such location.

SALES

  The Company offers rental equipment and related services primarily through its sales force, consisting of 40 sales managers who oversee 150 sales people. The sales force at each location is knowledgeable about all of the services and products provided at that location. Sales managers and representatives regularly call on contractors' job sites and industrial facilities in their sales territories, often assisting customers in planning for their equipment requirements. The Company also provides its sales force with extensive training, including frequent in-house training by supplier representatives, regarding the operating features and maintenance requirements of its equipment. Members of the Company's sales force generally earn commissions on all equipment rentals and sales that they generate.

PURCHASING AND SUPPLIERS

  Management believes that, as a result of the Company's size, it is able to purchase equipment directly from manufacturers at favorable prices. The Company has developed strong relationships with many leading original equipment manufacturers, including JLG Industries, Inc., Genie Industries, Condor (a division of TIME Manufacturing Company), Strato-Lift, Terex Corp. (d/b/a Marklift), Manitex Crane, Broderson Crane, The Gradall Company, Sky Trak, Gehl Equipment, Tovel Mfg., Atlas-Copco Industrial Compressors, Inc., Mitsui Inc. (d/b/a Airman), Mustang Manufacturing, Inc., Thompson Pump & Manufacturing Co., Multiquip, Inc. and Komatsu Forklift USA, Inc., and operates as a distributor for certain lines of equipment in several of its markets. The Company intends to acquire businesses that are distributors for other vendors, thus allowing the Company to purchase from additional sources. During the year ended December 31, 1997, on a pro forma basis, the Company purchased approximately $86 million of rental equipment, of which approximately 36.0% was obtained from its top five suppliers. No single supplier accounted for more than 18.0% of the Company's total purchases. The Company believes it could readily replace any of its suppliers if necessary.

LOCATIONS AND PROPERTIES

  The Company operates 79 equipment rental locations in the following 19 states: Alabama (6), Florida (2), Georgia (4), Indiana (4), Kentucky (5), Louisiana (5), Maine (5), Massachusetts (1), Michigan (6), Mississippi (1), Missouri (1), Nevada (2), New Hampshire (1), New York (6), Pennsylvania (1), Tennessee (5), Texas (22), Vermont (1) and Virginia (1). The Company's properties typically include an outside storage yard and a small building containing offices, a maintenance center and, in certain locations, a retail showroom. The Company owns 12 of its equipment rental locations and leases the other 64, as well as its approximately 1,400 square foot headquarters space in Evanston, Illinois. The net book value of owned facilities was approximately $4.4 million at December 31, 1997, on a pro forma basis, and the average annual lease expense on each leased facility was approximately $47,000 in 1997. The Company's leases have terms expiring from 1998 to 2007, with the majority of its leases having renewal options. Management believes that none of the Company's leased facilities, individually, is material to the Company's operations and that all of these leases can be readily replaced at similar terms. The Company's interests in each of these properties secure borrowings under the Credit Facility.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. Many of the markets in which the Company operates are served by numerous competitors, ranging from national and multi-regional companies such as Hertz Equipment Rental Corporation (an affiliate of Ford Motor Company), U.S. Rentals, Inc., Rental Service Corporation and Prime Services, Inc., to small, independent businesses with a limited number of locations. Management believes that participants in the equipment rental industry compete on the basis of availability and quality of equipment, service, delivery, time and price. Geographic territories for competition are usually limited to 50 to 75 miles due to servicing requirements and transportation costs of the equipment. Certain specialized equipment renters, such as Industrial Hoist Services, compete on a larger regional or national basis. In general, management believes that national and multi-regional operators, such as the Company, enjoy substantial competitive advantages over small, independent rental businesses that cannot afford to maintain the comprehensive rental equipment fleet and high level of maintenance and service that the Company offers. See "Risk Factors--Competition."

EMPLOYEES

  At May 31, 1998, the Company had a total of 1,137 employees. Only 81 of the Company's employees are represented by unions, and management believes that its relationship with all of its employees is excellent. The Company is committed to, and has realized significant benefits from, its formal employee training programs. Management believes that this investment in training and safety awareness programs for employees is a competitive advantage that positions the Company to be responsive to customer needs.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  The Company's facilities are subject to various evolving federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  In connection with its corporate acquisitions, the Company usually obtains environmental assessments from independent environmental consultants. These assessments generally consist of a site visit, historical record review, interviews with key personnel and preparation of a report. The purpose of the consultant's work is to identify potential environmental conditions or compliance issues associated with the subject property and operations. Based on these assessments, the Company believes that its operations have been and are operated in substantial compliance with environmental requirements and that it has no material liabilities arising under environmental requirements. Some risk of environmental liability is inherent in the nature of the Company's business, however, and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental laws.

  The Company is currently evaluating whether it must take additional steps at some locations to ensure compliance with certain environmental laws, including those relating to the discharge of stormwater and wastewater from the washing of vehicles and other equipment. The Company does not believe any costs associated with these efforts will have a material adverse effect on the Company's operating results or financial position.

  The Company dispenses petroleum products from aboveground and underground storage tanks located at some locations that it operates. The Company maintains an environmental compliance program designed to minimize the potential for leaks and spills, to ensure proper maintenance of records and to keep track of the regular testing and monitoring of tank systems. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company does not believe that the presence or operation of these tanks will have a material adverse effect on the Company's operating results or financial position.

  The Company uses hazardous substances, such as solvents, to clean and maintain its rental equipment fleet and generates wastes, such as used motor oil, radiator fluid and solvents, that are stored on site and disposed of at off-site locations. Under various environmental laws, the Company could be liable for contamination at sites where hazardous substances used in its operations have been disposed of or otherwise released.

  The Company believes that its compliance with environmental laws has not had a material adverse effect on the Company's operating results, financial condition or competitive position to date. See "Risk Factors--Environmental Liabilities."

LEGAL PROCEEDINGS

  From time to time, the Company has been and is involved in various legal proceedings, all of which management believes are routine in nature and incidental to the conduct of its business. The ultimate legal and financial liability of the Company with respect to such proceedings cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that none of such proceedings, if determined adversely to the Company, would have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of June 1, 1998 with respect to the directors and executive officers of the Company.

      NAME                     AGE POSITIONS
      ----                     --- ---------
      Kevin Rodgers...........  47 President, Chief Executive Officer and Director
      Dennis O'Connor.........  48 Chief Financial Officer
      Paul Ingersoll..........  32 Vice President of Corporate Development and Secretary
      Carl Thoma..............  49 Chairman of the Board
      William Kessinger.......  32 Director
      John Grove..............  77 Director
      Ronald St. Clair........  60 Director

  Kevin Rodgers. Mr. Rodgers has been President, Chief Executive Officer and a director of the Company since he founded the Company with Golder, Thoma, Cressey, Rauner Fund V, L.P. in June 1996. Prior thereto, Mr. Rodgers served as Chief Executive Officer of Brambles Equipment Services, Inc. and Brambles Records Management, Inc. from 1991 to June 1996. From 1991 to 1996, Mr. Rodgers also held the position of Executive Director of Brambles USA, a subsidiary of Brambles Industries Limited, an Australian public company with worldwide revenues of over US $2.5 billion. From 1979 to 1990, Mr. Rodgers held several positions at Morgan Equipment Company, a privately held heavy equipment dealership with worldwide sales of approximately $300 million, including Chief Executive Officer of Morgan Equipment's Australian operations from 1986 to 1990.

  Dennis O'Connor. Mr. O'Connor has been Chief Financial Officer of the Company since August 1996. Prior thereto, Mr. O'Connor served as Chief Financial Officer of Brambles Equipment Services, Inc. from November 1991 to August 1996, where Mr. O'Connor directed the financial and administrative functions for its seven operating divisions and assisted in operations management. From May 1986 to May 1990, Mr. O'Connor held various positions at Morgan Equipment Company, including Chief Financial Officer and General Manager.

  Paul Ingersoll. Mr. Ingersoll has been Vice President of Corporate Development and Secretary of the Company since June 1996. Prior thereto, Mr. Ingersoll served as Assistant to the Executive Director of Brambles USA from March 1992 to May 1996 and as Financial Analyst from November 1989 to March 1992. During his tenure at Brambles, Mr. Ingersoll closed 19 acquisitions related to equipment services and records management.

  Carl Thoma. Mr. Thoma is Chairman of the Board of the Company and has served as a director of the Company since its founding in June 1996. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997 as a successor to Golder, Thoma, Cressey, Rauner, Inc. He also co-founded and has been a Managing Director of Golder, Thoma, Cressey, Rauner, Inc., the general partner of Golder, Thoma, Cressey, Rauner Fund V, L.P. and its predecessor funds, in Chicago, Illinois since 1980. Mr. Thoma is also a director of Global Imaging, Inc., Outsource Partners, Inc. and Paging Network, Inc.

  William Kessinger. Mr. Kessinger has served as a director of the Company since its founding in June 1996. Mr. Kessinger is a Principal of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor to Golder, Thoma, Cressey, Rauner, Inc. Mr. Kessinger joined Golder, Thoma, Cressey, Rauner, Inc. in May 1995 and has been a Principal since September 1997. Prior thereto, Mr. Kessinger was a Principal with The Parthenon Group from July 1994 to May 1995. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School and received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of Answerthink Consulting Group, Inc., Excaliber, Inc., Global Imaging, Inc., National Computer Print, Inc. and Users, Inc.

  John Grove. Mr. Grove has served as a director of the Company since May 1998. Mr. Grove co-founded JLG Industries, Inc., a manufacturer of hydraulically-operated machinery specializing in aerial work platforms, in 1969 and served as Chairman and Chief Executive Officer until his retirement in 1993. Prior to 1969, Mr. Grove co-founded Grove Manufacturing Co. and developed the modern hydraulic crane. Mr. Grove is also a director of Falling Spring Corp., Truckcraft Corporation and Sentry Trust, Inc.

  Ronald St. Clair. Mr. St. Clair has served as a director of the Company since October 1997. Mr. St. Clair founded High Reach Equipment, an aerial platform rental company headquartered in Baton Rouge, Louisiana. In 1993, Mr. St. Clair sold High Reach Equipment to Brambles Equipment Services, Inc. In 1994, Mr. St. Clair retired from High Reach Equipment.

  The Board of Directors currently consists of five directors, who are divided into three classes, with terms expiring at the Company's annual meetings of stockholders in 1999, 2000 and 2001. Mr. St. Clair's term will expire at the 1999 annual meeting. Mr. Rodgers' and Mr. Kessinger's terms will expire at the 2000 annual meeting. Mr. Thoma's and Mr. Grove's terms will expire at the 2001 annual meeting. Each director is elected to serve for the remaining term of any vacancy filled by the director or until the third succeeding annual meeting of stockholders (if elected at an annual meeting of stockholders) or until a successor is duly elected. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

COMPENSATION OF DIRECTORS

  Directors of the Company currently do not receive a salary or an annual retainer for their services, except for (i) Mr. St. Clair, who receives an annual fee of $40,000 and (ii) Mr. Grove, who receives an annual fee of $8,000 and fees of $1,500 for each Board meeting (or $500 if such Board meeting is telephonic) and $500 for each Board committee meeting Mr. Grove attends. The Company expects that new non-employee Directors not otherwise affiliated with the Company or its stockholders will be paid an annual cash retainer. All directors are reimbursed for out-of-pocket expenses related to their service as directors, including expenses incurred in connection with attending meetings. Directors may also be issued options pursuant to the Incentive Plan. See "--Long Term Incentive Plan."

  Concurrent with the consummation of the Offering, the Company also intends to grant each of Mr. Grove and Mr. St. Clair, under the Incentive Plan, an option to acquire 10,000 shares of Common Stock that will vest in equal annual installments at each of the first five anniversaries of the date of grant. The Company intends to grant such options at an option price equal to the public offering price. In addition, at each anniversary of the Offering, the Company intends to grant each of Mr. Grove and Mr. St. Clair, under the Incentive Plan, an option to acquire 2,000 shares of Common Stock that will vest in equal annual installments at each of the first five anniversaries of the date of grant. The Company intends to grant such options at an option price equal to the fair market value of the Common Stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

  The compensation of executive officers of the Company will be determined by the Board of Directors of the Company. The following table sets forth information regarding the compensation paid or accrued by the Company to the Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers") for services rendered to the Company in all capacities during 1996 and 1997.

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                         ------------------------------------- -------------------------------
                                                                       AWARDS          PAYOUTS
                                                               ----------------------- -------
                                                                           SECURITIES
                                                  OTHER ANNUAL RESTRICTED  UNDERLYING   LTIP    ALL OTHER
        NAME AND              SALARY       BONUS  COMPENSATION   STOCK    OPTIONS/SARS PAYOUTS COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)         ($)       ($)      AWARDS ($)     ($)        ($)       ($)
------------------------ ---- -------     ------- ------------ ---------- ------------ ------- ------------
Kevin Rodgers(1)........ 1997 225,000     112,500     --          --          --         --       10,125(2)
 President, Chief        1996 131,250(3)      --      --          --          --         --          --
 Executive Officer and
 Director
Dennis O'Connor(4)...... 1997 125,000      62,500     --          --          --         --        4,545(5)
 Chief Financial Officer 1996  44,015(6)      --      --          --          --         --       30,741(7)
Paul Ingersoll(8)....... 1997  80,000      40,000     --          --          --         --        3,200(9)
 Vice President and      1996  52,464(10)     --      --          --          --         --          --
 Secretary

--------
(1) Mr. Rodgers became an employee of the Company effective June 4, 1996.
(2) The amount shown includes $4,500 of Company 401(k) matching contributions under the Savings Plan and a $5,625 profit sharing contribution under the Savings Plan (as defined).

(3) The amount shown includes $43,750 of accrued salary paid in 1997 pursuant to Mr. Rodgers' employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria.

(4) Mr. O'Connor became an employee of the Company effective August 19, 1996.

(5) The amount shown includes $2,045 of Company 401(k) matching contributions under the Savings Plan and a $2,500 profit sharing contribution under the Savings Plan.

(6) The amount shown includes $10,909 of accrued salary paid in 1997 pursuant to Mr. O'Connor's employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria.

(7) The amount shown represents reimbursement for relocation and moving expenses.

(8) Mr. Ingersoll became an employee of the Company effective June 4, 1996.

(9) The amount shown includes $1,600 of Company 401(k) matching contributions under the Savings Plan and a $1,600 profit sharing contribution under the Savings Plan.

(10) The amount shown includes $13,116 of accrued salary paid in 1997 pursuant to Mr. Ingersoll's employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria. In addition, the amount shown includes $5,797 of salary paid by the Company for work Mr. Ingersoll performed for Golder, Thoma, Cressey, Rauner, Inc. prior to June 4, 1996 to prepare for the organization and formation of the Company.

MANAGEMENT EMPLOYMENT AGREEMENTS

  Kevin Rodgers. Mr. Rodgers is party to a senior management agreement with the Company dated as of June 4, 1996, as amended. Under the agreement, Mr. Rodgers will receive an annual base salary of $250,000, which amount shall be reviewed (but not reduced) annually by the Board in its sole discretion. Mr. Rodgers will be eligible for a bonus of up to 50% of his base salary, which the Board anticipates awarding if Mr. Rodgers meets or exceeds annual operational and financial objectives agreed to by the Board and Mr. Rodgers. If the Company has not met or exceeded its financial or operational objectives, the Board in its discretion may award Mr. Rodgers a bonus of less than 50% of his base salary. Mr. Rodgers will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. Rodgers purchased 96 shares of Old Common Stock at a price of $10 per share. In addition, under the agreement, Mr. Rodgers agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 7,904 shares of Old Common Stock at a price of $10 per share; provided that Mr. Rodgers was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time as Mr. Rodgers determined. Mr. Rodgers purchased all 7,904 of such additional shares in January 1997. All shares of Old Common Stock owned by Mr. Rodgers will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Offering, each share of Old Common Stock owned by Mr. Rodgers will be converted into Common Stock. Upon completion of the Offering, the portions of the agreement which restrict the transfer of the Company's securities will be terminated.

  Mr. Rodgers' employment with the Company will continue until terminated by the resignation, death or disability of Mr. Rodgers or by the Board in its good faith judgment that termination of Mr. Rodgers' employment is in the best interests of the Company. In the event Mr. Rodgers' employment is terminated
(i) by the Company without cause, (ii) by Mr. Rodgers with good reason or
(iii) as a result of Mr. Rodgers' death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. Rodgers (or his estate) his annual base salary and allow Mr. Rodgers to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. Rodgers (or his estate) his annual base salary and allow Mr. Rodgers to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. Rodgers has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

  Dennis O'Connor. Mr. O'Connor is party to a senior management agreement with the Company dated as of December 31, 1996, as amended. Under the agreement, Mr. O'Connor will receive an annual base salary of $165,000, which amount shall be reviewed (but not reduced) annually by the Company's Chief Executive Officer with the approval of the Board in its sole discretion. Mr. O'Connor will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. O'Connor purchased 24 shares of Old Common Stock at a price of $10 per share. In addition, under the agreement, Mr. O'Connor agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 1,976 shares of Old Common Stock at a price of $10 per share; provided that Mr. O'Connor was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time or times as Mr. O'Connor determined. Mr. O'Connor purchased all 1,976 of such additional shares in January 1997. All shares of Old Common Stock owned by Mr. O'Connor will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Offering, each share of Old Common Stock owned by Mr. O'Connor will be converted into Common Stock. Upon completion of the Offering, the portions of the agreement which restrict the transfer of the Company's securities will be terminated.

  Mr. O'Connor's employment with the Company will continue until terminated by the resignation, death or disability of Mr. O'Connor or by the Board in its good faith judgment that termination of Mr. O'Connor's employment is in the best interests of the Company. In the event Mr. O'Connor's employment is terminated (i) by the Company without cause, (ii) by Mr. O'Connor with good reason or (iii) as a result of Mr. O'Connor's death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. O'Connor (or his estate) his annual base salary and allow Mr. O'Connor to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. O'Connor (or his estate) his annual base salary and allow Mr. O'Connor to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. O'Connor has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

  Paul Ingersoll. Mr. Ingersoll is party to a senior management agreement with the Company dated as of June 4, 1996, as amended. Under the agreement, Mr. Ingersoll will receive an annual base salary of $120,000, which amount shall be reviewed (but not reduced) annually by the Company's Chief Executive Officer with the approval of the Board in its sole discretion. Mr. Ingersoll will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. Ingersoll purchased 12 shares of Old Common Stock at a price of $10 per share. In addition, under the agreement, Mr. Ingersoll agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 988 shares of Old Common Stock at a price of $10 per share; provided that Mr. Ingersoll was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time or times as Mr. Ingersoll determined. Mr. Ingersoll purchased all 988 of such additional shares in January 1997. All shares of Old Common Stock owned by Mr. Ingersoll will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Offering, each share of Old Common Stock owned by Mr. Ingersoll will be converted into Common Stock. Upon completion of the Offering, the portions of the agreement which restrict the transfer of the Company's securities will be terminated.

  Mr. Ingersoll's employment with the Company will continue until terminated by the resignation, death or disability of Mr. Ingersoll or by the Board in its good faith judgment that termination of Mr. Ingersoll's employment is in the best interests of the Company. In the event Mr. Ingersoll's employment is terminated (i) by the Company without cause, (ii) by Mr. Ingersoll with good reason or (iii) as a result of Mr. Ingersoll's death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. Ingersoll (or his estate) his annual base salary and allow Mr. Ingersoll to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. Ingersoll (or his estate) his annual base salary and allow Mr. Ingersoll to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. Ingersoll has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1996 and 1997, the Company had no compensation committee or other committee of the Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire Board. Other than Kevin Rodgers, there were no officers or employees of the Company who participated in deliberations concerning such compensation matters.

401(K) PROFIT SHARING PLAN

  The Company maintains a savings plan (the "Savings Plan") qualified under
Section 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees of the Company in the United States who are at least 21 years of age and who have completed six months of service are eligible to participate in the Savings Plan. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company makes a matching contribution of 50% of the first 5% of annual compensation contributed. In addition, the Company may make discretionary profit sharing contributions under the Savings Plan. The maximum contribution for any participant for any year is the maximum amount permitted under Internal Revenue Code.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has two standing committees of its Board of Directors: the Compensation Committee (the "Compensation Committee") and the Audit Committee (the "Audit Committee"). The Audit Committee, which currently consists of Messrs. Thoma, Kessinger and Grove, is responsible for making recommendations to the Board of Directors regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by the Company's independent accountants and reviewing and evaluating the Company's audit and control functions. The Compensation Committee, which currently consists of Messrs. Thoma, Kessinger and St. Clair, makes recommendations regarding the Incentive Plan and decisions concerning salaries and incentive compensation for executive officers, key employees and consultants of the Company.

  The Board of Directors may also create other committees, including an executive committee and a nominating committee.

LONG TERM INCENTIVE PLAN

  The Company has established the National Equipment Services, Inc. Long Term Incentive Plan (the "Incentive Plan"). A maximum of 2,200,000 shares of Common Stock, subject to adjustment, have been initially authorized for the granting of stock options under the Incentive Plan. Options granted under the Incentive Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code, or nonqualified stock options. The purposes of the Incentive Plan are to advance the interests of the Company and stockholders by providing Company employees with an additional incentive to continue their efforts on behalf of the Company, as well as to attract to the Company people of experience and ability. The Incentive Plan is intended to comply with Rule 16b-3 of the Exchange Act.

  All officers, directors and other key employees and consultants of the Company or its subsidiaries are eligible to participate under the Incentive Plan, as deemed appropriate by the Compensation Committee of the Board of Directors. Eligible employees will not pay any cash consideration to the Company to receive the options. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The exercise price for incentive stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation based upon the then current market value of the Common Stock. Options will expire no later than the tenth anniversary of the date of grant. An option holder will be able to exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant and upon certain change of control events. Upon termination for cause or at will by the Company, the unvested portion of the options will be forfeited. Subject to the above conditions, the exercise price, duration of the options and vesting provisions will be set by the Compensation Committee of the Board of Directors in its discretion.

  Prior to consummation of the Offering, the Company expects to grant stock options to purchase 880,000 shares of Common Stock to certain members of management, including Messrs. O'Connor and Ingersoll who will each receive options to purchase 24,000 shares of Common Stock at the initial public offering price. Such options will vest in five equal installments beginning on the first anniversary of the grant date. The options are expected to have a term of ten years.

                          PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information as of June 15, 1998 regarding the beneficial ownership of the Common Stock (a) before the Offering but after giving effect to the Reclassification and the Stock Split and (b) immediately following the Offering by: (i) each person or entity who beneficially owns five percent or more of the Common Stock, (ii) each Director and each Named Executive Officer and (iii) all Directors and executive officers of the Company as a group. See "Certain Relationships and Transactions-- Reclassification and Stock Split." Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the Common Stock beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Unless otherwise indicated in a footnote, the business address of each person is the Company's corporate address.

                                              SHARES
                                        BENEFICIALLY OWNED SHARES BENEFICIALLY
                                           PRIOR TO THE      OWNED AFTER THE
                                             OFFERING          OFFERING(1)
                                        ------------------ ---------------------
                                        NUMBER OF           NUMBER OF
NAME OF BENEFICIAL OWNER                  SHARES   PERCENT   SHARES     PERCENT
------------------------                ---------- ------- ------------ --------
Golder, Thoma, Cressey, Rauner Fund V,
 L.P.(2)..............................  13,820,450  85.7%    13,820,450    61.7%
Kevin Rodgers(3)......................   1,112,000   7.0      1,112,000     5.0
Dennis O'Connor.......................     278,000   1.7        278,000     1.3
Paul Ingersoll........................     139,000     *        139,000       *
Carl Thoma(4).........................  13,820,450  85.7     13,820,450    61.7
William Kessinger(4)..................  13,820,450  85.7     13,820,450    61.7
John Grove............................         --    --             --      --
Ronald St. Clair......................      55,221     *         55,221       *
All directors and executive officers
 as a group
 (7 persons)(4).......................  15,404,671  95.5     15,404,671    68.8

--------
*  Represents less than one percent.
(1) Assumes no exercise of the Underwriters' over-allotment option.

(2) Includes 24,231 shares of Common Stock held by GTCR Associates V, a partnership affiliated with Golder, Thoma, Cressey, Rauner Fund V, L.P. The address of each of Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V is 6100 Sears Tower, Chicago, Illinois 60606.
(3) Includes 1,112,000 shares of Common Stock owned by Mr. Rodgers' family limited partnership, Rodgers Investment Partners, L.P., as to which he disclaims beneficial ownership.

(4) Includes 13,796,219 shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P., of which GTCR V, L.P. is the general partner, and also includes 24,231 shares of Common Stock held by GTCR Associates V. Each of Messrs. Thoma and Kessinger is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR V, L.P. and the managing general partner of GTCR Associates V, and therefore may be deemed to share investment and voting control over the shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. Each of Messrs. Thoma and Kessinger disclaims beneficial ownership of the shares of Common Stock owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. The address of each of these holders is 6100 Sears Tower, Chicago, Illinois 60606.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

RECLASSIFICATION AND STOCK SPLIT

  Immediately prior to the consummation of the Offering, each outstanding share of Old Common Stock will be converted into one share of Common Stock and each outstanding share of Old Preference Stock will be converted into a number of shares of Common Stock equal to the sum of (i) the quotient of (x) the number of shares of Old Common Stock then outstanding multiplied by 10%, divided by (y) the number of shares of Old Preference Stock then outstanding multiplied by 90%, plus (ii) a number of shares of Common Stock valued at the initial public offering price of the Offering (net of underwriting discounts and commissions and adjusted so that such number represents shares of Common Stock prior to effecting the Stock Split) equal to the liquidation value and cumulative yield with respect to such share of Old Preference Stock as of such date. If the Offering had been consummated on June 15, 1998, the aggregate liquidation value and cumulative yield with respect to the Old Preference Stock would have been approximately $25.2 million and $2.9 million, respectively. Therefore, assuming an initial public offering price of $13.50 per share, each share of Old Preference Stock, on average, would have converted into approximately 1.028 shares of Common Stock (the "Reclassification"). Each share of Common Stock will then be split into 139 shares of Common Stock (the "Stock Split"). See "Description of Capital Stock--Old Preference Stock and Old Common Stock."

CERTAIN LOANS TO EXECUTIVES

  The Company loaned $64,000 to Mr. Rodgers, $20,000 to Mr. O'Connor and $10,000 to Mr. Ingersoll pursuant to promissory notes (the "Executive Notes") to finance their purchase of the Company's securities. See "Management-- Management Employment Agreements." Each of the Executive Notes is secured by a pledge of the securities purchased with such Executive Note pursuant to an Executive Stock Pledge Agreement between the Company and each of Messrs. Rodgers, O'Connor and Ingersoll. The Executive Notes bear interest at a rate per annum equal to the applicable federal rate as set forth in Section 1274(d) of the Internal Revenue Code of 1986, as amended. The principal amount of the Executive Notes and all interest accrued thereon mature in part on June 4, 2006, with the remainder maturing on January 6, 2007. The Executive Notes may be prepaid in full or in part at any time.

PROFESSIONAL SERVICES AGREEMENT

  The Company has a Professional Services Agreement (the "Professional Services Agreement") with Golder, Thoma, Cressey, Rauner, Inc. pursuant to which Golder, Thoma, Cressey, Rauner, Inc. provides financial and management consulting services to the Company. Under the Professional Services Agreement, Golder, Thoma, Cressey, Rauner, Inc. receives an annual management fee of $200,000 (plus reimbursement of out-of-pocket expenses) and a fee of 1% of the amount of debt or equity capital raised by the Company from any source, for their assistance in obtaining such capital. For the period from inception (June 4, 1996) through December 31, 1996, the Company had paid or accrued $0 in fees under the Professional Services Agreement. For the year ended December 31, 1997, the Company had paid or accrued $1,047,238 in fees under the Professional Services Agreement. The agreement will be terminated upon the consummation of the Offering, and no fee is payable with respect to the issuance of Common Stock in the Offering. Messrs. Thoma and Kessinger will continue to serve as directors of the Company.

STOCKHOLDERS AGREEMENT

  In connection with the formation of the Company, the Company and its stockholders entered into a Stockholders Agreement dated as of June 4, 1996 (the "Stockholders Agreement") which (i) provides for the designation of the Board of Directors of the Company, (ii) imposes certain restrictions on the transfer of shares of the Company, (iii) requires the stockholders to take certain actions upon the approval by a majority of the stockholders in connection with an initial public offering or a sale of the Company, (iv) requires the Company to offer to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, and (v) grants certain of the stockholders certain participation rights in connection with a sale of shares by other stockholders. Upon the completion of the Offering, the Stockholders Agreement will be terminated.

REGISTRATION AGREEMENT

  In connection with the formation of the Company, the Company and its stockholders entered into a Registration Agreement dated as of June 4, 1996 (the "Registration Agreement"). Pursuant to the Registration Agreement, the Existing Stockholders are entitled to certain registration rights. Holders of at least a majority of the shares of Common Stock held by the Existing Stockholders may require the Company to effect the registration of their shares of Common Stock from time to time (each, a "Demand Registration"). The Company will pay all registration expenses in connection with all "short-form" Demand Registrations and up to four "long-form" Demand Registrations. In addition, if the Company proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise (each, a "Company Registration"), the Existing Stockholders are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their shares of Common Stock in such registration with all registration expenses being paid by the Company. Notwithstanding the foregoing, the Company will not be obligated to effect a Demand Registration within six months after the effective date of a prior Demand Registration or of a Company Registration, and, under certain circumstances, a request may be delayed by the Company for up to six months (but on no more than one occasion). The Existing Stockholders have waived their registration rights under the Registration Agreement in connection with the Offering.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  At the time of the Offering, the total amount of authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $0.01 per share, held by approximately 20 holders, and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Upon completion of the Offering, 22,405,279 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. The discussion herein describes the Company's capital stock, and the Restated Certificate and By-laws as anticipated to be in effect upon consummation of the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  The Restated Certificate and By-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

OLD PREFERENCE STOCK AND OLD COMMON STOCK

  Immediately prior to the Reclassification, the Company's issued and outstanding common stock consisted of 25,221 shares of Class A Common Stock, par value $.01 per share (the "Old Preference Stock") and 90,100 shares of Class B Common Stock, par value $.01 per share (the "Old Common Stock"). Prior to the Reclassification, the holders of Old Preference Stock and Old Common Stock were entitled to participate in any distribution (of which there have been none) made by the Company in the following priority: (i) first, to the holders of Old Preference Stock, ratably, until the holders of Old Preference Stock as a class had received, taking into consideration all prior distributions, a cumulative 10% yield (compounded quarterly) on the $1,000 liquidation value of each share of Old Preference Stock, (ii) second, to the holders of Old Preference Stock, ratably, until the holders of Old Preference Stock as a class had received, taking into consideration all prior distributions other than distributions pursuant to clause (i) above, the aggregate liquidation value of the Old Preference Stock, and (iii) last, to the holders of Old Preference Stock and the holders of Old Common Stock, 10% and 90%, respectively, of the balance of such distribution. On June 15, 1998, the aggregate liquidation value and cumulative yield on the Old Preference Stock was $25.2 million and $2.9 million, respectively.

  Prior to the Reclassification, all holders of Old Common Stock were entitled to one vote per share, and the holders of Old Preference Stock, as a class, were entitled to a number of votes equal to 10% of the number of votes allocable to the Old Preference Stock and Old Common Stock on a combined basis, with each share of Old Preference Stock being entitled to its pro rata portion of such allocated number of votes. The holders of Old Preference Stock and Old Common Stock voted together as a single class.

  The successful completion of an initial public offering permits the holders of Old Preference Stock to require that the Company redeem the aggregate liquidation value and cumulative yield of the Old Preference Stock. The holders of the Old Preference Stock have waived their rights to require such redemption in connection with the Offering, and such rights will be eliminated in connection with the Reclassification.

RECLASSIFICATION AND STOCK SPLIT

  Immediately prior to the consummation of the Offering, in the Reclassification each outstanding share of Old Common Stock will be converted into one share of Common Stock and each outstanding share of Old Preference Stock will be converted into a number of shares of Common Stock equal to the sum of (i) the quotient of (x) the number of shares of Old Common Stock then outstanding multiplied by 10%, divided by (y) the number of shares of Old Preference Stock then outstanding multiplied by 90%, plus (ii) a number of shares of Common Stock valued at the initial public offering price of the Offering (net of underwriting discounts and commissions and adjusted so that such number represents shares of Common Stock prior to effecting the Stock Split) equal to the liquidation value and cumulative yield with respect to such share of Old Preference Stock as of such date. If the Offering had been consummated on June 15, 1998, the aggregate liquidation value and cumulative yield with respect to the Old Preference Stock would have been approximately $25.2 million and $2.9 million, respectively. Further assuming an initial public offering price of $13.50 per share, each share of Old Preference Stock, on average, would have converted into approximately 1.028 shares of Common Stock. In the Stock Split, each share of Common Stock will then be split into 139 shares of Common Stock.

COMMON STOCK

  After the Reclassification, the issued and outstanding shares of Common Stock will be, and the shares of Common Stock being offered by the Company will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  The Common Stock has been approved for trading on the New York Stock Exchange under the symbol "NSV," subject to official notice of issuance.

PREFERRED STOCK

  The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors of the Company, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Restated Certificate provides for the Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provides that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

  The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board of Directors.

  Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certification of Incorporation and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the Offering, the Company will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

  A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. See "Risk Factors--Certain Anti-Takeover Effects."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated Certificate limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation will provide that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into indemnification agreements with its current Directors and executive officers prior to the completion of the Offering and any new Directors or executive officers following such time.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

  On July 1, 1997 (the "Borrowing Date"), the Company and its subsidiaries (collectively, the "Borrowers") entered into a credit agreement (as amended, the "Credit Facility") with First Union Commercial Corporation, as agent, and certain other financial institutions. The Credit Facility provides for a revolving credit facility (with a letter of credit subfacility not to exceed $1.0 million) to the Borrowers for up to $140.0 million of revolving loans (based on calculation of a borrowing base which is based on a percentage of eligible receivables, eligible parts and supplies inventory, eligible rental equipment and eligible new equipment). Subject to certain restrictions, the Credit Facility may be used to finance future acquisitions and capital expenditures and for ongoing working capital and general corporate purposes of the Company. Outstanding revolving loans under the Credit Facility must be repaid on the fifth anniversary of the Borrowing Date. Revolving loans made pursuant to the Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty, from time to time until the fifth anniversary of the Borrowing Date, subject to the satisfaction of certain conditions on the date of any such borrowing. At the Borrowers' option, the interest rate per annum applicable to the loans under the

Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination (at the Company's election) of the following: (i) the Base Rate (as defined in the Credit Facility), plus the applicable borrowing margin, or (ii) the relevant Eurodollar Rate (as defined in the Credit Facility), plus the applicable borrowing margin. The applicable borrowing margin under the Credit Facility will range from 0.50% to 1.25% for Base Rate-based borrowings and 2.00% to 2.75% for Eurodollar Rate-based borrowings. Both Base Rate and Eurodollar Rate interest on the Credit Facility are determined quarterly based on the ratio of Consolidated Funded Indebtedness (as defined in the Credit Facility) to Consolidated EBITDA (as defined in the Credit Facility). The Borrowers have agreed to pay certain fees in connection with the Credit Facility, including (i) letter of credit fees, (ii) agency and lender's fees and (iii) unused line fees. Unused line fees are payable monthly at a rate per annum ranging from 0.375% to 0.50% on the undrawn amounts of the revolving loan commitment under the Credit Facility based on the Leverage Ratio (as defined in the Credit Facility) of the Company and its subsidiaries. As of March 31, 1998, the Company was in default under the Credit Facility with respect to its interest/rental expense to senior debt covenant. This covenant was eliminated pursuant to an amendment to the Credit Facility that was entered into in April 1998.

NEW CREDIT FACILITY

  On June 30, 1998, the Company entered into a commitment letter (the "Commitment Letter") with First Union National Bank and First Union Capital Markets (collectively "First Union") with respect to a new $325.0 million senior credit facility (the "New Credit Facility") to replace the Credit Facility. The New Credit Facility will provide to the Company (i) a $100.0 million term loan and (ii) up to $225.0 million of revolving loans (with a letter of credit subfacility not to exceed $25.0 million), subject to availability based on certain financial tests including a borrowing base. The New Credit Facility will be secured by a pledge of the stock of the Company's subsidiaries and a pledge of all of the Company's and its subsidiaries' other assets. Subject to certain restrictions, the New Credit Facility will be used to refinance indebtedness under the Credit Facility, to finance the acquisition of Falconite, to finance other permitted acquisitions and for working capital and other general corporate purposes. The New Credit Facility will terminate and all amounts outstanding will become due and payable in full five years from the date upon which definitive documentation with respect to the New Credit Facility is executed. At the Company's option, the interest rate per annum applicable to the loans under the New Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination of the following: (i) the Base Rate (as defined in the Commitment Letter), plus the applicable borrowing margin or (ii) the relevant LIBOR Rate (as defined in the Commitment Letter), plus the applicable borrowing margin. The applicable borrowing margin under the New Credit Facility will range from 0.00% to 1.25% for Base Rate-based borrowings and 1.25% to 2.50% for LIBOR Rate-based borrowings. Both Base Rate and LIBOR Rate interest on the New Credit Facility will be determined quarterly based on the ratio of Total Funded Debt (as defined in the Commitment Letter) to EBITDA (as defined in the Commitment Letter). The Company will be obligated to pay certain fees in connection with the New Credit Facility, including (i) letter of credit fees, (ii) agency and lender's fees and (iii) unused line fees. Unused line fees will be payable quarterly at a rate per annum ranging from 0.3125% to 0.50% on the undrawn amounts of the revolving loan commitment under the New Credit Facility based on the ratio of Total Funded Debt to EBITDA. The New Credit Facility is expected to close concurrently with the Offering and the Offering is conditioned on consummation of the New Credit Facility.

SENIOR SUBORDINATED NOTES

  On November 25, 1997, the Company issued $100.0 million aggregate principal amount of 10% Senior Subordinated Notes due 2004 (the "Old Notes") and related guarantees pursuant to an Indenture (the "Indenture") dated November 25, 1997, as supplemented, among the Company, the subsidiary guarantors identified therein and Harris Trust and Savings Bank, as trustee (the "Note Offering"). The Company has filed a registration statement with the Commission to register under the Securities Act notes (the "Notes" and, together with the Old Notes, the "Notes") and related guarantees to be issued in exchange for the Old Notes. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all current and future Senior Debt (as defined in the Indenture). The Notes mature on November 30, 2004. Cash interest accrues on the Notes at a rate of 10% and is payable semi-annually on May 30 and November 30 of each year, commencing on May 30, 1998. Pursuant to the terms of a registration rights agreement the Company executed in connection with the offering of the Old Notes, the Company has been paying, and will continue to pay, additional interest on the Old Notes from April 24, 1998 until the date such registration statement is declared effective by the Commission. Such additional interest has accrued and will continue to accrue in an amount equal to $5,000 per week for the 90-day period beginning April 24, 1998 and will continue to accrue in an amount increasing by an additional $5,000 per week at the beginning of each subsequent 90-day period (up to a maximum of $50,000 per week) until such registration statement is declared effective by the Commission.

  After November 30, 2001, the Notes are redeemable at the Company's option, in whole or in part, at the prices set forth in the Indenture plus accrued and unpaid interest, if any, to the redemption date. The Company may also redeem up to 33% of the Notes on or prior to November 25, 2000 with the net cash proceeds of a public offering of common stock of the Company. In addition, at any time on or prior to November 30, 2001, the Company may redeem the Notes upon the occurrence of or in connection with a Change of Control (as defined in the Indenture).

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offering, the Company expects to have 22,405,279 shares of Common Stock outstanding. Of these shares, the 6,000,000 shares of Common Stock (6,900,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except any such shares which may be acquired by an "affiliate" of the Company. Under the Lockup Agreements, the Company and the holders of the remaining outstanding shares of Common Stock have agreed not to sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares subject to the Underwriters' over-allotment option, without the prior written consent of Salomon Smith Barney, for a period of 180 days after the date of this Prospectus, subject to certain limited exceptions. No prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders or the perception that such sales may occur. See "Certain Relationships and Transactions," "Principal Stockholders" and "Underwriting."

  Shares of Common Stock held by affiliates and restricted securities (as defined in Rule 144) may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption from registration set forth in Rule 144. Generally, Rule 144 will permit an affiliate or a person who has held restricted securities for more than one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, provided that the Company has either filed certain periodic reports with the Commission or made publicly available certain information concerning it and provided that such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. A person who is deemed not to be an affiliate of the Company at any time during the three months preceding a sale and who has held restricted securities for more than two years may sell such shares under Rule 144 without regard to the volume limitations described.

  The existing stockholders of the Company have certain registration rights described under "Certain Relationships and Transactions--Registration Agreement."

  The Common Stock has been approved for trading on the New York Stock Exchange under the symbol "NSV," subject to official notice of issuance.

                                 UNDERWRITING

  Under the terms and subject to the conditions in the Underwriting Agreement
dated           , 1998, each of the underwriters named below (the
"Underwriters"), for whom Smith Barney Inc., William Blair & Company, L.L.C., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC are acting as the Representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below:

      UNDERWRITER                                               NUMBER OF SHARES
      -----------                                               ----------------
      Smith Barney Inc.........................................
      William Blair & Company, L.L.C...........................
      Credit Suisse First Boston Corporation...................
      Donaldson, Lufkin & Jenrette Securities Corporation......
      NationsBanc Montgomery Securities LLC....................
                                                                   ---------
          Total................................................    6,000,000
                                                                   =========

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price that
represents a concession not in excess of $        per share below the public
offering price. The Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $        per share to the other Underwriters or to
certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm any sales to accounts over which they exercise discretionary authority.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 900,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company and the holders of the remaining outstanding shares of Common Stock have agreed not to sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares subject to the Underwriters' over-allotment option, without the prior written consent of Salomon Smith Barney, for a period of 180 days after the date of this Prospectus, subject to certain limited exceptions.

  Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States, the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  In connection with the Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Smith Barney Inc. purchases Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  Smith Barney Inc. and Salomon Brothers Inc have provided investment banking services and financial advisory services to the Company in the past, including acting as initial purchasers in the Company's offering of Notes in November 1997, for which Smith Barney Inc. and Salomon Brothers Inc received usual and customary fees. The Underwriters may, in the future, provide investment banking services to the Company, for which they will receive compensation.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has provided investment banking services and financial advisory services to Falconite in the past and is acting as Falconite's financial advisor in connection with the sale of Falconite. In connection therewith, DLJ will receive usual and customary compensation.

  Of the shares of Common Stock offered hereby, 300,000 shares have been reserved (the "Reserved Shares") for sale to certain individuals, including employees of the Company and members of their families. The Reserved Shares will be sold at a price per share equal to the public offering price set forth on the cover page of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchased Reserved Shares. Any shares not so purchased will be offered in the Offering at the public offering price set forth on the cover page of this Prospectus.

                                    EXPERTS

  The consolidated financial statements of National Equipment Services, Inc. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period from inception (June 4, 1996) through December 31, 1996 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Aerial Platforms, Inc. as of January 31, 1997 and February 17, 1997 and for the year ended January 31, 1997 and the seventeen days ended February 17, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Lone Star Rentals, Inc. as of December 31, 1995 and 1996 and March 16, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 through March 16, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of BAT Rentals, Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) as of December 31, 1995 and 1996 and June 30, 1997 and for each of the two years in the period ended December 31, 1996 and for the six months ended June 30, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of MST Enterprises, Inc. d/b/a Equipco Rentals and Sales as of October 31, 1995 and 1996 and as of July 17, 1997 and for each of the two years in the period ended October 31, 1996 and for the period from November 1, 1996 through July 17, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Work Safe Supply Co., Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Genpower Pump & Equipment, Inc. as of December 31, 1997 and for the year then ended included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Albany Ladder Company, Inc. as of December 31, 1997 and for the year then ended included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dragon Rentals (a wholly owned division of The Modern Group, Inc.) as of December 31, 1996 and 1997 and for the years then ended included in this Prospectus have been included in reliance on the report of Lawrence, Blackburn Meek Maxey & Co. P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Cormier Equipment Corporation as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 included in this Prospectus have been included in reliance on the report of Albin, Randall & Bennett, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Falconite, Inc. and subsidiaries as of December 31, 1997 and for the year then ended included in this Prospectus have been included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Falconite, Inc. and subsidiaries as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 included in this Prospectus have been included in reliance on the report of KPMG Peat Marwick L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

  Upon completion of the Offering, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company, a corporation organized under the laws of Delaware, has its principal executive offices located at 1800 Sherman Avenue, Evanston, Illinois 60201; its telephone number is (847) 733-1000.

                         INDEX TO FINANCIAL STATEMENTS

NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES
  Financial Statements -- December 31, 1996, December 31, 1997 and March
   31, 1998
  Report of Independent Accountants......................................  F-3
  Consolidated Balance Sheets............................................  F-4
  Consolidated Statements of Operations..................................  F-5
  Consolidated Statements of Cash Flows..................................  F-6
  Consolidated Statements of Changes in Stockholders' Equity.............  F-7
  Notes to Consolidated Financial Statements.............................  F-8
AERIAL PLATFORMS, INC.
  Financial Statements -- January 31, 1997 and February 17, 1997
  Report of Independent Accountants...................................... F-17
  Balance Sheets......................................................... F-18
  Statements of Operations............................................... F-19
  Statements of Cash Flows............................................... F-20
  Statements of Changes in Stockholder's Equity.......................... F-21
  Notes to Financial Statements.......................................... F-22
LONE STAR RENTALS, INC.
  Financial Statements -- December 31, 1995 and 1996 and March 16, 1997
  Report of Independent Accountants...................................... F-27
  Balance Sheets......................................................... F-28
  Statements of Operations............................................... F-29
  Statements of Cash Flows............................................... F-30
  Statements of Changes in Stockholder's Equity.......................... F-31
  Notes to Financial Statements.......................................... F-32
BAT RENTALS, INC.
  Financial Statements -- December 31, 1995 and 1996 and March 31, 1997
  Report of Independent Accountants...................................... F-38
  Balance Sheets......................................................... F-39
  Statements of Operations............................................... F-40
  Statements of Cash Flows............................................... F-41
  Statements of Changes in Stockholder's Equity.......................... F-42
  Notes to Financial Statements.......................................... F-43
SPRINTANK AND SPRINTANK MOBILE STORAGE (DIVISIONS OF SPRINT INDUSTRIAL
 SERVICES, INC.)
  Financial Statements -- December 31, 1995 and 1996 and June 30, 1997
  Report of Independent Accountants...................................... F-48
  Balance Sheets......................................................... F-49
  Statements of Operations............................................... F-50
  Statements of Cash Flows............................................... F-51
  Statements of Changes in Divisional Equity............................. F-52
  Notes to Financial Statements.......................................... F-53
MST ENTERPRISES, INC. D/B/A EQUIPCO RENTALS AND SALES
  Financial Statements -- October 31, 1995 and 1996 and July 17, 1997
  Report of Independent Accountants...................................... F-58
  Balance Sheets......................................................... F-59
  Statements of Operations............................................... F-60
  Statements of Cash Flows............................................... F-61
  Statements of Changes in Stockholder's Equity.......................... F-62
  Notes to Financial Statements.......................................... F-63

                                                                         PAGE
                                                                         -----
WORK SAFE SUPPLY CO., INC.
 Consolidated Financial Statements -- December 31, 1995, 1996 and 1997
 Report of Independent Accountants...................................... F-68
 Consolidated Balance Sheets............................................ F-69
 Consolidated Statements of Operations.................................. F-70
 Consolidated Statements of Cash Flows.................................. F-71
 Consolidated Statements of Changes in Stockholder's Equity............. F-72
 Notes to Consolidated Financial Statements............................. F-73
GENPOWER PUMP & EQUIPMENT, INC.
 Financial Statements -- December 31, 1997
 Report of Independent Accountants...................................... F-77
 Balance Sheet.......................................................... F-78
 Statement of Operations................................................ F-79
 Statement of Changes in Stockholder's Equity........................... F-80
 Statement of Cash Flows................................................ F-81
 Notes to Financial Statements.......................................... F-82
CORMIER EQUIPMENT CORPORATION
 Financial Statements -- December 31, 1995, 1996 and 1997
 Independent Auditors' Report........................................... F-87
 Balance Sheets......................................................... F-88
 Statements of Earnings and Retained Earnings........................... F-89
 Statements of Cash Flows............................................... F-90
 Notes to Financial Statements.......................................... F-91
DRAGON RENTALS (DIVISION OF THE MODERN GROUP, INC.)
 Financial Statements -- December 31, 1996 and 1997
 Report of Independent Accountants...................................... F-93
 Balance Sheets......................................................... F-94
 Statements of Income and Expenses...................................... F-95
 Statements of Cash Flows............................................... F-96
 Notes to Financial Statements.......................................... F-97
ALBANY LADDER COMPANY, INC.
 Financial Statements -- December 31, 1997
 Report of Independent Accountants...................................... F-102
 Balance Sheet.......................................................... F-103
 Statement of Operations................................................ F-104
 Statement of Cash Flows................................................ F-105
 Statement of Changes in Stockholder's Equity........................... F-106
 Notes to Financial Statements.......................................... F-107
FALCONITE, INC. AND SUBSIDIARIES
 Consolidated Financial Statements--December 31, 1995, 1996, 1997 and
  March 31, 1998
 Reports of Independent Accountants..................................... F-111
 Consolidated Balance Sheets............................................ F-113
 Consolidated Statements of Income...................................... F-114
 Consolidated Statements of Shareholders' Equity........................ F-115
 Consolidated Statements of Cash Flows.................................. F-116
 Notes to Consolidated Financial Statements............................. F-117
NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
 COMBINED FINANCIAL STATEMENTS
 Introduction to Unaudited Pro Forma Financial Statements............... F-129
 Unaudited Pro Forma Statements of Operations........................... F-130
 Unaudited Pro Forma Balance Sheet...................................... F-133
 Notes to Unaudited Pro Forma Financial Statements...................... F-134

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of National Equipment Services, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of National Equipment Services, Inc. and subsidiaries at December 31, 1996 and December 31, 1997, and the results of its operations and its cash flows for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
April 1, 1998

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      PRO FORMA
                                                                      MARCH 31,
                               DECEMBER 31, DECEMBER 31,  MARCH 31,     1998
                                   1996         1997        1998      (NOTE 14)
                               ------------ ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
ASSETS:
 Cash and cash equivalents...     $  12       $ 35,682    $  3,773    $  3,773
 Accounts receivable, net of
  allowance for doubtful
  accounts of $0, $254, $737
  and $737, respectively.....        --          8,356      24,095      24,095
 Inventory, net..............        --          2,239       7,158       7,158
 Rental equipment, net.......        --         46,801     104,937     104,937
 Property and equipment, net.        17          3,012       6,968       6,968
 Intangible assets, net......        --         27,937      86,888      86,888
 Loan origination costs, net.        --          6,270       6,139       6,139
 Prepaid and other assets,
  net........................       187            840       2,345       2,345
                                  -----       --------    --------    --------
   Total assets..............     $ 216       $131,137    $242,303    $242,303
                                  =====       ========    ========    ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
 Accounts payable............     $  --       $  2,489    $  9,647    $  9,647
 Accrued interest............        --          1,066       3,904       3,904
 Accrued expenses and other
  liabilities................       110          2,327       7,938       7,938
 Debt........................        --         98,782     193,954     193,954
                                  -----       --------    --------    --------
   Total liabilities.........       110        104,664     215,443     215,443
Commitments and contingencies
 (Note 10)
STOCKHOLDERS' EQUITY:
Class A Common stock, $0.01
 par, 50,000 shares
 authorized, 0, 25,011,
 25,221 and 0, respectively,
 shares issued and
 outstanding.................        --              1           1          --
Class B Common stock, $0.01
 par, 150,000 shares
 authorized, 30,108, 89,900,
 90,100 and 0, respectively,
 shares issued and
 outstanding.................         1              1           1          --
Common stock, $0.01 par
 value, 100,000,000 shares
 authorized, 16,127,501
 shares issued and
 outstanding.................        --             --          --         161
Additional paid-in capital...       301         25,663      25,911      25,752
Retained earnings
 (accumulated deficit).......      (195)           910       1,049       1,049
Stock subscriptions
 receivable..................        (1)          (102)       (102)       (102)
                                  -----       --------    --------    --------
   Total stockholders'
    equity...................       106         26,473      26,860      26,860
                                  -----       --------    --------    --------
   Total liabilities and
    stockholders' equity.....     $ 216       $131,137    $242,303    $242,303
                                  =====       ========    ========    ========


   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)

                                FOR THE
                              PERIOD FROM
                               INCEPTION
                                (JUNE 4,
                                 1996)       FOR THE         FOR THE THREE
                                THROUGH     YEAR ENDED  MONTHS ENDED MARCH 31,
                              DECEMBER 31, DECEMBER 31, -----------------------
                                  1996         1997        1997        1998
                              ------------ ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
REVENUES:
 Rental revenues............     $   --      $26,398      $1,276      $15,815
 Rental equipment sales.....         --        4,186          93        1,742
 New equipment sales and
  other.....................         --       10,704         950        4,594
                                 ------      -------      ------      -------
   Total revenues...........         --       41,288       2,319       22,151
                                 ------      -------      ------      -------
COST OF REVENUES:
 Rental equipment
  depreciation..............         --        5,009         335        2,727
 Cost of rental equipment
  sales.....................         --        2,935          75        1,037
 Cost of new equipment
  sales.....................         --        4,872         306        2,187
 Other operating expenses...         --       12,899         760        7,549
                                 ------      -------      ------      -------
   Total cost of revenues...         --       25,715       1,476       13,500
                                 ------      -------      ------      -------
Gross profit................         --       15,573         843        8,651
Selling, general and
 administrative expenses....        333        7,910         783        4,531
Non-rental depreciation and
 amortization...............          3        1,476          88          807
                                 ------      -------      ------      -------
Operating income (loss).....       (336)       6,187         (28)       3,313
Other income (expense), net.         --           72          --           77
Interest income (expense),
 net........................          4       (4,336)       (262)      (3,100)
                                 ------      -------      ------      -------
Income (loss) before income
 taxes......................       (332)       1,923        (290)         290
Income tax expense
 (benefit)..................       (137)         818        (135)         151
                                 ------      -------      ------      -------
Net income (loss)...........     $ (195)     $ 1,105      $ (155)     $   139
                                 ======      =======      ======      =======
Historical net income per
 share (unaudited):
 Basic......................     $(0.05)     $  0.09      $(0.02)     $  0.01
 Diluted....................     $(0.05)     $  0.08      $(0.01)     $  0.01
Historical weighted average
 shares outstanding
 (unaudited):
 Basic......................      4,185       12,337      9, 611       12,079
 Diluted....................      4,185       14,124      11,222       16,079

   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                FOR THE
                              PERIOD FROM
                               INCEPTION
                                (JUNE 4,     FOR THE            FOR THE
                                 1996)         YEAR          THREE MONTHS
                                THROUGH       ENDED         ENDED MARCH 31,
                              DECEMBER 31, DECEMBER 31, -----------------------
                                  1996         1997        1997        1998
                              ------------ ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)...........     $(195)     $   1,105    $   (155)   $     139
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..............         3          6,892         423        3,809
 Gain on sale of equipment..        --         (1,446)        (18)        (719)
 Changes in operating assets
  and liabilities:
  Accounts receivable.......        --         (1,335)        111         (737)
  Inventory.................        --            202        (173)        (413)
  Prepaid and other assets..      (187)           139        (344)        (795)
  Accounts payable..........        --          1,620        (604)       3,229
  Accrued expenses and other
   liabilities..............       110            201         330        3,148
                                 -----      ---------    --------    ---------
Net cash provided by (used
 in) operating activities...      (269)         7,378        (430)       7,661
                                 -----      ---------    --------    ---------
INVESTING ACTIVITIES:
Net cash paid for
 acquisitions...............        --        (68,910)    (22,305)    (110,086)
Purchases of rental
 equipment..................        --        (15,336)       (853)     (12,385)
Proceeds from sale of rental
 equipment..................        --          4,186          93        1,742
Purchases of property and
 equipment..................       (20)        (1,473)       (122)        (159)
Proceeds from sale of
 property and equipment.....        --             36         --            16
                                 -----      ---------    --------    ---------
Net cash used in investing
 activities.................       (20)       (81,497)    (23,187)    (120,872)
                                 -----      ---------    --------    ---------
FINANCING ACTIVITIES:
Proceeds from long-term
 debt.......................        --        222,307      19,786       81,154
Payments on long-term debt..        --       (131,119)        --           --
Net proceeds from sales of
 common stock...............       301         25,263       6,479          248
Payments of loan origination
 costs......................        --         (6,662)       (396)        (100)
                                 -----      ---------    --------    ---------
Net cash provided by
 financing activities.......       301        109,789      25,869       81,302
                                 -----      ---------    --------    ---------
Net increase (decrease) in
 cash and cash equivalents..        12         35,670       2,252      (31,909)
Cash and cash equivalents at
 beginning of period........        --             12          12       35,682
                                 -----      ---------    --------    ---------
Cash and cash equivalents at
 end of period..............     $  12      $  35,682    $  2,264    $   3,773
                                 =====      =========    ========    =========
SUPPLEMENTAL NON-CASH FLOW
 INFORMATION:
Cash paid for interest......     $  --      $   2,707    $    --     $     --
                                 =====      =========    ========    =========
Cash paid for income taxes..     $  --      $   1,113    $    --     $     --
                                 =====      =========    ========    =========
Non cash issuance of stock..     $   1      $     101    $    --     $     --
                                 =====      =========    ========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                          COMMON STOCK    RETAINED
                         --------------- ADDITIONAL   EARNINGS       STOCK         TOTAL
                         CLASS A CLASS B  PAID-IN   (ACCUMULATED SUBSCRIPTIONS STOCKHOLDERS'
                         SHARES  SHARES   CAPITAL     DEFICIT)    RECEIVABLE      EQUITY
                         ------- ------- ---------- ------------ ------------- -------------
Shares issued at
 inception
 (June 4, 1996).........  $ --     $ 1    $   301      $   --        $  (1)       $   301
Net loss................    --      --         --        (195)          --           (195)
                          ----     ---    -------      ------        -----        -------
Balance at December 31,
 1996...................    --       1        301        (195)          (1)           106
Sale of shares..........     1      --     25,362          --         (101)        25,262
Net income..............    --      --         --       1,105           --          1,105
                          ----     ---    -------      ------        -----        -------
Balance at December 31,
 1997...................     1       1     25,663         910         (102)        26,473
                          ----     ---    -------      ------        -----        -------
Sale of shares
 (unaudited)............    --      --        248          --           --            248
Net income (unaudited)..    --      --         --         139           --            139
                          ----     ---    -------      ------        -----        -------
Balance at March 31,
 1998 (unaudited).......  $  1     $ 1    $25,911      $1,049        $(102)       $26,860
                          ====     ===    =======      ======        =====        =======




   The accompanying notes are an integral part of the consolidated financial statements.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  National Equipment Services, Inc. ("NES") was organized on June 4, 1996 under the laws of Delaware for the purpose of owning and operating equipment rental facilities by means of acquiring existing businesses. NES is primarily involved in the rental of equipment to construction and industrial users. NES operates from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include accounts of NES and its subsidiaries. All intercompany transactions and balances have been eliminated.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 INTERIM FINANCIAL DATA

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of financial position and results of operations for the interim periods.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 INVENTORY

  NES's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at invoice cost. Depreciation for rental equipment acquired is computed using the straight-line method over 5 to 15 year useful lives with no salvage value. Accumulated depreciation on rental equipment was $4,763,000 at December 31, 1997.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  Since inception, NES adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts and related goodwill exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceeds their fair values, net of disposal costs. SFAS No. 121 did not have a material impact on NES's financial position or results of operations the period from inception (June 4, 1996) through December 31, 1996 or year ended December 31, 1997.

 EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share." For the company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is calculated based on the Company's net income (loss) as presented on its statement of operations and based on share amounts after giving effect to the Company's planned exchange of Class A and Class B into newly established common stock and the split of such shares described in Note 14 and summarized below:

                             FOR THE PERIOD
                             FROM INCEPTION
                             (JUNE 4, 1996)   FOR THE     FOR THE THREE MONTHS
                                THROUGH      YEAR ENDED      ENDED MARCH 31,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1996          1997        1997        1998
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Net income (loss)..........      $ (195)      $ 1,105      $  (155)    $   139
                                 ======       =======      =======     =======
Weighted average shares of
 Class A Common and Class B
 Common....................          30           101           81         115
Basic weighted average
 shares:
 Total Common Shares after
  giving effect to (i) the
  exchange of Class A
  Common and Class B Common
  and (ii) the split.......       4,185        12,337        9,611      12,079
Effect of dilutive
 securities
 Unvested stock............         --          1,787        1,611       4,000
                                 ------       -------      -------     -------
Diluted weighted average
 shares....................       4,185        14,124       11,222      16,079
                                 ======       =======      =======     =======
Basic EPS..................      $(0.05)      $  0.09      $ (0.02)    $  0.01
                                 ======       =======      =======     =======
Diluted EPS................      $(0.05)      $  0.08      $ (0.01)    $  0.01
                                 ======       =======      =======     =======

  Options to purchase 880,000 shares of Common Stock at the initial public offering price will be granted to certain members of management prior to consummation of the Company's initial public offering. The options will vest over five years from the grant date and will expire ten years from the grant date. The options were not included in the computation of diluted EPS because the exercise price of the options equals the market price of the Common Stock on the date of grant.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

 PRO FORMA EARNINGS PER SHARE

  Pro forma earnings per share presented below was computed under SFAS No. 128 "Earnings per Share" based on the weighted average number of common shares outstanding during the period after giving retroactive effect to the exchange of the Company's Class A and Class B common stock to the Company's newly established common stock, the split of the Company's newly established common stock, the Company's planned initial public offering of common stock and the conversion of the Falconite 8% convertible subordinated promissory notes described in Notes 13 and 14. All common shares and stock options issued have been included as outstanding for the entire period using the treasury stock method and the estimated public offering price per share.

                                                                    FOR THE
                                                       FOR THE    THREE MONTHS
                                                      YEAR ENDED     ENDED
                                                     DECEMBER 31,  MARCH 31,
                                                         1997         1998
                                                     ------------ ------------
Pro forma net income per share (unaudited):
 Basic..............................................    $ 0.33       $ 0.00
 Diluted............................................    $ 0.31       $ 0.00
Pro forma weighted average shares outstanding
 (unaudited):
 Basic..............................................    21,106       21,366
 Diluted............................................    22,405       22,405

 REPORTING COMPREHENSIVE INCOME

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in the first quarter of 1998 had no impact as the Company had no items of other comprehensive income in any period presented.

 INTANGIBLE ASSETS

  Intangible assets consist of the excess cost over acquired net assets ("goodwill") which has been capitalized and is being amortized on a straight line basis over 40 years. Whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable, NES reviews the carrying value of goodwill for impairment based on the undiscounted operating cash flows of the related business unit. Accumulated amortization on goodwill was $445,000, at December 31, 1997. Non-compete agreements are stated at cost and amortized over the lives of the agreements.

 LOAN ORIGINATION COSTS

  Loan origination costs are stated at cost and amortized to interest expense using the effective interest method over the life of the loan. Amortization expense related to loan origination costs aggregated $392,000 for the year ended December 31, 1997.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the consolidated balance sheets for cash, trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of the Senior Subordinated Notes is based on quoted market prices and approximates the carrying value at December 31, 1997. The carrying value of bank debt approximates fair value as the interest on the bank debt is reset every 30 to 90 days to reflect current market rates.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject NES to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and NES's geographic dispersion. NES performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. NES maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $0 and $254,000 at December 31, 1996 and December 31, 1997, respectively.

 RENTAL REVENUES

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 INCOME TAXES

  Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. NES records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company and its subsidiaries will file a consolidated tax return for the year ending December 31, 1997.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, NES has participated in certain transactions with related parties.

2. ACQUISITIONS

  In 1997, NES purchased the following rental equipment companies:

ACQUISITION DATE                        COMPANY                     LOCATION     PURCHASE PRICE
----------------         -------------------------------------- ---------------- --------------
January 6, 1997......... Brazos Rental & Tool, Inc., Industrial
                          Crane Maintenance Systems, Inc.
                          and Safe Load Work Products, Inc.     Brazoria, TX      $ 5,000,000
February 18, 1997....... Aerial Platforms, Inc.                 Atlanta, GA       $ 4,150,000
March 17, 1997.......... Lone Star Rentals, Inc.                Houston, TX       $10,950,000
April 1, 1997........... BAT Rentals, Inc.                      Las Vegas, NV     $15,900,000
July 1, 1997............ Sprintank                              Houston, TX       $25,300,000
July 18, 1997........... MST Enterprises, Inc.                  Harrisonburg, VA  $ 6,000,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities.

  The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and other assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                                                      FOR THE YEAR FOR THE YEAR
                                                         ENDED         ENDED
                                                      DECEMBER 31, DECEMBER  31,
                                                          1996          1997
                                                      (UNAUDITED)   (UNAUDITED)
                                                      ------------ -------------
                                                            (IN THOUSANDS)
      Revenues.......................................   $48,040       $56,858
      Operating income...............................     9,012        10,382
      Net income.....................................       158         1,143

3. INVENTORY

  Inventory consists of the following (in thousands):

                                                                   DECEMBER  31,
                                                                       1997
                                                                   -------------
      New equipment...............................................    $1,127
      Parts.......................................................     1,200
      Contractor supplies.........................................       382
      Other.......................................................        20
                                                                      ------
                                                                       2,729
      Less: reserve...............................................      (490)
                                                                      ------
                                                                      $2,239
                                                                      ======

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
      Leasehold improvements..........................     $--         $  190
      Machinery and equipment.........................      20            333
      Furniture and fixtures..........................      --            470
      Vehicles........................................      --          2,641
                                                           ---         ------
                                                            20          3,634
      Less: accumulated depreciation..................      (3)          (622)
                                                           ---         ------
                                                           $17         $3,012
                                                           ===         ======

  Property and equipment depreciation expense aggregated $3,000 and $656,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

5. INTANGIBLE ASSETS

  Intangible assets consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
      Non-compete agreements.......................................   $ 2,455
      Goodwill.....................................................    26,253
      Origination costs............................................        48
                                                                      -------
                                                                       28,756
      Less: accumulated amortization...............................      (819)
                                                                      -------
                                                                      $27,937
                                                                      =======

  Amortization expense aggregated $819,000 for the year ended December 31, 1997.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
      Accrued salaries and benefits...................     $110        $  589
      Sales tax payable...............................       --           244
      Accrued income taxes............................       --           333
      Accrued property taxes..........................       --           314
      Other...........................................       --           847
                                                           ----        ------
                                                           $110        $2,327
                                                           ====        ======

7. DEBT

  Debt consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
      Senior subordinated notes, interest at 10% payable semi-
       annually, due November 30, 2004............................   $98,782
      Revolving credit facility loans, interest at the federal
       funds rate plus 0.5% or prime rate both plus 1.0%, or the
       eurodollar rate plus 2.5%, due no later than July 1, 2002..       --
      Term loan, interest at the federal funds rate plus 0.5% or prime rate both plus 1.0%, or the eurodollar rate plus
       2.5%, principal payments due quarterly of $625 through June
       1, 1998, $875 through June 1, 1999 and $1,125 through June
       1, 2001....................................................       --
                                                                     -------
                                                                     $98,782
                                                                     =======

  On November 20, 1997, NES issued $100 million of Senior Subordinated Notes (the "Notes") at a discount netting proceeds of $98,767,000. NES accretes the original issue discount over the term of the Notes using the effective interest method. The Notes mature on November 30, 2004. Interest on the Notes accrues at a rate of 10% per year and is payable semi-annually in arrears on May 30 and November 30 commencing on May 30, 1998.

  The Notes are redeemable at the option of the Company at any time after November 30, 2001 at a redemption price of 105% of the principal amount from November 30, 2001 to November 29, 2002, at 102.5% from November 30, 2002 to November 29, 2003 and 100% after November 30, 2003, plus accrued and unpaid interest. The Company may at any time prior to November 30, 2000 on any one or more occasions redeem up to 33% of the aggregate principal amount of the notes at a redemption price of 110% or the principal amount plus accrued and unpaid interest with the net cash proceeds of a public offering of common stock of NES within 45 days of the closing of such public offering. In addition, at any time prior to November 30, 2001, the Notes may be redeemed as a whole, at the option of NES, upon the occurrence of or in connection with a change of control. Upon certain changes in control, the noteholders will have the right to require redemption at a cash price of 101% of the principal amount plus accrued and unpaid interest.

  All of the Company's wholly-owned subsidiaries make full, unconditional, joint and several guarantees of the Notes. The separate financial statements of each of these wholly-owned subsidiaries are not presented as management believes they are not individually meaningful for presentation. The Company's holding company has no operations separate from its investments in these subsidiaries.

  On July 1, 1997, NES entered into a credit facility agreement with First Union Commercial Corporation (the "Credit Agreement"). The Credit Agreement provides for a secured revolving line of credit of $100 million and a term loan of $15 million. Interest accrues at rates of the greater of the annual Federal Funds Rate plus 0.5% or the prime rate both plus 0.5% to 1.25% based on NES's leverage ratio or at a rate of LIBOR/(1 - eurodollar

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES reserve percentage). Principal payments for credit facility loans (to be applied first to the term loan and if necessary to revolving loans) are due annually at the lesser of 25% of excess cash flow or $1 million. Principal payments for the term loan are due quarterly at $625,000 for the first four quarters, $875,000 for the next four quarters and $1,125,000 for the next eight quarters. Substantially all assets and stock of NES are pledged as collateral for the credit facility. NES pays commitment fees of 0.375% to 0.5% on the unused portion of the outstanding line of credit balance on NES's leverage ratio. The term loan was repaid as of December 31, 1997.

  The Indenture for the Notes and the Credit Agreement contain a number of covenants that, among other things, require NES to maintain certain financial ratios and set certain limitations on the granting of liens, asset sales, additional indebtedness, transactions with affiliates, restricted payments, investments and issuances of stock. NES is in compliance with all covenants.

  The average interest rate for the year ended December 31, 1997 was 9.8%. NES incurred interest expense of $76,000 on borrowings from related parties for the year ended December 31, 1997.

8. INCOME TAXES
  The income tax provision is comprised of current federal and state income tax expense (benefit) of $(137,100) and $818,000 for the period from inception (June 4, 1996) through December 31, 1996 and year ended December 31, 1997, respectively. Deferred tax expense (benefit) for such periods has been immaterial.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                    FOR THE PERIOD
                                                    FROM INCEPTION
                                                    (JUNE 4, 1996)    FOR THE
                                                       THROUGH      YEAR ENDED
                                                     DECEMBER 31,  DECEMBER  31,
                                                         1996          1997
                                                    -------------- -------------
      Federal income taxes.........................     $(113)         $654
      State income taxes, net of federal benefit...       (16)           94
      Other........................................        (8)           70
                                                        -----          ----
                                                        $(137)         $818
                                                        =====          ====

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

  Deferred taxes have been provided for the temporary differences between the financial reporting bases and the tax bases of NES's assets and liabilities as follows (in thousands):


      Allowances for doubtful accounts.................................. $  78
      Inventory.........................................................   167
      Non-compete agreements............................................    83
      Minimum tax credits...............................................    90
      Installment sale income...........................................   (23)
      Property, plant and equipment.....................................  (314)
      Goodwill..........................................................  (153)
                                                                         -----
                                                                         $ (72)
                                                                         =====

9. COMMON STOCK
  On June 4, 1996, in connection with the formation of NES, NES authorized 25,000 shares of Class A Common Stock (24,250 of which were reserved for issuance to NES's majority stockholder), par value $0.01, and 150,000 shares of Class B Common Stock (75,000 of which were reserved for issuance to NES's majority stockholder), par value $0.01. On October 28, 1997, the authorized shares of Class A Common Stock were increased to 50,000.

  Each calendar quarter, each share of Class A Common is entitled to a yield in the amount of 10% per year of the sum of such share's unreturned original cost plus the unpaid yield for all prior quarters. As of December

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

31, 1997, the unpaid yield on the Class A Common aggregated $1,608,000. Class A Common stockholders, as a class, are entitled to a number of votes equal to 10% of the number of votes allocable to all Common Stock. Upon any distribution, Class A Common stockholders are entitled to (i) the unpaid yield, (ii) any unreturned original cost of the shares and (iii) 10% of any remaining distribution. Class B Common stockholders are entitled to 90% of any remaining distribution after payment to the Class A Common stockholders of all payments under clause (i) and (ii) set forth in the preceding sentence. Additionally, only in the event of a successful initial public offering can the Class A Common stockholders require a mandatory redemption of any or all of the shares attributable to the unpaid yield and original cost of the shares.

  NES may not declare additional distributions or dividends other than the amounts described above for Class A Common shares, issue any debt securities containing equity features, sell or dispose of more than 5% of the consolidated assets of the Company in any transaction or series of related transactions, acquire an interest in a business, acquire a business outside of the rental equipment industry, or enter into certain related party transactions, without the consent of a majority of the Class A Common and Class B Common stockholders.

  Class B Common stock sold to executives of NES vests over a 5 year period. Unpaid notes receivable of $1,000 and $102,000 as of December 31, 1996 and December 31, 1997, respectively, from executives of NES for shares of Class B Common stock are classified as stock subscriptions receivable.

10. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES
  NES leases certain facilities, office equipment and vehicles under operating leases some of which contain renewal options. Rental expense was $660 for the year ended December 31, 1997.

  Future minimum rental commitments as of December 31, 1997 under noncancelable operating leases are (in thousands):

      1998............................................................... $  842
      1999...............................................................    567
      2000...............................................................    507
      2001...............................................................    483
      2002...............................................................    181
      Thereafter.........................................................    213
                                                                          ------
                                                                          $2,793
                                                                          ======

 LEGAL MATTERS
  NES is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on NES's financial position, results of operations or cash flows.

11. EMPLOYEE BENEFIT PLANS
  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees over 21 years of age with greater than one-half year of service are eligible. Under the Plan, NES contributes a discretionary percentage (2.5% for the year ended December 31, 1997) of each eligible employee's base annual wages to a trust out of its net profits. In addition, eligible employees can defer up to 15% of their salary with a partially matching contribution by NES of 50% of the first 5% of the employee contribution. The employer contributions vest over a five year period. Contributions by NES to the Plan were $165,000 for year ended December 31, 1997.

12. RELATED PARTY TRANSACTIONS
  Pursuant to a Professional Services Agreement dated January 6, 1997, NES pays management fees of $200,000 per year and investment fees of 1% of all debt and equity financings of NES to an affiliate of NES's majority stockholder, who owns 95.0% of the Class A Common stock and 83% of the Class B Common stock. Total fees paid during the year ended December 31, 1997 were $417,000 and fees owed at December 31, 1997 were $630,000.

  In connection with several of the acquisitions, NES entered into lease agreements for certain facilities with employees of NES who were prior owners of the acquired companies. Amounts due under these leases are included in the future minimum rental commitments under noncancelable operating leases schedule in Note 10 above.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

  Stock subscriptions receivable of $1,000 and $102,000 as of December 31, 1996 and 1997, respectively, relate to notes due from officers of NES related to purchases of Class B Common Stock and are secured by the purchased Class B Common shares. Interest on the notes accrues at the federal funds rate and is payable in full at maturity on June 4, 2006 or upon termination of employment. Accrued interest on these notes was $0 and $8,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

13. SUBSEQUENT EVENTS

  Subsequent to year end, NES purchased the following rental equipment companies:

                                                                      PURCHASE
 ACQUISITION DATE             COMPANY                   LOCATION        PRICE
 ----------------             -------                   --------     -----------
 January 12, 1998 Genpower Pump and Equipment
                  Co.............................   Deer Park, TX    $ 8,000,000
 January 16, 1998 Eagle Scaffolding and Equipment
                  Co.............................   Las Vegas, NV    $ 3,290,000
 January 23, 1998 Grand Hi-Reach, Inc............   Byron Center, MI $ 8,120,000
 February 4, 1998 Work Safe Supply Company, Inc..   Grandville, MI   $ 7,845,000
 March 2, 1998    Dragon Rentals (division of The
                  Modern Group, Inc.)............   Beaumont, TX     $23,000,000
 March 4, 1998    Cormier Equipment Corporation..   Oakland, ME      $27,500,000
 March 30, 1998   Albany Ladder..................   Albany, NY       $43,454,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities. These acquisitions will be accounted for under the purchase method based on the purchase prices. Under the purchase method of accounting NES will allocate the costs of these acquisitions, as of the respective closing dates, to the assets acquired and liabilities assumed based on their respective fair values.

  The operating results of these acquisitions will be included in NES's consolidated results of operations from the date of acquisition. The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                       FOR THE YEAR FOR THE YEAR
                                                          ENDED        ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       (UNAUDITED)  (UNAUDITED)
                                                       ------------ ------------
                                                            (IN THOUSANDS)
      Revenues........................................   $120,475     $146,000
      Operating income................................     19,234       26,821
      Net income......................................        751        5,439

  Additionally, subsequent to year end, NES entered into a definitive purchase agreement to acquire Falconite, Inc., a rental equipment company with operations in nine southern and midwestern states for $171.25 million and $3.75 million of 8% convertible subordinated promissory notes. This pending acquisition is planned to close in 1998 in connection with an initial public offering of the Company's stock.

14. PRO FORMA BALANCE SHEET (UNAUDITED)

  In connection with its initial public offering of common stock, the Company announced its plan to exchange all of its Class A and Class B common stock for newly established common stock. The Class A and Class B stock will be converted into 116,025 shares of newly established common stock. Each share of newly established common stock will then be split into 139 shares of common stock. The effect of this exchange and split has been reflected in the unaudited pro forma balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Aerial
Platforms, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Aerial Platforms, Inc. at January 31, 1997 and February 17, 1997, and the results of its operations and its cash flows for the year ended January 31, 1997 and the seventeen days ended February 17, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
November 4, 1997

                             AERIAL PLATFORMS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
ASSETS:
 Cash.................................................    $  213       $  265
 Accounts receivable, net.............................       666          654
 Inventory............................................        72           71
 Prepaid and other assets.............................        31           57
 Rental equipment, net................................     1,758        1,752
 Property and equipment, net..........................       149          134
                                                          ------       ------
   Total assets.......................................    $2,889       $2,933
                                                          ======       ======
LIABILITIES AND STOCKHOLDER'S EQUITY:
 Accounts payable.....................................    $   75       $  137
 Accrued expenses and other liabilities...............       108          133
 Income taxes.........................................       148          142
 Debt.................................................     1,243        1,214
                                                          ------       ------
   Total liabilities..................................     1,574        1,626
Commitments and contingencies (Note 7)
Common stock, $0.01 par, 10,000 shares authorized, 500
 shares issued and outstanding........................         1            1
Paid-in capital.......................................        --           --
Retained earnings.....................................     1,314        1,306
                                                          ------       ------
   Total stockholder's equity.........................     1,315        1,307
                                                          ------       ------
   Total liabilities and stockholder's equity.........    $2,889       $2,933
                                                          ======       ======



   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                     SEVENTEEN
                                                        YEAR ENDED   DAYS ENDED
                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
REVENUES:
 Rental revenues.......................................   $3,385        $127
 Rental equipment sales................................      496          24
 New equipment sales...................................      693          66
 Other.................................................      172          16
                                                          ------        ----
   Total revenues......................................    4,746         233
                                                          ------        ----
COST OF REVENUES:
 Rental equipment expenses.............................      697          41
 Rental equipment depreciation.........................      257          15
 Cost of rental equipment sales........................      184          19
 Cost of new equipment sales...........................      569          59
 Direct operating expenses.............................      665          35
                                                          ------        ----
   Total cost of revenues..............................    2,372         169
                                                          ------        ----
Gross profit...........................................    2,374          64
Selling, general and administrative expenses...........    1,302          64
Non-rental depreciation and amortization...............       74           8
                                                          ------        ----
Operating (loss) income................................      998          (8)
Interest income (expense), net.........................     (124)         (6)
                                                          ------        ----
Income (loss) before income taxes......................      874         (14)
Income tax expense (benefit)...........................      353          (6)
                                                          ------        ----
Net (loss) income......................................   $  521        $ (8)
                                                          ======        ====



   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   SEVENTEEN
                                                      YEAR ENDED   DAYS ENDED
                                                      JANUARY 31, FEBRUARY 17,
                                                         1997         1997
                                                      ----------- ------------
OPERATING ACTIVITIES:
Net income (loss)....................................    $ 521        $ (8)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation........................................      331          23
 Loss (gain) on sale of equipment....................     (304)          2
 Deferred income taxes...............................     (118)         --
 Changes in operating assets and liabilities:
  Accounts receivable................................     (231)         12
  Inventories........................................      (17)          1
  Prepaid and other assets...........................      (21)        (26)
  Accounts payable...................................       22          62
  Accrued expenses and other liabilities.............      (18)         19
                                                         -----        ----
Net cash provided by operating activities............      165          85
                                                         -----        ----
INVESTING ACTIVITIES:
Purchases of rental equipment........................     (803)        (28)
Proceeds from sale of rental equipment...............      496          24
Purchases of property and equipment..................      (12)         --
Proceeds from sale of property and equipment.........       --          --
                                                         -----        ----
Net cash used in investing activities................     (319)         (4)
                                                         -----        ----
FINANCING ACTIVITIES:
Proceeds from long-term debt.........................      468          --
Payments on long-term debt...........................     (441)        (29)
                                                         -----        ----
Net cash provided by (used in) financing activities..       27         (29)
                                                         -----        ----
Net increase (decrease) in cash......................     (127)         52
Cash at beginning of period..........................      340         213
                                                         -----        ----
Cash at end of period................................    $ 213        $265
                                                         =====        ====
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Cash paid for interest...............................    $ 122        $ 12
                                                         =====        ====
Cash paid for income taxes...........................    $ 398        $ --
                                                         =====        ====


   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    COMMON STOCK
                                    -------------                      TOTAL
                                           STATED PAID-IN RETAINED STOCKHOLDER'S
                                    SHARES VALUE  CAPITAL EARNINGS    EQUITY
                                    ------ ------ ------- -------- -------------
Balance at January 31, 1996........  500    $ 1     $--    $  793     $  794
Net income.........................   --     --      --       521        521
                                     ---    ---     ---    ------     ------
Balance at January 31, 1997........  500      1      --     1,314      1,315
Net income (loss)..................   --     --      --        (8)        (8)
                                     ---    ---     ---    ------     ------
Balance at February 17, 1997.......  500    $ 1     $--    $1,306     $1,307
                                     ===    ===     ===    ======     ======




   The accompanying notes are an integral part of these financial statements.

                            AERIAL PLATFORMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Aerial Platforms, Inc. ("Aerial") is a C corporation primarily involved in the short-term rental of platform aerial lifts, and to a lesser extent, selling related new and used equipment. Aerial's principal customers are construction contractors located in the Atlanta, Georgia area. Aerial operates from one leased facility located in Norcross (Atlanta), Georgia.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 RENTAL REVENUE

  Rental revenue is recognized ratably over the expected lease term.

 RENTAL EQUIPMENT

  Rental equipment consists of platform aerial lifts and is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over an estimated five to seven year useful life with no salvage value. Accumulated depreciation on rental equipment was approximately $1,960,000 and $1,947,000 at January 31, 1997 and February 17, 1997, respectively.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for property and equipment range from three to five years for vehicles and delivery equipment, and five to seven years for tools, yard equipment and furniture and fixtures.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in the statement of operations.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  On February 1, 1996, Aerial adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on Aerial's financial position at January 31, 1997 or results of operations for the year then ended.

                            AERIAL PLATFORMS, INC.

 INVENTORIES

  Aerial's inventories of $72,000 and $71,000 at January 31, 1997 and February 17, 1997, respectively, consist primarily of spare parts held for use in servicing and repairing platform aerial lifts. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of February 17, 1997 and approximates the carrying value of these notes.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Aerial to significant concentrations of credit risk consist primarily of trade accounts receivable from construction customers located in one geographical location. Aerial generally does not require collateral on accounts receivable. Aerial maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $24,000 and $24,250 at January 31, 1997 and February 17, 1997, respectively.

 ADVERTISING COSTS

  Aerial advertises primarily through trade journals and the media. Advertising costs are expensed as incurred.

 INCOME TAXES

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Vehicles and delivery equipment..................    $122        $ 122
      Tools and yard equipment.........................     212          196
      Furniture and fixtures...........................      33           33
                                                           ----        -----
                                                            367          351
      Less: accumulated depreciation...................    (218)        (217)
                                                           ----        -----
                                                           $149        $ 134
                                                           ====        =====

3. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Officer and employee advances....................     $22         $36
      Other............................................       9          21
                                                            ---         ---
                                                            $31         $57
                                                            ===         ===

                             AERIAL PLATFORMS, INC.

4. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Sales taxes payable..............................    $ 48         $ 56
      Accrued benefit plan contributions...............      53           52
      Accrued salaries.................................      --           12
      Other............................................       7           13
                                                           ----         ----
                                                           $108         $133
                                                           ====         ====

5. DEBT

                                                       JANUARY 31, FEBRUARY 17,
                                                          1997         1997
                                                       ----------- ------------
                                                            (IN THOUSANDS)
Note payable in monthly installments of $16,850 plus
 interest at the prime rate plus 1.5% (prime rate at
 January 31, 1997 and February 17, 1997 was 8.25%)
 with the final payment due in February 1999. (See
 Note 9).............................................    $  421       $  404
Notes payable in monthly installments of
 approximately $12,062 including interest at the
 prime rate plus 1.5% with the final payments due at
 varying dates through November 2000. (See Note 9)...       219          214
Note payable in monthly installments of approximately
 $6,828 including interest at the prime rate plus
 1.5% with final payment due July 1999. (See Note 9).       190          190
Note payable in monthly installments of approximately
 $7,780 including interest at the prime rate plus
 1.5% with final payment due in September 1999. (See
 Note 9).............................................       219          213
Note payable in monthly installments of approximately
 $1,993 including interest at the prime rate plus
 1.5% with final payment due in September 2001. (See
 Note 9).............................................        59           58
Note payable in monthly installments of approximately
 $4,420 including interest at the prime rate plus 2%
 with the final payment due in May 1998. (See Note
 9)..................................................        65           65
Notes payable in monthly installments of $4,994
 including interest of 10%, 9% and 11%, with the
 final payments due in February 1997, July 1999 and
 February 1999, respectively. (See Note 9)...........        70           70
                                                         ------       ------
  Total debt.........................................    $1,243       $1,214
                                                         ======       ======

6. INCOME TAXES

  The components of the provision for income taxes are as follows (in thousands):

                                              YEAR ENDED    SEVENTEEN DAYS ENDED
                                           JANUARY 31, 1997  FEBRUARY 17, 1997
                                           ---------------- --------------------
      CURRENT:
       Federal............................       $191               $(5)
       State..............................         34                (1)
      DEFERRED:
       Federal............................        109                --
       State..............................         19                --
                                                 ----               ---
                                                 $353               $(6)
                                                 ====               ===

                            AERIAL PLATFORMS, INC.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):


                                             YEAR ENDED    SEVENTEEN DAYS ENDED
                                          JANUARY 31, 1997  FEBRUARY 17, 1997
                                          ---------------- --------------------
      (Loss) income at statutory rate....       $297               $ (5)
      Effect of state taxes, net.........         51                 (1)
      Other..............................          5                 --
                                                ----              -----
                                                $353              $ (6)
                                                ====              =====

  Deferred tax assets (liabilities) are as follows (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Depreciation.....................................    $(153)      $(153)
      Allowance for doubtful accounts..................       10          10
                                                           -----       -----
      Net deferred tax liability.......................    $(143)      $(143)
                                                           =====       =====

7. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Aerial conducts its operations in leased facilities under an operating lease which expires in May 1998. Aerial also leases vehicles and certain rental equipment under cancelable and noncancelable lease agreements which expire at varying dates through July 2000. Rental expense was $658,000 and $45,000 for the year ended January 31, 1997 and seventeen days ended February 17, 1997, respectively.

  Future minimum rental commitments as of February 17, 1997 under noncancelable operating leases are (in thousands):

      1998................................................................. $118
      1999.................................................................   95
      2000.................................................................   77
      2001.................................................................   20
      2002.................................................................   --
                                                                            ----
                                                                            $310
                                                                            ====

 LEGAL MATTERS

  Aerial is party to legal proceedings and claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on Aerial's financial position, results of operations or cash flows.

8. EMPLOYEE BENEFIT PLAN

  During the year ended January 31, 1995, Aerial established a simplified employee pension plan covering substantially all employees. Employees meeting certain age and length of service requirements are eligible to participate. Employee contributions are permitted up to a maximum of 10% of covered compensation. There are no required matching contributions by Aerial since Aerial's contributions are at the discretion of the Board of Directors. Aerial's contributions were $43,000 and $0 for the year ended January 31, 1997 and the seventeen days ended February 17, 1997, respectively.

                            AERIAL PLATFORMS, INC.

9. SUBSEQUENT EVENTS

  On February 17, 1997, Aerial's sole shareholder sold all of the outstanding common stock of Aerial to National Equipment Services, Inc. ("NES") in exchange for a $3,750,000 cash payment (subject to a customary purchase price adjustment mechanism), a $500,000 promissory note ($350,000 of which is in consideration for the common stock of Aerial and $150,000 of which is in consideration for certain non-compete covenants given by the sole shareholder of Aerial's common stock) and the assumption of certain liabilities and obligations. Aerial's results of operations are included with NES subsequent to February 17, 1997.

  At such closing, NES paid the remaining principal and accrued interest on the notes payable to Fidelity National Bank in the amount of $1,219,600. Additionally, NES purchased all of the leased rental equipment at February 17, 1997 for approximately $1,889,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Lone Star
Rentals, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Lone Star Rentals, Inc. at December 31, 1995 and 1996 and March 16, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period ended March 16, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Houston, Texas
November 4, 1997

                            LONE STAR RENTALS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                            DECEMBER 31, DECEMBER 31, MARCH 16,
                                                1995         1996       1997
                                            ------------ ------------ ---------
ASSETS:
 Cash......................................   $    88       $   89     $   --
 Accounts receivable, net..................     1,338        1,187      1,193
 Inventory.................................       338          622        708
 Rental equipment, net.....................     7,622        6,952      6,688
 Property and equipment, net...............       262          178        165
 Prepaid and other assets..................       446          377        382
                                              -------       ------     ------
   Total assets............................   $10,094       $9,405     $9,136
                                              =======       ======     ======
LIABILITIES AND STOCKHOLDER'S EQUITY:
 Accounts payable..........................   $   236       $  408     $  660
 Accrued expenses and other liabilities....       257          293        274
 Debt......................................     5,481        4,529      4,348
 Obligations under capital leases..........       640          454        410
                                              -------       ------     ------
   Total liabilities.......................     6,614        5,684      5,692
                                              -------       ------     ------
Commitments and contingencies (Note 9)
Stockholder's equity.......................     3,480        3,721      3,444
                                              -------       ------     ------
   Total liabilities and stockholder's
    equity.................................   $10,094       $9,405     $9,136
                                              =======       ======     ======



   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                     YEAR ENDED
                                                    DECEMBER 31,    PERIOD ENDED
                                                    --------------   MARCH 16,
                                                     1995    1996       1997
                                                    ------  ------  ------------
REVENUES:
 Rental revenue.................................... $8,324  $8,168     $1,455
 Sales of equipment and supplies...................  1,379   1,181        188
                                                    ------  ------     ------
   Total revenues..................................  9,703   9,349      1,643
                                                    ------  ------     ------
COST OF REVENUES:
 Rental equipment expense..........................  2,398   2,485        594
 Rental equipment depreciation.....................  1,356   1,440        242
 Cost of equipment and supplies....................  1,079     888        119
 Direct operating expenses.........................  1,679   1,739        416
                                                    ------  ------     ------
   Total cost of revenues..........................  6,512   6,552      1,371
                                                    ------  ------     ------
Gross profit (loss)................................  3,191   2,797        272
Selling, general and administrative expense........  1,918   1,988        475
Non-rental depreciation and amortization...........    170     169         26
                                                    ------  ------     ------
Operating (loss) income............................  1,103     640       (229)
Other income.......................................    231     271        139
Interest income (expense) net......................   (608)   (530)      (164)
                                                    ------  ------     ------
Net income (loss).................................. $  726  $  381     $ (254)
                                                    ======  ======     ======
Pro forma tax provision (benefit) (unaudited):
 Income (loss) before income taxes................. $  726  $  381     $ (254)
 Pro forma provision (benefit) for income taxes....    254     133        (89)
                                                    ------  ------     ------
 Pro forma net income (loss)....................... $  472  $  248     $ (165)
                                                    ======  ======     ======



   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEAR ENDED
                                                  DECEMBER 31,     PERIOD ENDED
                                                 ----------------   MARCH 16,
                                                  1995     1996        1997
                                                 -------  -------  ------------
OPERATING ACTIVITIES:
Net income.....................................  $   726  $   381     $(254)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation..................................    1,526    1,609       268
 Gain on sale of equipment.....................     (184)    (175)       --
 Changes in operating assets and liabilities:
  Accounts receivable..........................     (192)     151        (6)
  Inventory....................................      318     (284)      (86)
  Prepaid and other assets.....................       20       69        (5)
  Accounts payable.............................      (71)     172       252
  Accrued expenses and other liabilities.......       30       36       (19)
                                                 -------  -------     -----
Net cash provided by operating activities......    2,173    1,959       150
                                                 -------  -------     -----
INVESTING ACTIVITIES:
Purchases of rental equipment..................   (3,019)  (1,595)        9
Proceeds from sale of rental equipment.........    1,013      733        --
Purchases of property and equipment............      (51)      (6)       --
Proceeds from sale of property and equipment...       76        2        --
                                                 -------  -------     -----
Net cash provided by (used in) investing
 activities....................................   (1,981)    (866)        9
                                                 -------  -------     -----
FINANCING ACTIVITIES:
Proceeds from debt.............................    2,871    1,640        --
Payments on debt...............................   (2,881)  (2,592)     (225)
Dividends paid.................................     (231)    (140)      (23)
                                                 -------  -------     -----
Net cash used in financing activities..........     (241)  (1,092)     (248)
                                                 -------  -------     -----
Net increase (decrease) in cash................      (49)       1       (89)
Cash at beginning of period....................      137       88        89
                                                 -------  -------     -----
Cash at end of period..........................  $    88  $    89     $  --
                                                 =======  =======     =====
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Cash paid for interest.........................  $   607  $   529     $ 164
                                                 =======  =======     =====


   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                   STOCKHOLDER'S
                                                                      EQUITY
                                                                   -------------
Balance at December 31, 1994......................................    $2,985
Net income........................................................       726
Dividends.........................................................      (231)
                                                                      ------
Balance at December 31, 1995......................................     3,480
Net income........................................................       381
Dividends.........................................................      (140)
                                                                      ------
Balance at December 31, 1996......................................     3,721
Net income........................................................      (254)
Dividends.........................................................       (23)
                                                                      ------
Balance at March 16, 1997.........................................    $3,444
                                                                      ======




   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Lone Star Rentals, Inc. ("Lone Star") is an S Corporation primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts, merchandise and new and used equipment to commercial and residential construction companies, industrial enterprises, homeowners and other customers. Lone Star operates from five separate locations, four of which are in the Houston, Texas metropolitan area and one of which is in Corpus Christi, Texas. Lone Star's executive offices are located in Houston, Texas.

 RENTAL REVENUES

  Rental revenues are recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term. For rental contracts greater than one month, rental revenues are recognized notably over the contract period.

 INVENTORY

  Lone Star's inventories primarily consist of items such as equipment, hand tools and accessories held for resale. Inventories are stated at the lower of cost, determined by the first-in, first-out method and replacement value, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight line method over an estimated average 7-year useful life with no salvage value.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 7 to 25 years for buildings, 3 to 7 years for vehicles, delivery and yard equipment, and 1 to 7 years for fixtures and leasehold improvements.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable using current interest rates for similar instruments as of December 31, 1995 and 1996 and March 16, 1997 approximates their carrying value as the underlying instruments include provisions to adjust interest rates to approximate fair market value.

                            LONE STAR RENTALS, INC.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Lone Star to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Lone Star's geographic dispersion. Lone Star performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 ADVERTISING COSTS

  Lone Star advertises primarily through trade journals and the media. Advertising costs are expensed as incurred.

 INCOME TAXES

  Lone Star's parent is a subchapter S corporation, taxes are the responsibility of the individual shareholders of the parent. The pro forma provision for income taxes approximate what Lone Star's tax provision would be if subject to income taxes as a C corporation.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Lone Star has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Equipment............................................. $142 $411   $490
      Parts and supplies....................................  196  211    218
                                                             ---- ----   ----
                                                             $338 $622   $708
                                                             ==== ====   ====

                            LONE STAR RENTALS, INC.

3. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                      DECEMBER 31,
                                                     ----------------  MARCH 16,
                                                      1995     1996      1997
                                                     -------  -------  ---------
      Air compressors and tools..................... $ 1,479  $ 1,590   $ 1,584
      Compaction and concrete.......................     985      919       866
      Earth moving equipment........................   3,913    4,023     3,954
      Forklifts, highreach and scaffolding..........   1,581    1,574     1,365
      Generators and lighting.......................     693      620       607
      Plumbing and painting.........................     287      273       276
      Trenchers and trailers........................     232      457       455
      Pumps.........................................     527      507       510
      Welders.......................................     644      570       569
      Other.........................................     731      717       719
                                                     -------  -------   -------
                                                      11,072   11,250    10,905
      Less: accumulated depreciation................  (3,450)  (4,298)   (4,217)
                                                     -------  -------   -------
                                                     $ 7,622  $ 6,952   $ 6,688
                                                     =======  =======   =======

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         ------------  MARCH 16,
                                                         1995   1996     1997
                                                         -----  -----  ---------
      Vehicles and delivery equipment................... $ 303  $ 300    $ 300
      Furniture and fixtures............................   254    268      268
      Leasehold improvements............................    43     43       43
      Building improvements.............................   127    127      127
                                                         -----  -----    -----
                                                           727    738      738
      Less: accumulated depreciation....................  (465)  (560)    (573)
                                                         -----  -----    -----
                                                         $ 262  $ 178    $ 165
                                                         =====  =====    =====

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Non-compete agreement................................. $438 $363   $350
      Other.................................................    8   14     32
                                                             ---- ----   ----
                                                             $446 $377   $382
                                                             ==== ====   ====

  Lone Star has entered into a non-compete agreement with a former owner which expires on December 1, 2002. The original cost of $750,000 is being amortized over a ten year life using the straight line method.

                            LONE STAR RENTALS, INC.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Customer deposits..................................... $ 21 $ 25   $ 30
      Sales tax payable.....................................   49   44     24
      Payroll tax payable...................................    1    7     --
      Accrued property tax payable..........................  172  173    203
      Other.................................................   14   44     17
                                                             ---- ----   ----
                                                             $257 $293   $274
                                                             ==== ====   ====

7. DEBT

  Debt consists of the following (in thousands):

                                                         DECEMBER 31,
                                                         ------------- MARCH 16,
                                                          1995   1996    1997
                                                         ------ ------ ---------
      CURRENT PORTION OF DEBT:
       Floor plan payable Homelite...................... $   78 $   14  $   --
       Floor plan payable Kubota........................     11    171     245
       Floor plan payable Nations.......................     --    131     123
       Floor plan payable Mitsui........................     19     --      --
       Current notes payable Pinemont...................    400    649     649
       Current notes payable Texas Commerce.............     --     --      --
       Current portion of long-term debt................  2,290  1,725   1,517
                                                         ------ ------  ------
         Total current debt.............................  2,798  2,690   2,534
                                                         ------ ------  ------
      LONG-TERM PORTION OF DEBT:
       Notes payable Pinemont Bank......................    267    133     133
       Merchants Park Bank vehicles.....................     22     11      11
       Merchants Park Bank building and land............      6      1       1
       Notes payable Case Credit........................    515    685     685
       Notes payable Chicago Pneumatic..................     56     18      18
       Notes payable Ingersoll Rand.....................    115     25      14
       Notes payable John Deere.........................    374    252     252
       Notes payable Kubota Credit......................    203     46      46
       Notes payable Mitsui.............................    254    177     163
       Notes payable Miller Services....................    121     19      19
       Notes payable Orix...............................    214     28      28
       Notes payable Jack Fulton........................    532    444     444
       Notes payable Navistar...........................      4     --      --
                                                         ------ ------  ------
         Total long-term debt...........................  2,683  1,839   1,814
                                                         ------ ------  ------
         Total debt..................................... $5,481 $4,529  $4,348
                                                         ====== ======  ======

  Interest and principal is payable monthly or quarterly at rates ranging from 5.7% to 12%. The note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of Lone Star. Lone Star is in compliance with covenants in all agreements. Substantially all rental equipment, property and equipment, and accounts receivable of Lone Star are pledged as collateral for the bank line of credit demand notes, and notes related to purchases of certain businesses.

                            LONE STAR RENTALS, INC.

  On bank notes payable, Lone Star incurred interest expense of $605,000, $778,000 and $66,000 for the periods ended December 31, 1995 and December 31, 1996 and March 16, 1997, respectively.

  Maturities of debt are as follows at March 16, 1997 (in thousands):

      1997............................................................... $2,534
      1998...............................................................    878
      1999...............................................................    523
      2000...............................................................    287
      2001...............................................................    126
                                                                          ------
                                                                          $4,348
                                                                          ======

8. OBLIGATIONS UNDER CAPITAL LEASES

  Capitalized leases recorded as assets consist of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         ------------  MARCH 16,
                                                         1995   1996     1997
                                                         -----  -----  ---------
      Compaction and concrete........................... $ 180  $ 180    $ 180
      Forklifts, highreach and scaffolding..............    81     81       81
      Trenchers and trailers............................   254    254      254
      Pumps.............................................   245    245      245
      Other.............................................    46     46       46
                                                         -----  -----    -----
                                                           806    806      806
      Less: accumulated depreciation....................  (127)  (249)    (270)
                                                         -----  -----    -----
                                                         $ 679  $ 557    $ 536
                                                         =====  =====    =====

  Obligations under capital leases consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Leases payable AEL/Reli............................... $466 $244   $ 55
      Leases payable Associated.............................   73  156    338
      Leases payable Bankers Leasing........................   28    6     --
      Leases payable Clark Financials.......................   50   34     14
      Leases payable Manifest Group.........................   23   14      3
                                                             ---- ----   ----
                                                              640  454    410
                                                             ==== ====   ====
      Current portion.......................................  267  284    223
                                                             ---- ----   ----
      Long-term portion..................................... $373 $170   $187
                                                             ==== ====   ====

  Future minimum lease payments as of March 16, 1997 are (in thousands):

      1997................................................................. $267
      1998.................................................................  117
      1999.................................................................   51
      2000.................................................................   18
      Thereafter...........................................................   --
                                                                            ----
                                                                            $453
                                                                            ====

                            LONE STAR RENTALS, INC.

9. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Lone Star leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $241,000 and $236,000 for the years ended December 31, 1995 and 1996 respectively, and $49,000 for the period ended March 16, 1997.

  Future minimum rental commitments as of March 16, 1997 under non-cancelable operating leases are (in thousands):

      1997............................................................... $  192
      1998...............................................................    242
      1999...............................................................    242
      2000...............................................................    242
      2001...............................................................    242
      Thereafter.........................................................     51
                                                                          ------
                                                                          $1,211
                                                                          ======

 LEGAL MATTERS

  Lone Star is party to legal proceedings and potential claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Lone Star's financial position, results of operations or cash flows.

10. SUBSEQUENT EVENTS

  On March 17, 1997, Lone Star's owner sold substantially all of Lone Star's assets to NES Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc. for a $10,579,711 cash payment (subject to a customary purchase price adjustment mechanism), a promissory note in the principal amount of $500,000 ($350,000 of which is in partial consideration for such assets and $150,000 of which is in consideration for certain non-compete covenants by Lone Star's former owner) and the assumption of certain liabilities and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder
of BAT Rentals, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows, present fairly, in all material respects, the financial position of BAT Rentals, Inc. at December 31, 1995 and 1996 and March 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
November 4, 1997

                               BAT RENTALS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                            DECEMBER 31, DECEMBER 31, MARCH 31,
                                                1995         1996       1997
                                            ------------ ------------ ---------
ASSETS:
 Cash and cash equivalents.................   $ 1,879      $ 1,750     $ 1,609
 Accounts receivable, net..................     1,107        1,322       1,574
 Inventory, net............................       672          645         530
 Rental equipment, net.....................     4,434        5,779       5,945
 Property and equipment, net...............     1,976        1,855       1,808
 Prepaid and other assets..................        43          153          30
                                              -------      -------     -------
   Total assets............................   $10,111      $11,504     $11,496
                                              =======      =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable..........................   $   126      $    36     $    84
 Accrued expenses and other liabilities....       200          121         216
 Debt......................................     3,191        3,302       2,891
                                              -------      -------     -------
   Total liabilities.......................     3,517        3,459       3,191
 Common stock, $10 par, 1,000 shares
  authorized, 700 shares issued and
  outstanding..............................         7            7           7
 Other paid-in capital.....................         2            2           2
 Retained earnings.........................     7,514        8,965       9,225
 Treasury stock............................      (929)        (929)       (929)
                                              -------      -------     -------
   Total stockholders' equity..............     6,594        8,045       8,305
                                              -------      -------     -------
   Total liabilities and stockholders'
    equity.................................   $10,111      $11,504     $11,496
                                              =======      =======     =======



   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                        FOR THE YEARS ENDED    FOR THE THREE
                                     ------------------------- MONTHS ENDED
                                     DECEMBER 31, DECEMBER 31,   MARCH 31,
                                         1995         1996         1997
                                     ------------ ------------ ------------- ---
REVENUES:
 Rental revenues...................    $ 4,856      $ 6,328       $1,457
 Rental equipment sales............      2,486        2,879          995
 New equipment sales...............      4,733        3,547        1,250
 Other.............................        378          386          100
                                       -------      -------       ------
   Total revenues..................     12,453       13,140        3,802
                                       -------      -------       ------
COST OF REVENUES:
 Rental equipment expenses.........         80          184           12
 Rental equipment depreciation.....      2,059        2,576          707
 Cost of rental equipment sales....        968        1,411          352
 Cost of new equipment sales.......      4,052        2,961        1,010
 Direct operating expense..........      1,653        1,623          450
                                       -------      -------       ------
   Total cost of revenues..........      8,812        8,755        2,531
                                       -------      -------       ------
Gross profit.......................      3,641        4,385        1,271
Selling, general and administrative
 expenses..........................      1,552        1,399          489
Non-rental depreciation and
 amortization......................        116          109           25
                                       -------      -------       ------
Operating income...................      1,973        2,877          757
Other income (expense), net........         29          120           (1)
Interest income (expense), net.....       (103)        (196)         (46)
                                       -------      -------       ------
Net income.........................    $ 1,899      $ 2,801       $  710
                                       =======      =======       ======
PRO FORMA TAX PROVISION
 (UNAUDITED):
Income before income taxes.........    $ 1,899      $ 2,801       $  710
Pro forma provision for income
taxes..............................        646          952          241
                                       -------      -------       ------
Pro forma net income...............    $ 1,253      $ 1,849       $  469
                                       =======      =======       ======


   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                            FOR THE YEARS ENDED    FOR THE THREE
                                         ------------------------- MONTHS ENDED
                                         DECEMBER 31, DECEMBER 31,   MARCH 31,
                                             1995         1996         1997
                                         ------------ ------------ -------------
OPERATING ACTIVITIES:
 Net income............................    $ 1,899      $ 2,801       $  710
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation.........................      2,175        2,685          732
  Gain on sale of equipment............     (1,527)      (1,468)        (657)
  Changes in operating assets and
   liabilities:
   Accounts receivable.................        (27)        (215)        (252)
   Inventories.........................        (42)          26          115
   Prepaid and other assets............         45         (110)         123
   Accounts payable....................         76          (90)          48
   Accrued expenses and other
    liabilities........................        110          (79)          95
                                           -------      -------       ------
Net cash provided by operating
 activities............................      2,709        3,550          914
                                           -------      -------       ------
INVESTING ACTIVITIES:
 Purchases of rental equipment.........     (3,953)      (5,332)      (1,211)
 Proceeds from sale of rental
  equipment............................      2,486        2,879          995
 Purchases of property and equipment...        (52)          (2)          --
 Proceeds from sale of property and
  equipment............................         --           14           23
                                           -------      -------       ------
Net cash used in investing activities..     (1,519)      (2,441)        (193)
                                           -------      -------       ------
FINANCING ACTIVITIES:
 Proceeds from long-term debt..........      1,303        1,465           --
 Payments on long-term debt............       (771)      (1,353)        (412)
 Dividends paid........................     (1,500)      (1,350)        (450)
                                           -------      -------       ------
Net cash used in financing activities..       (968)      (1,238)        (862)
                                           -------      -------       ------
Net increase (decrease) in cash and
 cash equivalents......................        222         (129)        (141)
Cash and cash equivalents at beginning
 of period.............................      1,657        1,879        1,750
                                           -------      -------       ------
Cash and cash equivalents at end of
 period................................    $ 1,879      $ 1,750       $1,609
                                           =======      =======       ======
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
 Cash paid for interest................    $   227      $   244       $   56
                                           =======      =======       ======

   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                            COMMON STOCK                       TOTAL
                         ------------------- PAID-IN TREASURY RETAINED  STOCKHOLDERS'
                         SHARES STATED VALUE CAPITAL  STOCK   EARNINGS     EQUITY
                         ------ ------------ ------- -------- --------  -------------
Balance at December 31,
 1994...................  700       $ 7        $ 2    $(929)  $ 7,115      $ 6,195
Net income..............   --        --         --       --     1,899        1,899
Dividends...............   --        --         --       --    (1,500)      (1,500)
                          ---       ---        ---    -----   -------      -------
Balance at December 31,
 1995...................  700         7          2     (929)    7,514        6,594
Net income..............   --        --         --       --     2,801        2,801
Dividends...............   --        --         --       --    (1,350)      (1,350)
                          ---       ---        ---    -----   -------      -------
Balance at December 31,
 1996...................  700         7          2     (929)    8,965        8,045
Net income..............   --        --         --       --       710          710
Dividends...............   --        --         --       --      (450)        (450)
                          ---       ---        ---    -----   -------      -------
Balance at March 31,
 1997...................  700       $ 7        $ 2    $(929)  $ 9,225      $ 8,305
                          ===       ===        ===    =====   =======      =======




   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  BAT Rentals, Inc. ("BAT") is an S corporation primarily involved in the sale, financing and rental of construction equipment to construction contractors and industrial companies. BAT operates from one facility in Las Vegas, Nevada.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 RENTAL REVENUES

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less.

 INVENTORY

  BAT's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line and accelerated methods over an estimated 5 to 7 year useful life with no salvage value.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 31.5 years for buildings, 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  On January 1, 1996, BAT adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires

                               BAT RENTALS, INC.

impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of, exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on BAT's financial position at March 31, 1997 or results of operations for the period then ended.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar instruments as of March 31, 1997 and approximates the carrying value of the debt due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject BAT to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and BAT's geographic dispersion. BAT performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. BAT maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $116,200, $116,200 and $96,300 at March 31, 1997, December 31,
1996 and 1995, respectively.

 INCOME TAXES

  BAT has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, BAT's income, deductions and credits are reported on the income tax returns of BAT's stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes are calculated at a statutory tax rate of 34%.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, BAT has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following (in thousands):


                                                           DECEMBER 31,
                                                           ------------  MARCH 31,
                                                           1995  1996      1997
                                                           ----  ----    ---------
      New equipment....................................... $342  $365    $300
      Parts...............................................  418   438     381
      Contractor supplies.................................   77    75      76
      Other...............................................    7     8      14
                                                           ----  ----    ----
                                                            844   886     771
      Less: reserve....................................... (172) (241)   (241)
                                                           ----  ----    ----
      Total inventory, net................................ $672  $645    $530
                                                           ====  ====    ====

                               BAT RENTALS, INC.

3. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                       DECEMBER 31,
                                                      ---------------  MARCH 31,
                                                       1995    1996      1997
                                                      ------  -------  ---------
      Rental equipment............................... $9,387  $11,397   $11,545
      Less: accumulated depreciation................. (4,953)  (5,618)   (5,600)
                                                      ------  -------   -------
      Rental equipment, net.......................... $4,434  $ 5,779   $ 5,945
                                                      ======  =======   =======

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                        DECEMBER 31,
                                                       --------------  MARCH 31,
                                                        1995    1996     1997
                                                       ------  ------  ---------
      Land and land improvements...................... $  807  $  807   $  807
      Building........................................  1,336   1,336    1,336
      Machinery and shop equipment....................     60      63       68
      Furniture and fixtures..........................    424     440      442
      Vehicles........................................    910     889      838
                                                       ------  ------   ------
      Total property and equipment, at cost...........  3,537   3,535    3,491
      Less: accumulated depreciation.................. (1,561) (1,680)  (1,683)
                                                       ------  ------   ------
      Property and equipment, net..................... $1,976  $1,855   $1,808
                                                       ======  ======   ======

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                         DECEMBER 31,
                                                         ------------- MARCH 31,
                                                          1995   1996    1997
                                                         ------ ------ ---------
      Receivable from EPA............................... $  --  $  108    $--
      Prepaid insurance.................................    29      31      5
      Prepaid advertising...............................     7       7      3
      Other.............................................     7       7     22
                                                         -----  ------    ---
                                                         $  43  $  153    $30
                                                         =====  ======    ===

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following (in thousands):


                                                           DECEMBER 31,
                                                           ------------  MARCH 31,
                                                             1995 1996     1997
                                                             ---- ----   ---------
      Accrued expenses...................................... $ 72 $ 21   $ 68
      Sales tax payable.....................................   52   54     78
      Accrued profit sharing................................   --   46     70
      Accrued equipment sales payable.......................   76   --     --
                                                             ---- ----   ----
                                                             $200 $121   $216
                                                             ==== ====   ====

                               BAT RENTALS, INC.

7. DEBT

  Debt consists of the following (in thousands):

                                                        DECEMBER 31,
                                                        ------------- MARCH 31,
                                                         1995   1996    1997
                                                        ------ ------ ---------
      Notes payable, secured by rental equipment,
       payable through various dates ending February
       2000, interest rates ranging from 7.9% to prime
       plus 1%........................................  $1,295 $1,630  $1,428
      Notes payable, related party, secured by rental
       equipment, with interest ranging from 7.5% to
       prime plus 1%..................................     177    223     188
      Notes payable, secured by trust deed on property
       and buildings, with interest at prime plus 1%
       maturing May 1997..............................     167     --      --
      Notes payable, shareholder, secured by rental
       equipment with interest at prime plus 1%,
       minimum rate of 9.75%..........................     328    288     245
      Revolving credit line, secured by rental
       equipment and inventory, with a limit of
       $1,250,000. Interest payable monthly at Bank of
       America's reference rate plus 0.65%............   1,009    814     871
      Other contracts payable, secured by rental
       equipment and inventory, due upon sale of
       collateral or within one year of the date of
       purchase if not sold...........................     215    347     159
                                                        ------ ------  ------
      Total debt......................................  $3,191 $3,302  $2,891
                                                        ====== ======  ======

  BAT's agreement with the bank provides for a secured revolving line of credit of $1,250,000 maturing no later than May 31, 1997. The bank and senior note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of BAT. BAT is in compliance with covenants in all agreements. Substantially all of BAT's assets are pledged as collateral for the long-term debt.

  Maturities of debt are as follows at March 31, 1997 (in thousands):

      1997............................................................... $1,685
      1998...............................................................    800
      1999...............................................................    397
      2000...............................................................      9
      2001...............................................................     --
      Thereafter.........................................................     --
                                                                          ------
                                                                          $2,891
                                                                          ======

 LEGAL MATTERS

  BAT is party to legal proceedings and claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on BAT's financial position, results of operations or cash flows.

                               BAT RENTALS, INC.

8. EMPLOYEE BENEFIT PLANS

  BAT sponsors a profit sharing plan (the "Plan") in which employees with greater than one year of service are eligible. Under the Plan, BAT contributes 15% of each eligible employee's base annual wages to a trust out of its net profits. Effective January 1, 1997, five percent of the eligible employee's wages are deposited into a 401(k) plan and the remaining 10% portion is contributed to a separate profit sharing plan. In addition, eligible employees can defer up to 10% of their salary with a partially matching contribution by BAT. The employer contributions vest over a seven year period. Contributions by BAT to the Plan were $195,100, $198,500 and $0 for the years ended December 31, 1995 and 1996 and the period ended March 31, 1997, respectively.

9. RELATED PARTY TRANSACTIONS

  Paul Bronken, President and beneficial owner of a majority of the shares of BAT, and H. L. Butler, an employee and officer of BAT, loaned the Company approximately $110,700 and $325,200 during the years ended December 31, 1995 and 1996, respectively, to finance rental equipment purchases. Interest expense related to these loans was $46,000, $48,200 and $11,200 for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

10. SUBSEQUENT EVENTS

  On April 1, 1997, BAT's owner sold substantially all of BAT's assets to BAT Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc., for a $15.4 million cash payment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Sprint Industrial Services, Inc. and
the Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in divisional equity and of cash flows, present fairly, in all material respects, the financial position of Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) at December 31, 1995, December 31, 1996, and June 30, 1997 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Houston, Texas
November 4, 1997

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                               DECEMBER 31, DECEMBER 31, JUNE 30,
                                                   1995         1996      1997
                                               ------------ ------------ --------
ASSETS:
 Cash.........................................   $    14      $   238    $   373
 Accounts receivable, net.....................     1,922        1,829      2,089
 Inventory....................................        --           --        261
 Rental equipment, net........................     8,118        9,741     10,477
 Property and equipment, net..................       584          607        757
 Prepaid expenses and other assets............        89          131        105
                                                 -------      -------    -------
   Total assets...............................   $10,727      $12,546    $14,062
                                                 =======      =======    =======
LIABILITIES AND DIVISIONAL EQUITY:
 Accounts payable.............................   $   201      $    24    $   282
 Accrued expenses and other liabilities.......       182          263        381
 Debt.........................................     7,370        8,987      8,624
                                                 -------      -------    -------
   Total liabilities..........................     7,753        9,274      9,287
                                                 -------      -------    -------
Intercompany..................................     1,382        1,054        837
Commitments and contingencies (Note 8)
Divisional equity.............................     1,592        2,218      3,938
                                                 -------      -------    -------
   Total liabilities and divisional equity....   $10,727      $12,546    $14,062
                                                 =======      =======    =======



   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                  YEAR ENDED
                                           ------------------------- SIX MONTHS
                                           DECEMBER 31, DECEMBER 31, ENDED JUNE
                                               1995         1996      30, 1997
                                           ------------ ------------ ----------
REVENUES:
 Rental revenues..........................    $7,475      $ 9,172      $5,715
 Other income.............................       404          426         327
                                              ------      -------      ------
   Total revenues.........................     7,879        9,598       6,042
                                              ------      -------      ------
COST OF REVENUES:
 Rental equipment expenses................     1,648        1,395         470
 Rental equipment depreciation............     1,376        2,025       1,109
 Direct operating expenses................       257          197         173
                                              ------      -------      ------
   Total cost of revenues.................     3,281        3,617       1,752
                                              ------      -------      ------
Gross profit..............................     4,598        5,981       4,290
Selling, general and administrative
 expenses.................................     2,977        4,333       2,028
Non-rental depreciation and amortization..        99          145          83
                                              ------      -------      ------
Operating income..........................     1,522        1,503       2,179
Other income (expense), net...............         1           14         (10)
Interest income (expense), net............      (868)      (1,037)       (553)
                                              ------      -------      ------
Net income................................    $  655      $   480      $1,616
                                              ======      =======      ======
PRO FORMA TAX PROVISION (UNAUDITED):
 Income before income taxes...............    $  655      $   480      $1,616
 Pro forma provision for income taxes.....       229          168         566
                                              ------      -------      ------
 Pro forma net income.....................    $  426      $   312      $1,050
                                              ======      =======      ======



   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                            YEAR ENDED
                                     ------------------------- SIX MONTHS ENDED
                                     DECEMBER 31, DECEMBER 31,     JUNE 30,
                                         1995         1996           1997
                                     ------------ ------------ ----------------
OPERATING ACTIVITIES:
 Net income.........................   $   655      $   480        $ 1,616
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation......................     1,475        2,170          1,192
  Changes in operating assets and
   liabilities:
   Accounts receivable..............      (779)          93           (260)
   Inventory........................        --           --           (261)
   Prepaid expenses and other
    assets..........................       206          (42)            26
   Accounts payable.................       166         (177)           258
   Accrued expenses and other
    liabilities.....................       335         (247)           (99)
                                       -------      -------        -------
Net cash provided by operating
 activities.........................     2,058        2,277          2,472
                                       -------      -------        -------
INVESTING ACTIVITIES:
 Purchases of rental equipment......    (4,725)      (3,716)        (1,879)
 Purchases of property and
  equipment.........................      (100)        (100)          (198)
                                       -------      -------        -------
Net cash used in investing
activities..........................    (4,825)      (3,816)        (2,077)
                                       -------      -------        -------
FINANCING ACTIVITIES:
 Proceeds from long-term debt.......     2,682        2,768             19
 Payments on long-term debt.........        --         (631)          (883)
 Capital contribution...............       161          146            114
 Net proceeds from (payments on)
  line of credit....................       (80)        (520)           500
 Dividends paid.....................        --           --            (10)
                                       -------      -------        -------
Net cash provided by (used in)
 financing activities...............     2,763        1,763           (260)
                                       -------      -------        -------
Net increase (decrease) in cash.....        (4)         224            135
Cash at beginning of period.........        18           14            238
                                       -------      -------        -------
Cash at end of period...............   $    14      $   238        $   373
                                       =======      =======        =======
SUPPLEMENTAL NON-CASH FLOW
 INFORMATION:
 Cash paid for interest.............   $   658      $   901        $   460
                                       =======      =======        =======


   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                                 (IN THOUSANDS)

                                                                     TOTAL
                                                               DIVISIONAL EQUITY
                                                               -----------------
Balance at December 31, 1994..................................      $  776
Net income....................................................         655
Capital Contribution..........................................         161
                                                                    ------
Balance at December 31, 1995..................................       1,592
Net income....................................................         480
Capital Contribution..........................................         146
                                                                    ------
Balance at December 31, 1996..................................       2,218
Net Income....................................................       1,616
Capital Contribution..........................................         114
Dividends.....................................................         (10)
                                                                    ------
Balance at June 30, 1997......................................      $3,938
                                                                    ======





   The accompanying notes are an integral part of these financial statements.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) ("Sprintank") are primarily involved in the short-term rental of industrial storage equipment to chemical manufacturing, and refining industries. At June 30, 1997, Sprintank had seven equipment rental locations in Texas, Louisiana, and Alabama.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 RENTAL REVENUES

  Rental revenues are recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term. For rental contracts greater than one month, rental revenues are recognized ratably over the contract period.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over an estimated useful life with no salvage value. Estimated useful lives of rental equipment ranged from three to ten years. Accumulated depreciation on rental equipment was $3,209,000, $4,963,000 and $5,901,000 at December 31, 1995 and 1996 and June
30, 1997, respectively.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from five to seven years for vehicles, delivery and shop equipment, and three to ten years for office furniture and leasehold improvements.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 INVENTORY

  Sprintank's inventories primarily consist of items such as tires for replacement on delivery vehicles and are not for sale or rental. Inventories are stated at the lower of average cost or market.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes payable and is determined using current interest rates for similar instruments as of the years ended December 31, 1995 and 1996 and the period ended June 30, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 ESTIMATES

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Such estimates and assumptions include those made regarding the estimated useful lives of depreciable assets. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Sprintank to significant concentrations of credit risk consist primarily of trade accounts receivable from industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of large customers with recurring rentals. Sprintank performs credit evaluations of its customers' financial condition and does not require collateral on accounts receivable. Sprintank maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $0, $20,000 and $0 at December 31, 1995 and 1996 and June 30, 1997, respectively.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Sprintank has participated in certain transactions with related parties during the current and previous years until acquisition of substantially all of the assets of Sprintank by a wholly owned subsidiary of National Equipment Services, Inc. (see Note 8). In the opinion of management, all transactions with related parties have been conducted at arm's-length.

 INCOME TAXES

  Sprintank's parent is a subchapter S corporation. Taxes are the responsibility of the individual shareholders of the parent. The pro forma provision for divisional income taxes approximates Sprintank's tax provision on a stand alone basis.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                       DECEMBER 31,
                                                      ----------------  JUNE 30,
                                                       1995     1996      1997
                                                      -------  -------  --------
      Trailers....................................... $ 4,774  $ 5,921  $ 6,890
      Frac tanks.....................................   4,420    5,669    6,068
      Tanks..........................................   1,097    1,332    1,373
      Dewatering boxes...............................     261      448      452
      Vacuum boxes...................................     210      442      550
      Phase separator................................     273      274      276
      Rolloff boxes..................................     208      201      253
      Other..........................................      84      417      516
                                                      -------  -------  -------
                                                       11,327   14,704   16,378
      Less: accumulated depreciation.................  (3,209)  (4,963)  (5,901)
                                                      -------  -------  -------
                                                      $ 8,118  $ 9,741  $10,477
                                                      =======  =======  =======

3. PROPERTY AND EQUIPMENT

  Property and equipment, net, consist of the following (in thousands):

                                                         DECEMBER 31,
                                                         -------------  JUNE 30,
                                                         1995    1996     1997
                                                         -----  ------  --------
      Vehicles and delivery equipment................... $ 732  $  881   $1,057
      Shop equipment....................................    55     135      156
      Office equipment..................................   175      46       47
                                                         -----  ------   ------
                                                           962   1,062    1,260
      Less: accumulated depreciation....................  (378)   (455)    (503)
                                                         -----  ------   ------
                                                         $ 584  $  607   $  757
                                                         =====  ======   ======

4. PREPAID EXPENSES AND OTHER ASSETS

  Prepaid expenses and other assets consist of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Prepaid insurance.................................. $  56  $  118   $ 73
      Other..............................................    33      13     32
                                                          -----  ------   ----
                                                          $  89  $  131   $105
                                                          =====  ======   ====

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


5. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following (in thousands):


                                                              DECEMBER 31,
                                                              ------------ JUNE 30,
                                                              1995   1996    1997
                                                              -----  -----  -------
      Payroll accruals....................................... $ 10   $ 85     $ 79
      Deferred franchise taxes...............................   52     75      187
      Taxes payable..........................................   43     47       59
      Accrued interest.......................................   49     42       21
      Other..................................................   28     14       35
                                                              ----   ----     ----
                                                              $182   $263     $381
                                                              ====   ====     ====

6. INTERCOMPANY

  Interest on intercompany advances between Sprint Industrial Services, Inc. and Sprintank were imputed at a rate of 12% and is included in interest expense and treated as contributed capital.

7. DEBT

  Debt consists of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Intercompany note payable to a related party,
       interest 12% for the year ended December 31,
       1995.............................................  $  100 $   -- $    --
      Notes payable to stockholders, interest at various
       rates ranging from 9% to 12%.....................     462  3,230   3,250
      Revolving line of credit of $700,000, $1,000,000
       and $1,000,000 for December 31, 1995, December
       31, 1996 and June 30, 1997, respectively. In
       1995, interest is payable monthly at prime plus
       2%. For the periods ending December 31, 1996 and
       June 30, 1997, interest is payable quarterly at
       the bank's prime rate............................     520     --     500
      Notes payable to a bank, interest and principal
       payable monthly or quarterly at rates ranging
       from 5.7% to 12% for the periods ending December
       31, 1995, December 31, 1996 and June 30, 1997....   6,192  5,682   4,840
      Notes payable--insurance, interest and principal
       payable monthly at rates ranging from 7.43% to
       8.50% for the periods ending December 31, 1995,
       December 31, 1996 and June 30, 1997,
       respectively.....................................      96     75      34
                                                          ------ ------ -------
                                                          $7,370 $8,987 $ 8,624
                                                          ====== ====== =======

  Sprintank's agreement with the bank provided for a secured line of credit of $700 in 1995, maturing no later than April 30, 1996. At December 31, 1995, $520 was borrowed against the line of credit. At December 31, 1996, Sprintank had a secured line of credit for $1,000, maturing no later than April 30, 1997. At December 31, 1996, nothing was borrowed against the line. During 1997, the $1,000 line of credit was amended, extending the maturity date to no later than April 30, 1998. At June 30, 1997, $500 was borrowed against the line of credit.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The bank note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of Sprintank. Sprintank is in compliance with covenants in all agreements. Substantially all rental equipment, property and equipment, and accounts receivable of Sprintank are pledged as collateral for the bank line of credit, demand notes, and notes related to purchases of certain businesses.

  Sprintank incurred interest expense of $64, $357 and $192 on borrowings from related parties in the periods ended December 31, 1995, December 31, 1996 and June 30, 1997, respectively.

  On bank notes payable, Sprintank incurred interest expense of $643, $536 and $247 for the periods ended December 31, 1995, December 31, 1996 and June 30, 1997, respectively.

8. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Sprintank leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $96, $87, and $53, for the years ended December 31, 1995 and 1996 and for the period ended June 30, 1997, respectively.

  Future minimum rental commitments as of June 30, 1997 under noncancelable operating leases are (in thousands):

      1997................................................................. $ 29
      1998.................................................................   96
      1999.................................................................   82
      2000.................................................................   77
      2001.................................................................   74
      Thereafter...........................................................  287
                                                                            ----
                                                                            $645
                                                                            ====

 LEGAL MATTERS

  Sprintank is not a party to any legal proceedings or claims as of June 30, 1997.

9. SUBSEQUENT EVENTS

  On June 30, 1997, Sprintank's owner sold substantially all of Sprintank's assets to NES Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc., for a $25,256,431 cash payment (subject to a customary purchase price adjustment mechanism) and the assumption of certain liabilities and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
of MST Enterprises, Inc. (d/b/a
Equipco Rentals & Sales) and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of MST Enterprises, Inc. (d/b/a Equipco Rentals & Sales) at October 31, 1995 and 1996, and at July 17, 1997 and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1996, and for the period from November 1, 1996 through July 17, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
November 4, 1997

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                                 OCTOBER 31, OCTOBER 31, JULY 17,
                                                    1995        1996      1997
                                                 ----------- ----------- --------
ASSETS:
 Cash...........................................   $   95      $  207    $   84
 Accounts receivable, net.......................      523         580       642
 Inventory......................................      186         206       352
 Rental equipment net...........................    2,047       2,553     3,007
 Property and equipment, net....................      333         337       221
 Prepaid and other assets.......................      153         219       276
                                                   ------      ------    ------
   Total assets.................................   $3,337      $4,102    $4,582
                                                   ======      ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable...............................   $  470      $  513    $  384
 Accrued expenses and other liabilities.........      241         281       387
 Debt...........................................    1,846       2,393     2,396
                                                   ------      ------    ------
   Total liabilities............................    2,557       3,187     3,167
                                                   ------      ------    ------
Commitments and contingencies (Note 9)
 Common stock, $10 par, 2,500 shares authorized,
  1,000 shares issued and outstanding...........       10          10        10
 Retained earnings..............................      770         905     1,405
                                                   ------      ------    ------
   Total stockholders' equity...................      780         915     1,415
                                                   ------      ------    ------
   Total liabilities and stockholders' equity...   $3,337      $4,102    $4,582
                                                   ======      ======    ======



   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                 YEAR ENDED
                                           ----------------------- PERIOD ENDED
                                           OCTOBER 31, OCTOBER 31,   JULY 17,
                                              1995        1996         1997
                                           ----------- ----------- ------------
REVENUES:
 Rental revenues..........................   $3,213      $3,605       $2,835
 Rental equipment sales...................      552         391          447
 New equipment sales......................    1,581       1,805        1,055
 Other....................................       44          31           32
                                             ------      ------       ------
   Total revenues.........................    5,390       5,832        4,369
                                             ------      ------       ------
COST OF REVENUES:
 Rental equipment expenses................      264         355          141
 Rental equipment depreciation............      934       1,163          890
 Cost of rental equipment sales...........      118         181          125
 Cost of new equipment sales..............    1,461       1,232          691
 Other direct operating expenses..........      885         852          712
                                             ------      ------       ------
   Total cost of revenues.................    3,662       3,783        2,559
                                             ------      ------       ------
Gross profit..............................    1,728       2,049        1,810
Selling, general and administrative
 expenses.................................    1,339       1,519          823
Non-rental depreciation and amortization..       84         123           76
                                             ------      ------       ------
Operating income..........................      305         407          911
Other income (expense), net...............       --         (37)          20
Interest income (expense), net............     (160)       (143)         (94)
                                             ------      ------       ------
Income before income taxes................      145         227          837
Income tax expense........................       63          92          337
                                             ------      ------       ------
Net income................................   $   82      $  135       $  500
                                             ======      ======       ======


   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                YEAR ENDED
                                          ----------------------- PERIOD ENDED
                                          OCTOBER 31, OCTOBER 31,   JULY 17,
                                             1995        1996         1997
                                          ----------- ----------- ------------
OPERATING ACTIVITIES:
Net income...............................   $   82      $  135       $  500
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Depreciation............................    1,034       1,294          967
 Gain on sale of equipment...............     (434)       (144)        (325)
 Changes in operating assets and
  liabilities:
  Accounts receivable....................      (84)        (57)         (62)
  Inventory..............................        7         (20)        (146)
  Prepaid and other assets...............        6         (66)         (57)
  Accounts payable.......................       13          43         (129)
  Accrued expenses and other liabilities.      116          40          106
                                            ------      ------       ------
Net cash provided by operating
 activities..............................      740       1,225          854
                                            ------      ------       ------
INVESTING ACTIVITIES:
Purchases of rental equipment............   (1,568)     (1,820)      (1,443)
Proceeds from sale of rental equipment...      609         295          424
Purchases of property and equipment......     (203)       (239)          --
Proceeds from sale of property and
 equipment...............................       --         105           39
                                            ------      ------       ------
Net cash used in investing activities....   (1,162)     (1,659)        (980)
                                            ------      ------       ------
FINANCING ACTIVITIES:
Proceeds from long-term debt.............      875       1,465          700
Payments on long-term debt...............     (499)       (919)        (697)
                                            ------      ------       ------
Net cash provided by financing
 activities..............................      376         546            3
                                            ------      ------       ------
Net increase (decrease) in cash..........      (46)        112         (123)
Cash at beginning of period..............      141          95          207
                                            ------      ------       ------
Cash at end of period....................   $   95      $  207       $   84
                                            ======      ======       ======
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Cash paid for interest...................   $  172      $  152       $  108
                                            ======      ======       ======
Cash paid for income taxes...............   $   23      $  215       $  300
                                            ======      ======       ======


   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                    COMMON STOCK
                                    -------------                      TOTAL
                                           STATED PAID-IN RETAINED STOCKHOLDERS'
                                    SHARES VALUE  CAPITAL EARNINGS    EQUITY
                                    ------ ------ ------- -------- -------------
Balance at October 31, 1994........ 1,000   $10     $--    $  688     $  698
Net income.........................    --    --      --        82         82
                                    -----   ---     ---    ------     ------
Balance at October 31, 1995........ 1,000    10      --       770        780
Net income.........................    --    --      --       135        135
                                    -----   ---     ---    ------     ------
Balance at October 31, 1996........ 1,000    10      --       905        915
Net income.........................    --    --      --       500        500
                                    -----   ---     ---    ------     ------
Balance at July 17, 1997........... 1,000   $10     $--    $1,405     $1,415
                                    =====   ===     ===    ======     ======





   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  MST Enterprises, Inc. (d/b/a Equipco Rentals & Sales) ("Equipco") is a C corporation primarily involved in the short-term rental and sales of general purpose construction equipment to industrial and construction companies. The Company operates from one facility in Harrisonburg, Virginia.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 RENTAL REVENUES

  Rental revenues are recognized as earned over the lease term. Sales revenues are recognized at the point of delivery.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using accelerated methods over periods approximating five years.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using accelerated methods ranging from three to five years.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  On January 1, 1996, Equipco adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of, exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on Equipco's financial position at July 17, 1997 or results of operations for the period then ended.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 INVENTORY

  Equipco's inventories are valued at average costs and consist primarily of items such as hand tools and accessories held for resale.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of July 17, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Equipco to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Equipco's geographic dispersion. Equipco performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. Equipco maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $40,000, $20,000 and $30,000 at October 31, 1995 and 1996 and July 17, 1997, respectively.

 INCOME TAXES

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Equipco has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following (in thousands):


                                                            OCTOBER 31,
                                                            -----------  JULY 17,
                                                            1995   1996    1997
                                                            ----   ----  --------
      Merchandise.......................................... $199   $224    $382
      Less: reserve........................................  (13)   (18)    (30)
                                                            ----   ----    ----
        Total inventory, net............................... $186   $206    $352
                                                            ====   ====    ====

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                        OCTOBER 31,
                                                      ----------------  JULY 17,
                                                       1995     1996     1997
                                                      -------  -------  --------
      Gross rental equipment......................... $ 4,669  $ 6,098  $ 6,992
      Less: accumulated depreciation.................  (2,622)  (3,545)  (3,985)
                                                      -------  -------  -------
                                                      $ 2,047  $ 2,553  $ 3,007
                                                      =======  =======  =======

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                          OCTOBER 31,
                                                          ------------  JULY 17,
                                                          1995   1996     1997
                                                          -----  -----  --------
      Vehicles........................................... $ 474  $ 625   $ 509
      Computer hardware..................................    80     52      53
      Furniture and fixtures.............................    49     30      28
      Leaseholds.........................................    35     34      27
      Farm assets........................................   241     13     --
                                                          -----  -----   -----
                                                            879    754     617
      Less: accumulated depreciation.....................  (546)  (417)   (396)
                                                          -----  -----   -----
                                                          $ 333  $ 337   $ 221
                                                          =====  =====   =====

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                               OCTOBER
                                                                 31,
                                                              --------- JULY 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Notes receivable....................................... $ 71 $155   $246
      Investments............................................   44   44    --
      Prepaid expenses.......................................   38   20     30
                                                              ---- ----   ----
                                                              $153 $219   $276
                                                              ==== ====   ====

  Notes receivable consists of $95,000 at July 17, 1997 due from a third party for the sale of non-business assets. Interest on the note accrues at 8% annually and payment of principal and interest is due quarterly through September 2003.

  Also included in notes receivable is a related party receivable of $55,700 at July 17, 1997. Interest on the note receivable accrues at the IRS blended rate (5.85% at July 17, 1997). Annual principal installments of $1,899 plus accrued interest are due through March 1999.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):


                                                              OCTOBER 31,
                                                              -----------  JULY 17,
                                                              1995  1996     1997
                                                              ----- -----  --------
      Accrued salaries and wages............................. $168  $ 85     $ 55
      Other accrued expenses and liabilities.................   73   196      332
                                                              ----  ----     ----
                                                              $241  $281     $387
                                                              ====  ====     ====

7. DEBT

  Debt consists of the following (in thousands):

                                                           OCTOBER 31,   JULY
                                                          -------------  17,
                                                           1995   1996   1997
                                                          ------ ------ ------
      Notes payable to related parties, due 12/01/96,
       interest payable monthly at the Crestar Bank rate
       plus 2.0%........................................  $  490 $  --  $  --
      Revolving line of credit, interest payable monthly
       at the lessor of prime or 30 day libor plus 1.5%.   1,356  2,393  2,396
                                                          ------ ------ ------
                                                          $1,846 $2,393 $2,396
                                                          ====== ====== ======

  Equipco's line of credit provides $2,500,000 of available credit at October 31, 1995, October 31, 1996 and July 17, 1997. The line of credit is secured by substantially all of Equipco's assets.

  Maturities of debt are as follows at July 17, 1997 (in thousands):

      1997............................................................... $  147
      1998...............................................................    502
      1999...............................................................    390
      2000...............................................................    303
      2001...............................................................    235
      Thereafter.........................................................    819
                                                                          ------
                                                                          $2,396
                                                                          ======

8. INCOME TAXES

  The components of the provision for income taxes are as follows (in thousands):


                                                             OCTOBER 31,
                                                             ----------- JULY 17,
                                                             1995  1996   1997
                                                             ----  ----- --------
      CURRENT:
       Federal.............................................. $ 71  $73    $294
       State................................................   13   13      52
      DEFERRED:
       Federal..............................................  (18)   5      (7)
       State................................................   (3)   1      (2)
                                                             ----  ---    ----
                                                             $ 63  $92    $337
                                                             ====  ===    ====

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                              OCTOBER 31,
                                                              ----------- JULY 17,
                                                              1995  1996   1997
                                                              ----- ----- -------
      (Loss) income at statutory rate........................ $49    $77    $285
      Effect of state taxes, net.............................   9     14      51
      Other..................................................   5      1       1
                                                              ---    ---    ----
                                                              $63    $92    $337
                                                              ===    ===    ====

  Deferred tax liabilities are as follows (in thousands):

                                                              OCTOBER 31,
                                                              ----------- JULY 17,
                                                              1995  1996   1997
                                                              ----- ----- -------
      Inventory reserves..................................... $ 5   $ 7     $12
      Allowance for doubtful accounts........................  16     8      12
                                                              ---   ---     ---
      Net deferred tax liability............................. $21   $15     $24
                                                              ===   ===     ===

9. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Equipco leases certain facilities under operating leases on a month-to-month basis. Rent expense totaled $189,600, $189,600 and $118,500 for the years ended October 31, 1995 and 1996 and for the period ended July 17, 1997, respectively.

 LEGAL MATTERS

  Equipco is party to legal proceedings and claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Equipco's financial position, results of operations or cash flows.

10. EMPLOYEE BENEFIT PLANS

  The Company sponsors a defined contribution pension plan (the "Plan"). Employees meeting eligibility requirements are automatically enrolled in the Plan. The Plan does not permit employee contributions and Equipco's contributions are discretionary as determined by the Board of Directors. Equipco's contributions to the plan totaled $10,000, $20,000 and $0 for each of the years ended October 31, 1995 and 1996 and for the period ended July 17, 1997, respectively.

11. SUBSEQUENT EVENTS

  On July 18, 1997 Equipco's owner sold all of the outstanding common stock of Equipco to National Equipment Services, Inc. in exchange for a $5,980,000 cash payment (subject to a customary purchase price adjustment mechanism).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Work Safe Supply Company, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of Work Safe Supply Company, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 4, 1998

                         WORK SAFE SUPPLY COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
ASSETS:
Cash and cash equivalents........................................ $  666 $  383
Accounts receivable, net.........................................  2,647  3,279
Inventory, net...................................................    107    345
Rental equipment, net............................................  1,425  1,983
Property and equipment, net......................................    324    269
Prepaid and other assets.........................................     27    191
                                                                  ------ ------
    Total assets................................................. $5,196 $6,450
                                                                  ====== ======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable................................................. $  288 $  444
Accrued expenses and other liabilities...........................    157    207
Note payable--shareholder........................................    798    579
                                                                  ------ ------
    Total liabilities............................................  1,243  1,230
                                                                  ------ ------
Commitments and contingencies (Note 8)
Common stock, $1 par, 50,000 shares authorized, 13,500 shares
 issued and outstanding..........................................     13     13
Retained earnings................................................  3,940  5,207
                                                                  ------ ------
    Total stockholders' equity...................................  3,953  5,220
                                                                  ------ ------
    Total liabilities and stockholders' equity................... $5,196 $6,450
                                                                  ====== ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
REVENUES:
 Rental revenues........................................ $5,068  $5,258  $6,385
 Rental equipment sales.................................    627     774     891
 Other..................................................    521     538      88
                                                         ------  ------  ------
    Total revenues......................................  6,216   6,570   7,364
                                                         ------  ------  ------
COST OF REVENUES:
 Rental equipment expenses..............................    685     753     867
 Rental equipment depreciation..........................    601     683     835
 Cost of rental equipment sales.........................    376     464     588
 Direct operating expense...............................  1,921   1,915   1,650
                                                         ------  ------  ------
    Total cost of revenues..............................  3,583   3,815   3,940
                                                         ------  ------  ------
Gross profit............................................  2,633   2,755   3,424
Selling, general and administrative expenses............  2,485   1,084   1,237
Non-rental depreciation.................................     78     115      80
                                                         ------  ------  ------
Operating income........................................     70   1,556   2,107
Other income (expense), net.............................    (47)    (57)      8
Interest income (expense), net..........................    (28)    (47)    (22)
                                                         ------  ------  ------
Net income (loss)....................................... $   (5) $1,452  $2,093
                                                         ======  ======  ======
PRO FORMA TAX PROVISION (UNAUDITED):
 Income (loss) before income taxes...................... $   (5) $1,452  $2,093
 Pro forma provision (benefit) for income taxes.........     (2)    494     712
                                                         ------  ------  ------
 Pro forma net income (loss)............................ $   (3) $  958  $1,381
                                                         ======  ======  ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            FOR THE YEARS
                                                          ENDED DECEMBER 31,
                                                          --------------------
                                                          1995   1996    1997
                                                          ----  ------  ------
OPERATING ACTIVITIES:
 Net income (loss)....................................... $ (5) $1,452  $2,093
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................  679     798     915
  Gain on sale of equipment..............................  --      --      (51)
  Changes in operating assets and liabilities:
   Accounts receivable...................................   (2)   (327)   (632)
   Inventories...........................................  (15)    (10)   (238)
   Prepaid and other assets..............................   (5)      8    (164)
   Accounts payable......................................   69     (21)    156
   Accrued expenses and other liabilities................  106    (763)     50
                                                          ----  ------  ------
Net cash provided by operating activities................  827   1,137   2,129
                                                          ----  ------  ------
INVESTING ACTIVITIES:
 Purchases of rental equipment........................... (783) (1,082) (1,277)
 Purchases of property and equipment..................... (127)   (116)    (90)
                                                          ----  ------  ------
Net cash (used) in investing activities.................. (910) (1,198) (1,367)
                                                          ----  ------  ------
FINANCING ACTIVITIES:
 Proceeds from shareholder loan..........................  584      43      34
 Payments on shareholder loan............................ (296)    (98)   (253)
 Dividends paid..........................................  --      --     (826)
                                                          ----  ------  ------
Net cash (used) provided in financing activities.........  288     (55) (1,045)
                                                          ----  ------  ------
Net increase (decrease) in cash and cash equivalents.....  205    (116)   (283)
Cash and cash equivalents at beginning of period.........  577     782     666
                                                          ----  ------  ------
Cash and cash equivalents at end of period............... $782  $  666  $  383
                                                          ====  ======  ======
DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest.................................. $  1  $   10  $    3
                                                          ====  ======  ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            COMMON STOCK
                                            -------------              TOTAL
                                                   STATED RETAINED STOCKHOLDERS'
                                            SHARES VALUE  EARNINGS    EQUITY
                                            ------ ------ -------- -------------
Balance at December 31, 1994............... 13,500  $13    $2,493     $2,506
Net loss...................................    --   --         (5)        (5)
                                            ------  ---    ------     ------
Balance at December 31, 1995............... 13,500   13     2,488      2,501
Net income.................................    --   --      1,452      1,452
                                            ------  ---    ------     ------
Balance at December 31, 1996............... 13,500   13     3,940      3,953
Net income.................................    --   --      2,093      2,093
Dividends..................................    --   --       (826)      (826)
                                            ------  ---    ------     ------
Balance at December 31, 1997............... 13,500  $13    $5,207     $5,220
                                            ======  ===    ======     ======




  The accompanying notes are an integral part of these consolidated financial statements.

                        WORK SAFE SUPPLY COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Work Safe Supply Company, Inc. (the "Company") is an S corporation involved in the rental and sale of traffic safety equipment primarily in the State of Michigan. Operations of the Company are conducted from the corporate headquarters in Grand Rapids, Michigan and three additional facilities also located in Michigan.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 INVENTORY

  Inventory consist primarily of supplies used in the Company's operations. Inventory are stated at the lower of cost, determined by the first-in, first-out method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at invoice cost. Depreciation for rental equipment acquired is computed using straight-line and accelerated methods over 3 to 5 year useful lives with no salvage value.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at invoice cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment are 31.5 years for buildings, 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

                        WORK SAFE SUPPLY COMPANY, INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for cash, trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar type instruments and approximates the carrying value of the debt as of December 31, 1997.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. The allowance for doubtful accounts was $174,000 and $198,000 at December 31, 1996 and 1997, respectively.

 RENTAL REVENUES

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 INCOME TAXES

  The Company has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, the Company's income, deductions and credits are reported on the income tax returns of its stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes reflected on the statement of operations have been calculated at the federal statutory rate of 34%.

 RELATED PARTY TRANSACTIONS

  The Company has participated in certain transactions with related parties as disclosed in the notes to these consolidated financial statements.

2. RENTAL EQUIPMENT

  Rental equipment consists of the following at December 31, (in thousands):

                                                                  1996    1997
                                                                 ------  ------
      Rental equipment.......................................... $3,415  $4,767
      Less: accumulated depreciation............................ (1,990) (2,784)
                                                                 ------  ------
      Rental equipment, net..................................... $1,425  $1,983
                                                                 ======  ======

  Depreciation expense on rental equipment totaled $601,000, $683,000 and $835,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WORK SAFE SUPPLY COMPANY, INC.

3. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following at December 31, (in thousands):

                                                                     1996  1997
                                                                     ----  ----
      Land.......................................................... $  7  $  7
      Building......................................................  110   110
      Shop equipment................................................  160   166
      Office equipment..............................................   77    91
      Vehicles......................................................  450   336
                                                                     ----  ----
      Total property and equipment, at cost.........................  804   710
      Less: accumulated depreciation................................ (480) (441)
                                                                     ----  ----
      Property and equipment, net................................... $324  $269
                                                                     ====  ====

  Depreciation expense on property and equipment totaled $78,000, $115,000 and $80,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

4. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following December 31, (in thousands):

                                                                      1996 1997
                                                                      ---- ----
      Notes receivable, related party................................ $--  $120
      Other assets...................................................  27    71
                                                                      ---  ----
                                                                      $27  $191
                                                                      ===  ====

  Notes receivable consists of a non-interest bearing related party receivable with annual payments of $24,000 due on June 1 of each year, commencing on June 1, 1998.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following at December 31, (in thousands):

                                                                      1996 1997
                                                                      ---- ----
      Accrued expenses............................................... $ 26 $ 41
      Accrued salaries and benefits..................................   49   57
      Accrued state taxes............................................   61   96
      Other liabilities..............................................   21   13
                                                                      ---- ----
                                                                      $157 $207
                                                                      ==== ====

6. EMPLOYEE BENEFIT PLANS

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees meeting eligibility requirements may elect to participate. Company contributions to the Plan are discretionary and employee vesting in Company contributions occur ratably over a six year period. Company contributions totaled $34,000, $49,000 and $42,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WORK SAFE SUPPLY COMPANY, INC.

7. RELATED PARTY TRANSACTIONS

  The Company has unsecured notes payable due to shareholders totaling $798,000 and $579,000 at December 31, 1996 and 1997, respectively. The notes payable are non-interest bearing and payable upon demand. Imputed interest on the notes payable is calculated using published Applicable Federal Rates (AFR) in effect during the periods. Imputed interest totaled $34,000, $43,000 and $34,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Effective March 1997, the Company entered into a lease agreement for office space with its shareholders on a month-to-month basis for $3,000 per month. Rent expense under this obligation totaled $36,000 for the year ended December 31, 1997.

8. COMMITMENTS AND CONTINGENCIES

  The Company has entered various vehicle and equipment operating leases with third parties which expire at various dates through January 2001. The Company has also entered into operating leases with related and third parties for office space which expire at various dates through December 2000. Rental expense incurred by the Company related to these leases totaled $69,000, $97,000 and $111,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Future minimum rental commitments as of December 31, 1997 under noncancelable operating leases are (in thousands):

      1998...............................................................  $115
      1999...............................................................    73
      2000...............................................................    29
      2001...............................................................     2
                                                                          -----
                                                                           $219
                                                                          =====

9. SUBSEQUENT EVENTS

  On February 15, 1998, the Company's shareholders sold substantially all of the assets of the Company to National Equipment Services, Inc., for approximately $7.6 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Genpower Pump & Equipment, Inc. and the
Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Genpower Pump & Equipment, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Houston, Texas
March 3, 1998

                        GENPOWER PUMP & EQUIPMENT, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ASSETS
 Cash and cash equivalents............................................. $   20
 Accounts receivable, net..............................................  2,073
 Inventory.............................................................    561
 Rental equipment, net.................................................  1,920
 Property and equipment, net...........................................    192
 Deferred tax asset....................................................     44
                                                                        ------
   Total assets........................................................ $4,810
                                                                        ======
LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable...................................................... $  699
 Accrued expenses and other liabilities................................    799
 Debt..................................................................    833
 Notes payable--related parties........................................    176
                                                                        ------
   Total liabilities...................................................  2,507
                                                                        ------
Commitments and contingencies (Note 9)
Common stock, $1.00 par value; 1,000,000 shares authorized; 10,000
 shares issued and outstanding.........................................     10
Retained earnings......................................................  3,233
Treasury stock (Note 1)................................................   (940)
                                                                        ------
   Total stockholders' equity..........................................  2,303
                                                                        ------
   Total liabilities and stockholders' equity.......................... $4,810
                                                                        ======


   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

REVENUES:
 Rental revenues....................................................... $ 7,110
 Rental equipment sales................................................     161
 New equipment sales...................................................   4,393
 Other.................................................................     437
                                                                        -------
   Total revenues......................................................  12,101
                                                                        -------
COST OF REVENUES:
 Rental equipment expenses.............................................   1,344
 Rental equipment depreciation.........................................     560
 Cost of rental equipment sales........................................     111
 Cost of new equipment sales...........................................   3,108
 Direct operating expenses.............................................   1,519
                                                                        -------
   Total cost of revenues..............................................   6,642
                                                                        -------
Gross profit...........................................................   5,459
Selling, general and administrative expenses...........................   2,797
Nonrental depreciation and amortization................................      37
                                                                        -------
Operating income.......................................................   2,625
Other income, net......................................................      13
Interest expense, net..................................................    (103)
                                                                        -------
Income before income taxes.............................................   2,535
Income tax expense.....................................................     859
                                                                        -------
Net income............................................................. $ 1,676
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                     TREASURY
                                     COMMON STOCK      STOCK
                                     ------------- --------------
                                            STATED         STATED  RETAINED
                                            VALUE  SHARES  VALUE   EARNINGS TOTAL
                                     SHARES ------ ------  ------  -------- ------
Balance at December 31, 1996........   10    $ 10     (3)  $(940)   $1,557  $  627
Net income..........................                                 1,676   1,676
                                      ---    ----  -----   -----    ------  ------
Balance at December 31, 1997........   10    $ 10     (3)  $(940)   $3,233  $2,303
                                      ===    ====  =====   =====    ======  ======





   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
 Net income............................................................ $1,676
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................    597
  Gain on sale of equipment............................................    (37)
  Changes in operating assets and liabilities:
   Accounts receivable................................................. (1,250)
   Inventory...........................................................   (329)
   Prepaid and other assets............................................     (3)
   Accounts payable....................................................    237
   Accrued expenses and other liabilities..............................    389
                                                                        ------
Net cash provided by operating activities..............................  1,280
                                                                        ------
INVESTING ACTIVITIES:
 Purchases of rental equipment......................................... (1,317)
 Proceeds from sale of rental equipment................................    205
 Purchases of property and equipment...................................     (9)
 Proceeds from sale of property and equipment..........................      8
                                                                        ------
Net cash used in investing activities.................................. (1,113)
                                                                        ------
FINANCING ACTIVITIES:
 Proceeds from debt....................................................    845
 Payments on debt...................................................... (1,532)
                                                                        ------
Net cash used in financing activities..................................   (687)
                                                                        ------
Net decrease in cash and cash equivalents..............................   (520)
Cash at beginning of period............................................    540
                                                                        ------
Cash at end of period.................................................. $   20
                                                                        ======
SUPPLEMENTAL NONCASH FLOW INFORMATION:
 Cash paid for federal income taxes.................................... $  139
                                                                        ======
 Cash paid for interest................................................ $  123
                                                                        ======

   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Genpower Pump & Equipment, Inc. ("Genpower") is a C Corporation primarily involved in the short-term rental and sales of pumps, generators, hoses, fittings and other related equipment to the petrochemical and construction industries. Genpower operates from nine separate locations along the Texas Gulf Coast. Genpower's executive offices are located in Deer Park, Texas.

 RENTAL REVENUES

  Rental revenues are recognized upon the return of the equipment for daily rentals, after 3 days for weekly rentals or after 17 days for monthly rentals. For rental contracts greater than one month, rental revenues are recognized notably over the contract period.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 INVENTORY

  Genpower's inventories primarily consist of items such as pumps and generators held for resale and hoses, fittings and other maintenance parts. Inventories are stated at the lower of cost, determined by the first-in, first-out method and replacement value or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the double-declining balance and straight-line methods over an estimated average seven-year useful life.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the double-declining balance and straight-line methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment is seven years for machinery, five years for vehicles and five to seven years for furniture and fixtures.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses are included in results of operations.

                        GENPOWER PUMP & EQUIPMENT, INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the combined balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable using current interest rates for similar instruments at December 31, 1997 approximates their carrying value as the underlying instruments include provisions to adjust interest rates to approximate fair market value.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Genpower to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Genpower's geographic dispersion. Genpower performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The allowance for doubtful accounts was $129,132 at December 31, 1997.

 TREASURY STOCK

  Genpower records its treasury stock using the cost method.

 ESTIMATES

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 ADVERTISING COSTS

  Genpower advertises primarily through trade journals. Advertising costs are expensed as incurred.

 INCOME TAXES

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Genpower has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following at December 31, 1997 (in thousands):

      Equipment............................................................ $309
      Parts and supplies...................................................  252
                                                                            ----
                                                                            $561
                                                                            ====

                        GENPOWER PUMP & EQUIPMENT, INC.

3. RENTAL EQUIPMENT

  Rental equipment consists of the following at December 31, 1997 (in thousands):

      Pumps............................................................ $ 2,053
      Air compressors..................................................     478
      Generators.......................................................     259
      Engines..........................................................     159
      Lite towers......................................................      80
      Hoses............................................................      75
      Compaction equipment.............................................      64
      Pipe plugs.......................................................      34
      Forklifts........................................................      23
      Trailers.........................................................      10
                                                                        -------
                                                                          3,235
      Less--accumulated depreciation...................................  (1,315)
                                                                        -------
                                                                        $ 1,920
                                                                        =======

  Depreciation expense for the year ended December 31, 1997 is $560,000.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997 (in thousands):

      Vehicles and delivery equipment.................................... $ 368
      Furniture and equipment............................................    33
                                                                          -----
                                                                            401
      Less--accumulated depreciation.....................................  (209)
                                                                          -----
                                                                          $ 192
                                                                          =====

  Depreciation expense for the year ended December 31, 1997 is $6,000.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following at December 31, 1997 (in thousands):

      Sales tax payable................................................... $ 18
      Payroll tax payable.................................................   27
      Federal income tax payable..........................................  754
                                                                           ----
                                                                           $799
                                                                           ====

                        GENPOWER PUMP & EQUIPMENT, INC.

6. DEBT

      Debt consists of the following at December 31, 1997 (in
       thousands):
      Floor plan payable to Honda, secured by rental equipment, finance charges ranging from 12% to 18%.................................  $  62
      Notes payable to Ingersol Rand, secured by rental equipment, payable through various dates ending December 2000, interest
       rate at prime plus 1% payable monthly...........................    176
      Notes payable to Gorman-Rupp, secured by rental equipment, payable through various dates ending March 2000, interest rates
       ranging from 8.25% to 9.5% payable monthly......................    335
      Term note payable to a bank, principal payable monthly plus interest at 9% payable monthly with the final payment due in
       February 1999...................................................    208
      Revolving line of credit of $500, interest payable monthly plus
       interest at 8.5% payable monthly................................     52
                                                                         -----
        Total debt.....................................................    833
      Less--current maturities.........................................   (611)
                                                                         -----
        Total long-term debt...........................................  $ 222
                                                                         =====

  The Company also has a revolving line of credit of $1,000,000 with no draws outstanding at December 31, 1997.

  On January 12, 1998, pursuant to the Purchase Agreement, all of the outstanding debt of the Company was paid off by NES.

  Maturities of long-term debt are as follows at December 31, 1997:

      1998................................................................. $611
      1999.................................................................  179
      2000.................................................................   43
                                                                            ----
                                                                            $833
                                                                            ====

7. INCOME TAXES

  The provision for income taxes is comprised of the following at December 31, 1997 (in thousands):

      Current provision................................................... $892
      Deferred credit.....................................................  (33)
                                                                           ----
                                                                           $859
                                                                           ====

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax return of 34% to income before taxes as a result of nondeductible entertainment expenses.

  The deferred income tax assets consists of the increase in allowance for doubtful accounts, which is not deductible for tax purposes until the accounts are written off the books.

                        GENPOWER PUMP & EQUIPMENT, INC.

8. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Genpower leases certain facilities and vehicles under operating leases which contain renewal options and provide for periodic cost-of-living adjustments. Rental expense was $65,083 for the year ended December 31, 1997.

  Future minimum rental commitments at December 31, 1997 under noncancelable operating leases are (in thousands):

      1998................................................................. $198
      1999.................................................................   32
                                                                            ----
                                                                            $230
                                                                            ====

 LEGAL MATTERS

  Genpower is party to legal proceedings and potential claims in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Genpower's financial position, results of operations or cash flows.

9. RELATED PARTY TRANSACTIONS

  Genpower entered into an agreement in February 1996 with two of its stockholders for the acquisition of approximately one-third of its common stock. Consideration for the stock and a covenant not to compete was $800,000 in cash and subordinated notes payable for $200,000 due and paid in February 1997.

  Genpower's stockholders advanced the company $284,603 at June 1997. The amount payable at December 31, 1997 was $175,996.

  Genpower leases its Texas City location from a related party for $1,600 per month. The Company also provides the services of two employees to the related party at no charge. Salaries of the employees as of December 31, 1997 were approximately $66,401.

10. SUBSEQUENT EVENT

  On January 12, 1998, Genpower's owners sold all of the outstanding common stock to NES Acquisition Corp., a wholly-owned subsidiary of National Equipment Services, Inc. for a $7,614,500 cash payment (subject to a customary purchase price adjustment mechanism), a promissory note in the principal amount of $235,500 and the assumption of certain liabilities and obligations.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Cormier Equipment Corporation:

  We have audited the accompanying balance sheets of Cormier Equipment Corporation as of December 31, 1997 and 1996, and the related statements of earnings and retained earnings and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cormier Equipment Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Albin, Randall & Bennett, Certified Public Accountants
Lewiston, Maine
February 3, 1998

                         CORMIER EQUIPMENT CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                           1996        1997
                                                        ----------- -----------
ASSETS
Current Assets:
 Cash.................................................. $     4,500 $     4,703
 Trade receivables, net of allowance for doubtful
  accounts of $82,670 in 1997 and $151,368 in 1996.....   2,208,216   2,152,042
 Notes receivable--current portion.....................         -0-      39,453
 Merchandise inventories...............................     723,366   1,838,379
 Prepaid expenses and deposits.........................      32,813      29,814
                                                        ----------- -----------
   Total current assets................................   2,968,895   4,064,391
                                                        ----------- -----------
Small tools, net of amortization.......................       1,518       9,548
                                                        ----------- -----------
Equipment held for rental:
 Construction equipment................................  14,664,968  14,971,691
 Less accumulated depreciation.........................   9,519,326  10,106,937
                                                        ----------- -----------
   Net equipment held for rental.......................   5,145,642   4,864,754
                                                        ----------- -----------
Property and equipment:
 Land..................................................      63,500      63,500
 Buildings.............................................     244,818     244,818
 Leasehold improvements................................     321,337     414,641
 Transportation equipment..............................     920,154     958,197
 Shop equipment........................................     109,032     107,104
 Office equipment and furniture........................     306,301     318,118
                                                        ----------- -----------
                                                          1,965,142   2,106,378
 Less accumulated depreciation.........................     896,180   1,109,089
                                                        ----------- -----------
   Net property and equipment..........................   1,068,962     997,289
                                                        ----------- -----------
Other assets:
 Notes receivable, less current portion................         -0-     164,072
 Cash surrender value of life insurance................       2,940       2,440
                                                        ----------- -----------
   Total other assets..................................       2,940     166,512
                                                        ----------- -----------
                                                        $ 9,187,957 $10,102,494
                                                        =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable--line of credit..........................   1,510,616  $3,179,734
 Current portion of long-term debt.....................     968,518     434,531
 Current portion of capital lease obligations..........      19,215      39,972
 Accounts payable......................................     606,982     397,809
 State income taxes payable............................      64,684      41,815
 Accrued payroll and other expenses....................     502,551     638,473
                                                        ----------- -----------
   Total current liabilities...........................   3,672,566   4,732,334
                                                        ----------- -----------
Long-term liabilities:
 Long-term debt, less current portion..................      85,200     635,864
 Capital lease obligations, less current portion.......      19,471       7,213
                                                        ----------- -----------
   Total long-term liabilities.........................     104,671     643,077
                                                        ----------- -----------
STOCKHOLDERS' EQUITY:
 Common stock $.10 par value, authorized 2,000,000
  shares; 784,000 shares issued; 588,000 and 783,000
  shares outstanding in 1997 and 1996..................      78,400      78,400
 Additional paid-in capital............................      24,416      24,416
 Retained earnings.....................................   5,310,414   6,111,355
                                                        ----------- -----------
                                                          5,413,230   6,214,171
 Less treasury stock at cost, 196,000 shares in 1997
  and 1,000 shares in 1996.............................       2,510   1,487,088
                                                        ----------- -----------
   Total stockholders' equity..........................   5,410,720   4,727,083
                                                        ----------- -----------
                                                        $ 9,187,957 $10,102,494
                                                        =========== ===========

                         CORMIER EQUIPMENT CORPORATION

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  -----------
REVENUES:
 Rental income........................... $11,816,864  $12,092,502  $12,107,635
 Sales of equipment and supplies.........   3,822,109    3,915,875    3,519,304
                                          -----------  -----------  -----------
                                           15,638,973   16,008,377   15,626,939
                                          -----------  -----------  -----------
COST OF REVENUES:
 Equipment rental........................   1,780,180    1,472,319    1,515,490
 Depreciation and amortization...........   2,041,570    2,530,942    2,749,382
 Equipment and supplies..................   2,565,979    2,613,244    2,157,968
 Other costs and expenses................   3,852,981    3,968,434    4,066,539
                                          -----------  -----------  -----------
                                           10,240,710   10,584,939   10,489,379
                                          -----------  -----------  -----------
Gross profit.............................   5,398,263    5,423,438    5,137,560
Operating expenses.......................   2,975,747    3,324,143    3,287,112
                                          -----------  -----------  -----------
Operating income.........................   2,422,516    2,099,295    1,850,448
                                          -----------  -----------  -----------
OTHER INCOME (EXPENSE):
 Interest expense, net...................    (165,623)    (123,341)    (302,271)
 Gain on sale of fixed assets............      25,615       20,560       13,404
                                          -----------  -----------  -----------
   Total other income (expense)..........    (140,008)    (102,781)    (288,867)
                                          -----------  -----------  -----------
Earnings before state income taxes.......   2,282,508    1,996,514    1,561,581
State income taxes.......................      41,100       37,620        8,000
                                          -----------  -----------  -----------
Net earnings.............................   2,241,408    1,958,894    1,553,581
Retained earnings at beginning of year...   3,568,732    4,549,510    5,310,414
Distributions paid.......................  (1,260,630)  (1,197,990)    (752,640)
                                          -----------  -----------  -----------
Retained earnings at end of year......... $ 4,549,510  $ 5,310,414  $ 6,111,355
                                          ===========  ===========  ===========



                See accompanying notes to financial statements.

                         CORMIER EQUIPMENT CORPORATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                             1995        1996         1997
                                          ----------  -----------  -----------
OPERATING ACTIVITIES:
 Net earnings............................  2,241,408    1,958,894  $ 1,553,581
 Adjustments to reconcile net earnings to
  net cash
  provided by operating activities:
  Depreciation and amortization..........  2,056,487    2,587,300    2,826,937
  (Decrease) increase in allowance for
   doubtful accounts.....................       (380)      39,248      (68,699)
  Gain on sale of fixed assets...........   (251,805)    (437,914)    (620,941)
  Decrease in cash surrender value of
   life insurance........................      1,334          -0-          500
  Decrease (increase) in operating
   assets:
   Trade receivables.....................   (300,242)     (18,154)     124,873
   Merchandise inventories...............    262,263      395,007   (1,115,013)
   Small tools...........................        -0-          -0-       (8,031)
   Prepaid expenses and deposits.........    (15,283)         (18)       2,999
  Increase (decrease) in operating
   liabilities:
   Accounts payable......................    401,313        3,690     (209,173)
   State income taxes payable............     12,857          (37)     (22,869)
   Accrued payroll and other expenses....    163,865     (143,603)     135,922
                                          ----------  -----------  -----------
      Net cash provided by operating
       activities........................  4,571,817    4,384,413    2,600,086
                                          ----------  -----------  -----------
INVESTING ACTIVITIES:
 Purchases of small tools................   (190,525)         -0-          -0-
 Purchase of equipment held for rental... (1,775,301)  (1,789,805)  (1,450,912)
 Purchase of property and equipment......   (323,996)    (609,914)    (212,440)
 Proceeds from sale of fixed assets......    353,272      539,651      851,632
 Loans made..............................        -0-          -0-     (203,525)
                                          ----------  -----------  -----------
      Net cash used for investing
       activities........................ (1,936,550)  (1,860,068)  (1,015,245)
                                          ----------  -----------  -----------
FINANCING ACTIVITIES:
 New borrowings (repayments) on line of
  credit.................................   (470,000)    (189,384)   1,669,118
 Principal payments on long-term
  liabilities............................   (900,219)  (1,148,302)  (1,016,538)
 Purchase of treasury stock..............        -0-          -0-   (1,484,578)
 Distributions paid...................... (1,260,630)  (1,197,990)    (752,640)
                                          ----------  -----------  -----------
      Net cash used for financing
       activities........................ (2,630,849)  (2,535,676)  (1,584,638)
                                          ----------  -----------  -----------
      Increase (decrease) in cash........      4,418      (11,331)         203
 Cash at beginning of year...............     11,413       15,831        4,500
                                          ----------  -----------  -----------
Cash at end of year......................     15,831        4,500  $     4,703
                                          ==========  ===========  ===========
SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Purchase of equipment held for rental...  2,645,458    3,529,079   $2,492,626
 Less proceeds from long-term debt.......   (927,621)  (1,739,274)  (1,041,714)
                                          ----------  -----------  -----------
      Net cash paid for purchase of
       equipment held for rental.........  1,717,837    1,789,805  $ 1,450,912
                                          ==========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest..................    168,767      127,121  $   273,342
 Cash paid for state income taxes........     28,244       37,657       30,868

                See accompanying notes to financial statements.

                         CORMIER EQUIPMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 OPERATIONS

  Cormier Equipment Corporation (the Company) rents and sells equipment and supplies to paper and construction industries located primarily in the eastern United States.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 MERCHANDISE INVENTORIES

  Equipment and supplies held for sale are stated at the lower of cost (first-in, first-out) or market (net realizable value). Certain equipment in inventory which is rented on an interim basis is stated at cost reduced by a percentage of rental receipts.

 SMALL TOOLS

  The Company expensed small tools as purchased in 1997 and 1996. Prior to 1996 small tools were recorded at cost and amortized on a straight-line basis over twenty-four months. The effect of the new treatment of small tools was to increase cost of revenues and decrease net earnings by approximately $115,000 in 1996.

 EQUIPMENT HELD FOR RENTAL

  Construction equipment is stated at cost. Depreciation is computed using accelerated methods over the estimated lives of the assets.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using estimated service lives of the respective assets using both straight-line and accelerated methods.

 INCOME TAXES

  The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Company's taxable income.

 ADVERTISING COSTS

  Advertising costs are generally charged to operations in the year incurred and totaled approximately $29,500, $34,000 and $35,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

2. NOTES RECEIVABLE

  Notes receivable are due from partnerships whose partners are also company shareholders. The notes, totaling $203,525 at December 31, 1997, provide for monthly payments, including interest at 8.75%, over a period of five years.

3. INDEBTEDNESS

  The Company has a $6,000,000 revolving equipment line of credit of which $2,820,266 was unused at December 31, 1997. Advances on the credit line are payable on demand and bear interest at the Wall Street Journal base rate, 8.5% at December 31, 1997. The credit line is secured by inventory, trade receivables, machinery and equipment, and furniture and fixtures.

                         CORMIER EQUIPMENT CORPORATION

  Long-term debt consists of the following:

                                                             1996       1997
                                                           --------- ----------
      Installment notes payable with monthly installments
       of varying amounts, including interest, secured by
       specific equipment and vehicles, certain notes are
       with 0% interest, others are with interest ranging
       from 6.0% to 8.25%................................. 1,053,718 $1,070,395
      Less current portion of long-term debt..............   968,518    434,531
                                                           --------- ----------
                                                              85,200 $  635,864
                                                           ========= ==========

  Future maturities of long-term debt are as follows:

      1998............................................................. $434,531
      1999.............................................................  356,712
      2000.............................................................  279,152

4. CAPITAL LEASE OBLIGATIONS

  Included in property and equipment are office equipment at a cost of $57,464 and construction equipment at a cost of $43,610 which were acquired under capital lease agreements. Future minimum lease payments under the capital leases are as follow:

      1998............................................................. $39,972
      1999.............................................................   7,213
                                                                        -------
        Total minimum lease payments................................... $47,185
                                                                        =======

5. LEASE COMMITMENTS

  The Company presently leases four of its operating locations under operating lease agreements with partnerships whose partners are also company shareholders. These four operating leases and other real estate rental obligations currently require monthly rental payments of $25,000 with various provisions for increases and renewals. Rent expense was $274,000, $298,500, and $318,175, for the years ended December 31, 1995, 1996, and 1997, respectively.

  Minimum future lease obligations are as follows:

      1998............................................................ $300,015
      1999............................................................   25,885
      2000............................................................    8,325
                                                                       --------
        Total minimum future lease obligations........................ $334,225
                                                                       ========

6. BENEFIT PLAN

  The Company sponsors a 401(k) savings and profit-sharing plan covering substantially all employees as eligibility requirements are met. The Company makes payments to the plan, in proportion to voluntary employee contributions. Employer contributions were $14,442 for 1995, $18,103 for 1996 and $21,215 for 1997.

7. RELATED PARTY TRANSACTIONS

  During the normal course of business, the Company rents equipment from the Walton Company, which has certain common shareholders. Equipment rentals from Walton Company totaled approximately $356,000 in 1995, $355,000 in 1996 and $373,000 in 1997.

8. SUBSEQUENT EVENTS

  On March 4, 1998, the Company's stockholders sold substantially all of the assets of the Company for an amount in excess of book value.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
The Modern Group, Inc.
Beaumont, Texas

  We have audited the accompanying balance sheets of Dragon Rentals (a wholly owned division of The Modern Group, Inc.--a Texas Corporation) as of December 31, 1996 and 1997, and the related statements of income and expenses, and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon Rentals as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ LAWRENCE, BLACKBURN MEEK MAXEY & CO. P.C.

Beaumont, Texas
March 3, 1998

                                 DRAGON RENTALS

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1996       1997
                                                         ---------- -----------
ASSETS:
 Cash and cash equivalents.............................. $   38,477 $    46,065
 Accounts receivable, net of allowance for doubtful
  accounts of $268,000 and $152,000, respectively.......  1,534,297   3,105,747
 Accounts receivable-related party......................     19,000     144,651
 Inventory..............................................                 86,150
 Merchandise for resale.................................    691,203
 Rental equipment, net..................................  2,286,286  11,718,619
 Property and equipment, net............................    418,221     853,151
 Prepaid and other assets...............................     52,709      66,851
                                                         ---------- -----------
   Total assets......................................... $5,040,193 $16,021,234
                                                         ========== ===========
LIABILITIES:
 Accounts payable....................................... $  219,340 $   268,489
 Revolving line of credit...............................              1,793,774
 Accrued interest.......................................      5,215     118,432
 Accrued expenses and other liabilities.................    989,693     716,788
 Accrued expense-related party..........................    308,969      25,107
 Capital leases payable.................................                 86,185
 Income tax payable.....................................     36,759
 Deferred income taxes..................................    423,400     635,000
 Debt...................................................  1,509,368   9,898,312
                                                         ---------- -----------
   Total liabilities....................................  3,492,744  13,542,087
                                                         ---------- -----------
 Divisional Equity......................................  1,547,449   2,479,147
                                                         ---------- -----------
   Total liabilities and divisional equity.............. $5,040,193 $16,021,234
                                                         ========== ===========



   The accompanying notes are an integral part of these financial statements.

                                 DRAGON RENTALS

                       STATEMENTS OF INCOME AND EXPENSES

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                           1996         1997
                                                        ----------   -----------
REVENUES:
 Rental revenues....................................... $4,978,701   $ 8,907,284
 Other.................................................  1,199,807     1,656,880
                                                        ----------   -----------
   Total revenues......................................  6,178,508    10,564,164
                                                        ----------   -----------
COST OF REVENUES:
 Rental equipment expenses.............................  3,674,471     4,061,952
 Rental equipment depreciation.........................    353,224       844,581
 Direct operating expenses.............................    708,751     1,159,865
                                                        ----------   -----------
   Total cost of revenues..............................  4,736,446     6,066,398
                                                        ----------   -----------
Gross profit...........................................  1,442,062     4,497,766
Selling, general and administrative expenses...........    869,878     2,165,785
Non-rental depreciation and amortization...............     46,526        59,000
                                                        ----------   -----------
Operating income.......................................    525,658     2,272,981
Other income (expense), net............................   (102,501)     (669,922)
Interest income (expense), net.........................   (161,537)     (674,811)
                                                        ----------   -----------
Income before income taxes.............................    261,620       928,248
Income tax expense.....................................     90,641       211,600
                                                        ----------   -----------
Net income............................................. $  170,979   $   716,648
                                                        ==========   ===========




   The accompanying notes are an integral part of these financial statements.

                                 DRAGON RENTALS

                            STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                        1996          1997
                                                     -----------  ------------
OPERATING ACTIVITIES:
 Net income......................................... $   170,979  $    716,648
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................     399,920       903,578
  Gain on sale of equipment.........................     (46,986)      (10,878)
  Provision for doubtful accounts...................     (19,912)      257,562
 Changes in operating assets and liabilities:
  Accounts receivable...............................    (572,619)   (1,829,012)
  Accounts receivable--related party................           0      (125,651)
  Inventory.........................................    (232,490)      (86,150)
  Merchandise for resale............................           0       691,203
  Prepaid and other assets..........................     (13,181)      (14,142)
  Accounts payable..................................     492,074        49,149
  Accrued interest..................................           0       113,217
  Accrued expenses and other liabilities............     289,407      (259,092)
  Accrued expenses--related party...................           0      (283,862)
  Income tax payable................................           0       (36,759)
  Deferred income taxes.............................     (71,337)      211,600
                                                     -----------  ------------
Net cash provided by operating activities...........     395,855       297,411
                                                     -----------  ------------
INVESTING ACTIVITIES:
 Purchases of rental equipment......................    (749,748)  (10,140,812)
 Purchases of property and equipment................     (49,000)     (689,280)
 Proceeds from sale of property and equipment.......      65,221        70,129
                                                     -----------  ------------
Net cash used in investing activities...............    (733,527)  (10,759,963)
                                                     -----------  ------------
FINANCING ACTIVITIES:
 Net advances on line of credit.....................           0     1,793,774
 Capital contributions..............................       5,768             0
 Proceeds from long-term debt.......................   1,894,367    11,550,621
 Payments on long-term debt.........................  (1,529,650)   (2,960,440)
 Proceeds from capital leases.......................           0       120,947
 Payments of capital lease obligations..............           0       (34,762)
                                                     -----------  ------------
Net cash provided by financing activities...........     370,485    10,470,140
                                                     -----------  ------------
Net increase in cash and cash equivalents...........      32,813         7,588
Cash and cash equivalents at beginning of period....       5,664        38,477
                                                     -----------  ------------
Cash and cash equivalents at end of period.......... $    38,477  $     46,065
                                                     ===========  ============
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
 Cash paid for interest............................. $   166,034  $    675,057
                                                     ===========  ============
 Cash paid for income taxes......................... $   161,978  $     36,759
                                                     ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                DRAGON RENTALS

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 NATURE OF BUSINESS

  Dragon Rentals (a wholly owned division of The Modern Group, Inc.) engages primarily in the rental of storage containers to the waste disposal industry in southeast Texas and southern Louisiana.

 ACCOUNTING BASIS

  The Division utilizes the accrual method of accounting for financial statement reporting and the cash method for federal income tax purposes. Under the accrual method, revenue is recognized when earned instead of when received and expenses are recognized when incurred instead of when actually paid.

 PROPERTY AND DEPRECIATION

  Property and equipment are carried at cost. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Financial statement depreciation expense was $399,920 and $903,578 for the periods ended December 31, 1996 and 1997, respectively.

 INCOME TAX

  Deferred income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes provided for accumulated temporary differences due to basis differences for assets and liabilities for financial reporting and income tax purposes. The Division's temporary differences are due to accelerated depreciation for tax purposes over financial reporting purposes and the use of the cash method for federal income tax reporting.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The Division establishes an allowance for uncollectible trade accounts receivable based on historical collection experience and management's evaluation of collectibility of outstanding accounts receivable. The allowance for doubtful accounts was $152,600 and $268,000 as of December 31, 1996 and 1997, respectively.

 CASH

  For purpose of the cash flow statements, cash includes operating funds on deposit at the bank.

 CONCENTRATION OF RISK

  The division has deposits in financial institutions that may, from time to time, exceed the $100,000 federally insured limits.

 CONCENTRATIONS OF CREDIT

  The Division's services are primarily provided to customers throughout the Southeast Texas region; mainly within the petro-chemical industry and are subject to the economic sensitive industry cycles as such.

 RECLASSIFICATIONS

  Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 financial statement presentation. Such reclassifications have had no effect on net earnings as previously reported.

                                DRAGON RENTALS

 ADVERTISING

  The Division has elected to expense advertising costs as incurred. Advertising expense was $90,944 and $81,264 for the periods ended December 31, 1996 and 1997, respectively.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 INVENTORIES

  Inventories are stated at the lower of cost or market with costs charged to jobs determined by the weighted average cost method.

NOTE 2--LONG-TERM DEBT

                                                            1996       1997
                                                         ---------- ----------
      Initial term loan with Wells Fargo Bank, secured
       by accounts receivable, general intangibles,
       inventory, and equipment and fixtures. The note
       is payable in monthly installments of $141,047,
       including interest of 1.00% above bank prime,
       with a due date of July 19, 2000.                 $          $9,872,572
      Equipment acquisition note with Wells Fargo Bank,
       secured by accounts receivable, general
       intangibles, inventory, and equipment and
       fixtures. The note is payable in monthly
       installments of $15,285, including interest of
       1.00% above bank prime, with a due date of July
       19, 2000.                                                     1,710,852
      Note payable for general insurance, secured by
       contractor equipment. The note is payable in
       monthly installments of $1,063, including
       interest, maturing in January, 1999.                             13,812
      Notes payable to individuals, collateralized by
       equipment. The notes are payable in various
       installments, including interest from 11.25% to
       14.68%, maturing in of before December, 1999.        358,670     97,267
      Note payable to Community Bank, collateralized by
       equipment. The note is payable in monthly
       installments of $38,812, including interest at
       10.75%, maturing in April, 1997.                   1,125,548
      Notes payable to Ford Motor Credit, secured by a
       vehicle, payable in monthly installments of
       $1,104, including interest at 9.00%, maturing in
       November, 1997.                                       23,222
      Note payable to GMAC, secured by a vehicle,
       payable in monthly installments of $668,
       including interest at 11.75%, maturing in March,
       1997............................................       1,928
                                                         ---------- ----------
                                                          1,509,368 11,694,503
      Less amount allocated to manufacturing division..              1,796,191
                                                         ---------- ----------
                                                         $1,509,368 $9,898,312
                                                         ========== ==========

                                DRAGON RENTALS

  A schedule of maturities of long-term debt is as follows for the year ended December 31, 1997:

      1998.......................................................... $ 1,957,936
      1999..........................................................   1,904,866
      2000..........................................................   7,831,701
      2001 and thereafter...........................................           0
                                                                     -----------
                                                                     $11,694,503
                                                                     ===========

NOTE 3--NOTE PAYABLE--ACCOUNTS RECEIVABLE FINANCING:

  In accordance with the asset-based financing arrangement, Wells Fargo (lender) advances funds to the Division upon receipt of the customer account and reduces the accumulated advances upon collection of the account. Interest is payable monthly at the prime rate plus 1/2%. The agreement expires on July 19, 2000. The note payable is secured by a general business security agreement on all assets of the Division. The amount outstanding on this note was $1,793,774 at December 31, 1997.

NOTE 4--RELATED PARTY TRANSACTIONS:

  The Division has identified the following related party transactions with management and companies in which management has full ownership:

    (1) The Division provides personnel and administrative services and shares certain building expenses with a related company, Modern, Inc. Prior to August 1, 1997 all personnel and management services cost were borne by Modern, Inc.

    As of December 31, 1997, Modern, Inc. owned Dragon Rentals $125,651.

    As of December 31, 1996, Dragon Rentals owed Modern, Inc. $308,969.

    (2) At December, 31, 1997 and 1996, Dragon Rentals had a $19,000 note receivable from Will Crenshaw, the sole shareholder of Modern, Inc., a related party.

    (3) The Division has a lease agreement with Will Crenshaw, sole shareholder of Modern, Inc., for the rental of yard space to hold containers when they are not out on rent. At December 31, 1997 the Division owed accrued rent of $25,000 to Mr. Crenshaw.

NOTE 5--ECONOMIC DEPENDENCE:

  Historically, the Division purchased 100% of the waste containers used in its business from Modern, Inc., a related party. For the years ended December 31, 1996 and 1997, the Division had purchases of $657,500 and $1,864,486, respectively. However, on July 19, 1997, the Division purchased the manufacturing facility from Modern, Inc., and from that point forward began manufacturing the container boxes. This restructuring enabled the Division to become more efficient by building container boxes at a lessor cost.

NOTE 6--INCOME TAXES:

  In accordance with the provisions of Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes", the Division has reflected the tax consequences on future years differences between the tax basis of assets and liabilities and their financial reporting amounts.

  The sources of deferred income taxes and the tax effect of each follows:

                                                            1996      1997
                                                          -------- -----------
      Accumulated depreciation temporary differences..... $407,287 $   998,157
      Effect of cash method of accounting................   16,113     699,273
      Net operating loss carryforward....................           (1,062,430)
                                                          -------- -----------
                                                          $423,400 $   635,000
                                                          ======== ===========

                                DRAGON RENTALS

  The components of corporate income tax expense are as follows for the year ended December 31:

                                                                 1996     1997
                                                                ------- --------
      Current tax expense...................................... $36,759 $
      Deferred tax expense.....................................  53,882  211,600
                                                                ------- --------
                                                                $90,641 $211,600
                                                                ======= ========

NOTE 7--PROPERTY AND EQUIPMENT:

                                                            1996        1997
                                                          ---------  ----------
      Land improvements.................................. $  21,668  $   21,668
      Building...........................................                13,458
      Machinery and equipment............................    64,851     155,998
      Furniture and fixtures.............................    18,842      31,388
      Autos and trucks...................................   587,922   1,053,315
      Capital jobs in progress...........................                41,031
                                                          ---------  ----------
                                                            693,283   1,316,858
      Accumulated depreciation...........................  (275,062)   (463,707)
                                                          ---------  ----------
                                                          $ 418,221  $  853,151
                                                          =========  ==========

NOTE 8--RENTAL EQUIPMENT:

                                                           1996        1997
                                                        ----------  -----------
      Rental Equipment................................. $2,875,021  $12,977,642
      Accumulated depreciation.........................   (588,735)  (1,259,023)
                                                        ----------  -----------
                                                        $2,286,286  $11,718,619
                                                        ==========  ===========

NOTE 9--OPERATING LEASE OBLIGATIONS:

  The Division conducts its operations in southeast Texas and southern Louisiana from leased facilities with varying terms ranging from one year to five years. The leases provide for renewal options ranging from four years to nine years. The Division also has incurred a certain operating lease for equipment used in its operations. The lease has a term of five years. Future minimum obligations at December 31, 1997 are as follows:

      1998.......................................................... $  231,900
      1999..........................................................    229,600
      2000..........................................................    181,500
      2001..........................................................    660,000
      2002 and thereafter...........................................     30,000
                                                                     ----------
        Total minimum lease payments required....................... $1,333,000
                                                                     ==========

NOTE 10--CAPITAL LEASE OBLIGATIONS:

  During 1997, the Division acquired equipment under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the equipment have been capitalized. The leases expire in or before February, 2000. The leased property under the capital leases as of December 31, 1997 has a cost of $120,947 accumulated amortization of $9,664 and a net book value of $111,283. Amortization of the leased property is included in depreciation expense.

                                DRAGON RENTALS

  The future minimum lease payments under the capital leases and the net present value of the future lease payments at December 31, 1997 are as follows:

      Total minimum lease payments..................................... $95,952
      Less amount representing interest................................   9,767
                                                                        -------
      Present value of net minimum lease payments...................... $86,185
                                                                        =======

NOTE 11--PREPAID AND OTHER ASSETS:

  Prepaid and other assets consists of the following at December 31,

                                                                 1996    1997
                                                                ------- -------
      Prepaid insurance........................................ $ 4,699 $21,353
      Prepaid real estate taxes................................   8,482
      Deferred charges.........................................          15,970
      Other receivable.........................................   9,528   9,528
      Rental lease deposits....................................  30,000  20,000
                                                                ------- -------
                                                                $52,709 $66,851
                                                                ======= =======

NOTE 12--ACCRUED EXPENSES AND OTHER LIABILITIES:

  Accrued expenses and other liabilities consists of the following at December
31,

                                                                 1996     1997
                                                               -------- --------
      Payable to investors.................................... $721,052 $
      Customer deposits.......................................   76,136
      Accrued expenses........................................   77,859  346,814
      Accrued franchise tax...................................    8,721
      Accrued payroll.........................................           102,458
      Accrued sales tax.......................................  105,925  267,517
                                                               -------- --------
                                                               $989,693 $716,789
                                                               ======== ========

NOTE 13--INVENTORY:

  Inventory consist of the following at December 31, 1997:

      Steel............................................................. $18,916
      Purchased parts...................................................  56,794
      Work in process...................................................  10,440
                                                                         -------
                                                                         $86,150
                                                                         =======

NOTE 14--SUBSEQUENT EVENTS:

  On March 2, 1998 Dragon Rentals was sold to National Equipment Services, Inc. National Equipment Services Inc. is primarily involved in the rental of equipment to construction and industrial users from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Albany Ladder Company, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheet and the related statement of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Albany Ladder Company, Inc. at December 31, 1997, and the results of its operations and its cash flows in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 31, 1998

                          ALBANY LADDER COMPANY, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ASSETS:
 Cash and cash equivalents............................................. $    87
 Marketable securities.................................................     104
 Accounts receivable, net..............................................   5,951
 Inventory.............................................................   2,878
 Rental equipment, net.................................................  15,116
 Property and equipment, net...........................................   2,139
 Prepaid and other assets..............................................     927
                                                                        -------
    Total assets....................................................... $27,202
                                                                        =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable...................................................... $   980
 Accrued expenses and other liabilities................................   1,020
 Notes payable--shareholder............................................     370
 Notes payable.........................................................  11,900
                                                                        -------
    Total liabilities..................................................  14,270
Commitments and contingencies (Note 9)
Common stock:
 Class A shares, $100 par, 1,200 shares authorized, 246 shares issued
  and outstanding .....................................................      25
 Class B shares, $100 par, 2,000 shares authorized, 941 shares issued
  and outstanding .....................................................      94
Additional paid-in capital.............................................     333
Retained earnings......................................................  12,391
Unrealized gain on marketable securities available for sale............      89
                                                                        -------
    Total stockholders' equity.........................................  12,932
                                                                        -------
    Total liabilities and stockholders' equity......................... $27,202
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

REVENUES:
 Rental revenues....................................................... $18,410
 Rental equipment sales................................................   1,885
 New equipment sales...................................................   8,931
 Other.................................................................   4,978
                                                                        -------
    Total revenues.....................................................  34,204
                                                                        -------
COST OF REVENUES:
 Rental equipment expenses.............................................   4,800
 Rental equipment depreciation.........................................   3,445
 Cost of rental equipment sales........................................     721
 Cost of new equipment sales...........................................   7,725
 Direct operating expense..............................................   5,938
                                                                        -------
    Total cost of revenues.............................................  22,629
                                                                        -------
Gross profit...........................................................  11,575
Selling, general and administrative expenses...........................   7,796
Non-rental depreciation................................................     640
                                                                        -------
Operating income.......................................................   3,139
Other income, net......................................................     117
Interest expense, net..................................................    (846)
                                                                        -------
Net income............................................................. $ 2,410
                                                                        =======
PRO FORMA TAX PROVISION (UNAUDITED):
 Income before income taxes............................................ $ 2,410
 Pro forma provision for income taxes..................................    (964)
 Pro forma net income.................................................. $ 1,446
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
 Net income.......................................................... $  2,410
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation.......................................................    4,085
  Gain on sale of equipment..........................................     (987)
  Changes in operating assets and liabilities:
   Accounts receivable...............................................   (1,172)
   Inventories.......................................................      (92)
   Prepaid and other assets..........................................     (483)
   Accounts payable..................................................      262
   Accrued expenses and other liabilities............................      239
                                                                      --------
Net cash provided by operating activities............................    4,262
                                                                      --------
INVESTING ACTIVITIES:
 Purchases of rental equipment.......................................   (6,516)
 Proceeds from sale of rental equipment..............................    1,885
 Purchases of property and equipment.................................     (284)
 Proceeds from sale of property and equipment........................       13
                                                                      --------
Net cash used in investing activities................................   (4,902)
                                                                      --------
FINANCING ACTIVITIES:
 Proceeds from long-term debt........................................   12,104
 Payments on long-term debt..........................................  (10,630)
 Dividends paid......................................................     (859)
                                                                      --------
 Net cash provided by financing activities...........................      615
                                                                      --------
 Net increase (decrease) in cash.....................................      (25)
 Cash at beginning of period.........................................      112
                                                                      --------
 Cash at end of period............................................... $     87
                                                                      ========
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
 Cash paid for interest.............................................. $    811
                                                                      ========



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              COMMON STOCK
                         ----------------------                                  TOTAL
                         CLASS A CLASS B STATED PAID-IN UNREALIZED RETAINED  STOCKHOLDERS'
                         SHARES  SHARES  VALUE  CAPITAL    GAIN    EARNINGS     EQUITY
                         ------- ------- ------ ------- ---------- --------  -------------
Balance at December 31,
 1996...................   246     941    $119   $333      $59     $10,840      $11,351
Net income..............   --      --      --     --       --        2,410        2,410
Increase in unrealized
 gain...................   --      --      --     --        30         --            30
Dividends...............   --      --      --     --       --         (859)        (859)
                           ---     ---    ----   ----      ---     -------      -------
Balance at December 31,
 1997...................   246     941    $119   $333      $89     $12,391      $12,932
                           ===     ===    ====   ====      ===     =======      =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Albany Ladder Company, Inc. (the Company) is primarily engaged in the sale and rental of lifts, scaffolding, and contractor equipment and operates from seven locations located in New York, Pennsylvania, and Vermont.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less.

 INVENTORY

  The Company's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the average cost or specific identification method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line and accelerated methods over an estimated 5 to 8 year useful life.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 5 years for machinery, equipment and automobiles, to 10 years for leasehold improvements.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

                          ALBANY LADDER COMPANY, INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for marketable securities, trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar instruments and approximates the carrying value of the debt as of December 31, 1997.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $372 at December 31, 1997.

 INCOME TAXES

  The Company has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, the Company's income, deductions and credits are reported on the income tax returns of the Company's stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes are calculated at a statutory tax rate of 40%.

2. INVENTORY

  Inventory consists of the following at December 31, 1997 (in thousands):

      New equipment..................................................... $  693
      Parts and supplies................................................  1,541
      Scaffolding and ladders...........................................    525
      Other.............................................................    119
                                                                         ------
      Total inventory................................................... $2,878
                                                                         ======

3. RENTAL EQUIPMENT

  Rental equipment consists of the following at December 31, 1997 (in thousands):

      Rental equipment................................................. $30,990
      Less: accumulated depreciation................................... (15,874)
                                                                        -------
      Rental equipment, net............................................ $15,116
                                                                        =======

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997 (in thousands):

      Leasehold improvements............................................ $  617
      Vehicles..........................................................  3,370
      Machinery and shop equipment......................................    471
      Computer equipment................................................    847
                                                                         ------
      Total property and equipment, at cost.............................  5,305
      Less: accumulated depreciation.................................... (3,166)
                                                                         ------
      Property and equipment, net....................................... $2,139
                                                                         ======

                          ALBANY LADDER COMPANY, INC.

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consist of the following at December 31, 1997 (in thousands):

      Prepaid expenses.................................................... $225
      Employee and other receivables......................................  702
                                                                           ----
                                                                           $927
                                                                           ====

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following at December 31, 1997 (in thousands):

      Accrued salaries and benefits....................................  $  388
      Sales tax payable................................................     163
      Accrued insurance................................................     232
      Accrued professional fees........................................     107
      Other............................................................     130
                                                                         ------
                                                                         $1,020
                                                                         ======

7. NOTES PAYABLE

  Notes payable consist of a secured revolving line of credit of $13,350,000 maturing no later than August 31, 1999. The Company has the right to elect various interest rate options under the agreement. These options include floating rates fluctuating with the bank's prime rate and fixed rates for varying periods fluctuating with published LIBOR or treasury rates. Interest payments are due monthly. Interest rates in effect at December 31, 1997 were as follows (dollar amounts in thousands):

      Interest at 7.31%................................................. $10,025
      Interest at 8.25%.................................................   1,875
                                                                         -------
      Total notes payable............................................... $11,900
                                                                         =======

  The bank agreement includes restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of the Company. The Company is in compliance with these covenants. Substantially all of the Company's assets are pledged as collateral for the long-term debt.

  Maturities of debt are as follows at December 31, 1997 (in thousands):

      1998.............................................................. $   --
      1999..............................................................  11,900
      Thereafter........................................................     --
                                                                         -------
                                                                         $11,900
                                                                         =======

  Interest expense on long-term debt for the year ended December 31, 1997 was $795.

                          ALBANY LADDER COMPANY, INC.

8. NOTES PAYABLE--SHAREHOLDER

  Notes payable--shareholder consists of the following at December 31, 1997 (in thousands):

      Note payable, shareholder, unsecured, due on demand with interest payable monthly at prime plus 3%.................................. $170
      Note payable, shareholder, unsecured, due on demand with interest payable monthly at prime plus 1%..................................  200
                                                                          ----
          Total notes payable--shareholder............................... $370
                                                                          ====

  Interest expense on shareholder debt for the year ended December 31, 1997 was $39.

9. COMMITMENTS AND CONTINGENCIES

  The Company leases office and warehouse space at eight locations. The leases have varying expiration dates through April 2001, with certain leases containing extension options. In addition to the monthly rental payments, these leases also require payment of the related utilities, maintenance, and real estate taxes for the respective properties.

  The Company also leases various vehicles and equipment. The leases have varying expiration dates through October 2002.

  Rental expense totaled $570 for the year ended December 31, 1997.

  Future minimum lease obligations are as follows at December 31, 1997 (in thousands):

      1998................................................................ $ 404
      1999................................................................   312
      2000................................................................   181
      2001................................................................    67
      2002................................................................    12
                                                                           -----
                                                                            $976
                                                                           =====

10. EMPLOYEE BENEFIT PLANS

  The Company sponsors a 401(k) profit sharing plan (the "Plan"). Employees meeting certain age and length of service requirements are eligible to participate in the Plan. The Company makes contributions varying with the level of employee participation, up to certain limits. The Company contributed $157,000 to the plan during the year ended December 31, 1997.

11. SUBSEQUENT EVENTS

  On March 30, 1998, the Company's owners sold all of the outstanding Class A and B shares of common stock to National Equipment Services, Inc. in exchange for a $28,811,000 cash payment (less a $2,000,000 million reserve).

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Falconite, Inc.:

  We have audited the accompanying consolidated balance sheet of Falconite, Inc. and subsidiaries (the Company) as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falconite, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick L.L.P.
St. Louis, Missouri
February 20, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Falconite, Inc.

  We have audited the accompanying consolidated balance sheet of Falconite, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falconite, Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.
Louisville, Kentucky
February 6, 1998, except for the information in Note 6
as to which the date is March 23, 1998 and the information in
Note 12 as to which the date is April 1, 1998

                        FALCONITE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                         DECEMBER 31,            MARCH 31,
                                   -------------------------  ------------
                                       1996         1997          1998
                                   ------------ ------------  ------------
                                                              (UNAUDITED)
ASSETS
 Cash and cash equivalents........ $    416,000 $    820,000    $1,642,000
 Trade accounts receivable, less
  allowance for doubtful accounts
  of $522,000, $431,000 and
  $410,000, respectively..........    7,294,000    9,281,000     8,862,000
 Due from affiliated companies and
  related parties.................      453,000          --            --
 Income taxes receivable..........      136,000      382,000       374,000
 Inventories......................    1,615,000    1,596,000     2,658,000
 Rental equipment, principally
  machinery, at cost less
  accumulated depreciation of
  $12,989,000, $21,489,000 and
  24,104,000, respectively........   81,583,000  107,721,000   112,937,000
 Operating property and equipment,
  net.............................    7,018,000   10,542,000    11,547,000
 Excess of cost over net assets of
  purchased businesses, less
  accumulated amortization........   17,059,000   16,279,000    17,069,000
 Prepaid and other assets, at cost
  less accumulated amortization...    1,884,000    1,447,000     1,137,000
                                   ------------ ------------  ------------
                                   $117,458,000 $148,068,000  $156,226,000
                                   ============ ============  ============
LIABILITIES AND SHAREHOLDERS'
 EQUITY
 Trade accounts payable........... $ 13,587,000 $  2,184,000  $  1,715,000
 Accrued expenses.................      657,000    2,196,000     1,883,000
 Accrued interest payable.........      140,000      666,000       715,000
 Revolving lines of credit........   27,152,000   91,416,000   100,762,000
 Obligations under capital lease..    1,600,000    4,093,000     3,886,000
 Term debt........................   31,867,000    4,691,000     3,782,000
 Deferred income taxes............    7,801,000    9,645,000     9,645,000
 Due to affiliated companies and
  related parties.................      121,000       39,000        35,000
 Other liabilities................      377,000      742,000       571,000
                                   ------------ ------------  ------------
   Total liabilities..............   83,302,000  115,672,000   122,994,000
                                   ------------ ------------  ------------
Commitments and contingencies
Shareholders' equity:
 Preferred stock, Falconite, Inc.,
  $0.01 par value; authorized,
  1,000,000 shares; issued and
  outstanding, zero shares........          --           --            --
 Common stock, $0.01 par value;
  authorized, 50,000,000 shares;
  issued and outstanding,
  8,330,000 shares................       83,000       83,000        83,000
 Additional paid-in capital.......   20,250,000   20,250,000    20,250,000
 Due from affiliated companies and
  related parties.................          --    (2,144,000)   (1,089,000)
 Retained earnings................   13,823,000   14,207,000    13,988,000
                                   ------------ ------------  ------------
   Total shareholders' equity.....   34,156,000   32,396,000    33,232,000
                                   ------------ ------------  ------------
                                   $117,458,000 $148,068,000  $156,226,000
                                   ============ ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        FALCONITE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  FOR THE YEARS ENDED             FOR THE THREE MONTHS
                                     DECEMBER 31,                    ENDED MARCH 31,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues:
 Equipment rentals......  $23,395,000  $32,883,000  $44,911,000  $ 8,989,000  $12,033,000
 New equipment sales....    4,393,000    4,058,000    4,659,000      868,000    1,474,000
 Rental equipment sales.    5,448,000    7,674,000    9,222,000    3,276,000    1,364,000
 Sales of parts,
  supplies, and
  equipment.............      979,000    1,391,000    1,680,000      537,000      736,000
 Service revenues and
  other income..........    1,446,000    2,080,000    3,174,000      704,000    1,026,000
                          -----------  -----------  -----------  -----------  -----------
   Total revenues.......   35,661,000   48,086,000   63,646,000   14,374,000   16,633,000
                          -----------  -----------  -----------  -----------  -----------
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........    4,651,000    7,332,000   10,284,000    2,259,000    3,238,000
 Equipment rental
  depreciation..........    4,437,000    6,823,000   11,114,000    2,373,000    3,367,000
 Cost of new equipment
  sales.................    3,651,000    3,104,000    4,103,000      755,000    1,251,000
 Cost of rental
  equipment sales.......    4,332,000    6,697,000    7,582,000    2,516,000    1,097,000
 Cost of sales of parts,
  supplies, equipment,
  and other services....    1,014,000    1,306,000    1,111,000      285,000      549,000
                          -----------  -----------  -----------  -----------  -----------
   Total cost of
    revenues............   18,085,000   25,262,000   34,194,000    8,188,000    9,502,000
                          -----------  -----------  -----------  -----------  -----------
    Gross profit........   17,576,000   22,824,000   29,452,000    6,186,000    7,131,000
Selling, general, and
 administrative
 expenses...............    5,858,000    9,985,000   15,065,000    2,938,000    4,482,000
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........      412,000      764,000    2,428,000      576,000      680,000
                          -----------  -----------  -----------  -----------  -----------
   Operating income.....   11,306,000   12,075,000   11,959,000    2,672,000    1,969,000
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
 Interest income........       41,000       32,000       55,000       14,000       21,000
 Interest expense.......   (3,213,000)  (4,330,000)  (7,382,000)  (1,347,000)  (2,201,000)
 Non-capitalized
  offering costs........          --           --    (1,000,000)         --           --
 Other, net.............      (40,000)     182,000      185,000        4,000       (8,000)
                          -----------  -----------  -----------  -----------  -----------
                           (3,212,000)  (4,116,000)  (8,142,000)  (1,329,000)  (2,188,000)
                          -----------  -----------  -----------  -----------  -----------
   Income before income
    taxes and minority
    interests...........    8,094,000    7,959,000    3,817,000    1,343,000     (219,000)
Income taxes............    2,893,000    2,328,000    1,859,000      598,000          --
Minority interests......    1,429,000    1,714,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
   Net income...........  $ 3,772,000  $ 3,917,000  $ 1,958,000      745,000     (219,000)
                          ===========  ===========  ===========  ===========  ===========
Pro forma net income
 data:
 Net income as reported.  $ 3,772,000  $ 3,917,000          --           --           --
 Pro forma adjustment to
  provision for income
  taxes.................      124,000      666,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
 Pro forma net income...  $ 3,648,000  $ 3,251,000          --           --           --
                          ===========  ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       FALCONITE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
   FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS
                             ENDED MARCH 31, 1998

                                                                              DUE FROM
                          FALCONITE, INC.  COMBINED COMPANIES'               AFFILIATED
                           COMMON STOCK       COMMON STOCK       ADDITIONAL   COMPANIES                    TOTAL
                         ----------------- --------------------    PAID-IN   AND RELATED   RETAINED    SHAREHOLDERS'
                          SHARES   AMOUNT   SHARES     AMOUNT      CAPITAL     PARTIES     EARNINGS       EQUITY
                         --------- ------- --------- ----------  ----------- -----------  -----------  -------------
Balance at January 1,
 1995...................       --      --    14,000  $  131,000  $    87,000         --   $ 6,509,000   $ 6,727,000
Common stock issued by
 McCurry and Falconite,
 Inc....................       --      --     1,000       1,000          --          --           --          1,000
Net income..............       --      --       --          --           --          --     3,772,000     3,772,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........       --      --       --          --           --          --      (160,000)     (160,000)
                         --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at January 1,
 1996...................       --      --    15,000  $  132,000  $    87,000         --   $10,121,000   $10,340,000
Net income..............       --      --       --          --           --          --     3,917,000     3,917,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........       --      --       --          --           --          --      (215,000)     (215,000)
Formation of Falconite,
 Inc. and
 Recapitalization
 Agreement transactions. 8,330,000 $83,000  (15,000)   (132,000)  20,163,000         --           --     20,114,000
                         --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at December 31,
 1996................... 8,330,000  83,000      --          --    20,250,000         --    13,823,000    34,156,000
Net income..............       --      --       --          --           --          --     1,958,000     1,958,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........       --      --       --          --           --          --    (1,574,000)   (1,574,000)
Due from affiliated
 companies and related
 parties................       --      --       --          --           --  $(2,144,000)         --     (2,144,000)
                         --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at December 31,
 1997................... 8,330,000 $83,000      --          --   $20,250,000 $(2,144,000) $14,207,000   $32,396,000
Net loss (unaudited)....       --      --       --          --           --          --      (219,000)     (219,000)
Due from affiliated
 companies and related
 parties (unaudited)....       --      --       --          --           --    1,055,000          --      1,055,000
                         --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at March 31,
 1998 (unaudited)....... 8,330,000 $83,000      --          --   $20,250,000 $(1,089,000) $13,988,000   $33,232,000
                         ========= ======= ========  ==========  =========== ===========  ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        FALCONITE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE THREE MONTHS
                            FOR THE YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                         ----------------------------------------  -------------------------
                             1995          1996          1997         1998          1997
                         ------------  ------------  ------------  -----------  ------------
                                                                         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 1Net income (loss)....  $  3,772,000  $  3,917,000  $  1,958,000  $  (219,000) $    745,000
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization.........     4,849,000     7,587,000    13,542,000    4,047,000     2,948,000
 Minority interests....     1,429,000     1,714,000           --           --            --
 Provision for losses
  on trade accounts
  receivable...........       323,000       891,000       297,000       21,000       130,000
 Provision for deferred
  income taxes.........     2,308,000     2,208,000     1,844,000          --        270,000
 Net gain on sale of
  rental equipment and
  operating property
  and equipment........      (987,000)     (978,000)   (1,788,000)    (288,000)     (737,000)
 Change in operating
  assets and
  liabilities, net of
  effect of business
  acquisitions:
  Trade accounts
   receivable..........    (2,302,000)   (2,139,000)   (2,284,000)     398,000       844,000
  Due from affiliated
   companies and
   related parties.....      (173,000)     (140,000)   (1,691,000)   1,056,000      (230,000)
  Income taxes
   receivable..........           --       (136,000)     (246,000)       8,000           --
  Inventories..........       226,000      (989,000)       19,000   (1,061,000)      237,000
  Prepaid and other
   assets..............       (89,000)     (752,000)      420,000     (771,000)     (170,000)
  Trade accounts
   payable, accrued
   expenses, and
   accrued interest
   payable.............       245,000    12,052,000    (9,338,000)    (733,000)   (5,179,000)
  Income taxes payable.      (274,000)      (33,000)          --           --        328,000
  Due to affiliated
   companies and
   related parties.....       (97,000)     (240,000)      (82,000)      (4,000)      (15,000)
  Other liabilities....        64,000       299,000       365,000     (171,000)     (173,000)
                         ------------  ------------  ------------  -----------  ------------
   Net cash provided by
    (used in) operating
    activities.........     9,294,000    23,261,000     3,016,000    2,283,000    (1,002,000)
                         ------------  ------------  ------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisitions of rental
  operations, net of
  cash acquired........      (451,000)   (3,094,000)          --    (8,043,000)          --
 Proceeds from sales of
  rental equipment and
  operating assets.....     5,622,000     7,936,000    11,419,000    1,532,000     3,314,000
 Capital expenditures
  for rental equipment.   (29,100,000)  (41,092,000)  (42,552,000)  (1,884,000)  (20,031,000)
 Capital expenditures
  for operating
  property and
  equipment............    (1,829,000)   (3,229,000)   (5,726,000)    (846,000)   (2,450,000)
                         ------------  ------------  ------------  -----------  ------------
   Net cash used in
    investing
    activities.........   (25,758,000)  (39,479,000)  (36,859,000)  (9,241,000)  (19,167,000)
                         ------------  ------------  ------------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net borrowings under
  revolving lines of
  credit...............     7,899,000    12,746,000    64,264,000    8,935,000    31,673,000
 Proceeds form issuance
  of term debt.........    33,261,000    22,100,000    15,559,000        5,000     4,881,000
 Principal payments on
  term debt and
  obligations under
  capital lease........   (25,190,000)  (18,039,000)  (44,002,000)  (1,160,000)  (16,401,000)
 Proceeds from issuance
  of common stock......         1,000           --            --           --            --
 Capital distributions
  to shareholders......      (160,000)     (215,000)   (1,574,000)         --            --
 Capital distributions
  to minority
  shareholder..........      (160,000)     (216,000)          --           --            --
                         ------------  ------------  ------------  -----------  ------------
   Net cash provided by
    financing
    activities.........    15,651,000    16,376,000    34,247,000    7,780,000    20,153,000
                         ------------  ------------  ------------  -----------  ------------
Net increase (decrease)
 in cash and cash
 equivalents...........      (813,000)      158,000       404,000      822,000       (16,000)
Cash and cash
 equivalents at
 beginning of year.....     1,071,000       258,000       416,000      820,000       416,000
                         ------------  ------------  ------------  -----------  ------------
Cash and cash
 equivalents at end
 year..................  $    258,000  $    416,000  $    820,000  $ 1,642,000  $    400,000
                         ============  ============  ============  ===========  ============
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for:
 Interest..............  $  3,227,000  $  4,319,000  $  6,857,000  $ 2,152,000  $  1,369,000
 Income taxes..........       912,000       505,000       382,000          --            --
NONCASH FINANCING
 ACTIVITIES:
 Refinancings of term
  debt.................           --      8,346,000           --           --      8,346,000
 Purchase of equipment
  with capital leases..     1,119,000       296,000     3,376,000      450,000       556,000
 Reduction in term debt
  due to sale of
  property.............     1,123,000           --            --           --            --
 Term debt entered into
  for purchases of
  businesses and
  covenants not to
  compete..............       150,000       450,000           --           --            --
 Loan costs funded by
  debt.................           --            --        384,000          --            --
 Noncash consideration
  for acquisitions of
  minority interest....           --     20,287,000           --           --            --

   The accompanying notes are an integral part of the consolidated financial statements.

                       FALCONITE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 A) PRINCIPLES OF CONSOLIDATION:

  Falconite, Inc. (Falconite or the Company) was formed on December 31, 1996 when the shareholders of Falconite Equipment, Inc. (Falconite Equipment), formerly known as Falconite, Inc., M&M Properties, Inc., d/b/a M&M Equipment Company (M&M Equipment), and McCurry and Falconite Equipment Company, Inc. (M&F Equipment) entered into a Recapitalization Agreement. Pursuant to the terms of the Recapitalization Agreement, the shareholders of Falconite Equipment, M&M Equipment, and M&F Equipment exchanged their common shares for common shares of Falconite (the Recapitalization). The exchange of shares was accounted for at historical basis for the controlling shareholders of Falconite and at fair market value for the minority interests in M&M Equipment and M&F Equipment.

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Prior to formation of the Company, the historical financial statements of Falconite Equipment, M&M Equipment, and M&F Equipment were combined for financial reporting purposes. For purposes of these financial statements, the 1996 and 1997 consolidated financial statements and the 1995 combined financial statements will be referred to as consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The consolidated statements of income reflect the 49% minority interest through December 31, 1996 for M&M Equipment and M&F Equipment when the remaining interests were purchased by Falconite.

  In January 1990, M&M Equipment was formed by two shareholders of Falconite Equipment and a third party. Subsequent to its formation, M&M Equipment was considered an entity under common control as the controlling shareholders of Falconite Equipment owned 51% of M&M Equipment. The combined financial statements for the year ended December 31, 1995 reflect the 49% minority interest.

  In October 1993, Falconite Equipment acquired a 70% ownership of Erzinger Equipment Co. (Erzinger). Subsequently, on September 10, 1996, Falconite Equipment acquired the remaining 30% of Erzinger. The minority interest is reflected through September 10, 1996. For the period September 10, 1996 through December 31, 1996, Erzinger is accounted for as a wholly owned subsidiary of Falconite Equipment.

  In March 1995, a shareholder of Falconite Equipment and the minority shareholder of M&M Equipment created a Subchapter S corporation, M&F Equipment. M&F Equipment has been operated as a branch of M&M Equipment since its inception. The consolidated financial statements reflect the operations of M&F Equipment since inception and reflect the minority shareholder's interest in M&F Equipment through December 31, 1996. On December 31, 1996, as part of the Recapitalization, the Subchapter S Corporation election was terminated.

  The consolidated balance sheets are presented in an unclassified format, as management believes it more accurately reflects its operations and presents its financial position on a basis comparable to other companies in its industry.

 B) DESCRIPTION OF BUSINESS:

  Falconite, an Illinois corporation, through its wholly owned subsidiaries, is engaged primarily in a single-industry segment--the rental, sales, and service of cranes, other lift equipment, and smaller equipment ranging from pumps and generators to larger equipment such as backhoes and forklifts. Falconite's operations are based in certain southern and midwestern states.

 C) CASH EQUIVALENTS:

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                       FALCONITE, INC. AND SUBSIDIARIES

 D) INVENTORIES:

  Inventories consist of parts, supplies and small tools. Inventories are stated at cost. Cost is determined using the first-in, first-out method.

 E) RENTAL EQUIPMENT AND OPERATING PROPERTY AND EQUIPMENT:

  Rental equipment and operating property and equipment are stated at cost. Rental equipment and operating property and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Prior to January 1, 1997, M&M Equipment assigned a salvage value of 25% to its rental equipment purchases, whereas Falconite Equipment did not provide for a salvage value on its rental equipment. Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

  Amortization of assets under capital leases is included in depreciation expense. Prior to January 1, 1997, depreciation expense was computed over the following useful lives in years:

                                                             FALCONITE    M&M
                                                             EQUIPMENT EQUIPMENT
                                                             --------- ---------
      Rental equipment:
        Cranes..............................................   10-15      10
        Lift equipment......................................    10        10
        Other heavy equipment...............................     7         7
        Miscellaneous.......................................    2-5       5-7
      Operating equipment:
        Buildings...........................................    45        --
        Other buildings and leasehold improvements..........   20-40      39
        Vehicles............................................     5         5
        Furniture and fixtures..............................     5        5-7
        Computer equipment..................................     3        5-7

  Rental equipment acquired subsequently to January 1, 1997 is being depreciated using the straight-line method, after giving effect to an estimated salvage value as follows:

                                                             USEFUL LIFE SALVAGE
      TYPE OF EQUIPMENT                                       IN YEARS    VALUE
      -----------------                                      ----------- -------
      Large (28 tons and greater) cranes....................      15        25%
      Small (less than 28 tons) cranes......................      10        10
      Large lifts...........................................      10        10
      Small lifts...........................................       7        10
      Forklifts.............................................       7        10
      Dirt moving...........................................       7        10
      Other small equipment.................................       5        10
      Vehicles and trailers.................................       5        --

  The change in depreciation policy did not have a material effect on the consolidated financial statements.

  Equipment reported under the classification of "rental equipment," although primarily utilized within the rental aspect of the business, is available for sale in the ordinary course of business and is recorded at the lower of cost, net of accumulated depreciation, or market. Rental equipment sold by the Company is sold "as is."

                       FALCONITE, INC. AND SUBSIDIARIES

 F) EXCESS OF COST OVER NET ASSETS OF PURCHASED BUSINESSES:

  Excess of cost over net assets of purchased businesses (goodwill) is amortized on a straight-line basis over the expected periods to be benefited, generally 5 to 30 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected future operating cash flows on a discounted basis.

 G) INCOME TAXES:

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to January 1, 1997, M&F Equipment had elected S corporation status in accordance with the provisions of Subchapter S of the Internal Revenue Code. Pursuant to this election, the taxable income of M&F Equipment was reported in the federal and state income tax returns of the shareholders. Accordingly, a provision for federal and state income taxes that is payable by an S corporation has not been reflected in the accompanying consolidated financial statements. The pro forma income tax adjustment included on the consolidated statements of income represents federal income tax expense that would have been incurred had M&F Equipment been a C corporation.

 H) ALLOWANCE FOR DOUBTFUL ACCOUNTS:

  The Company determines the allowance for doubtful accounts by reserving specific trade accounts receivable and providing an estimate based on the aging of the trade receivables. The Company recognized bad debt expense of $323,000, $891,000 and $297,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company writes off trade receivables when considered uncollectible.

 I) USE OF ESTIMATES:

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 J) CONCENTRATIONS OF RISKS:

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash with high quality financial institutions in amounts that from time to time exceed federally insured limits. No losses have been incurred on such deposits.

  Falconite's customers are primarily concentrated in the construction and manufacturing industries and are dependent on those industries. Management believes it has addressed this concentration by expanding its operations throughout certain southern and midwestern states. Falconite performs ongoing credit evaluations of

                       FALCONITE, INC. AND SUBSIDIARIES
its customers' financial condition but does not require collateral to support customer receivables. In certain instances, Falconite may file a mechanic's lien to protect its interest.

 K) REVENUE RECOGNITION:

  Equipment rental and delivery charge revenue is recognized when earned.

  New and used equipment sales and revenues from the sale of parts and supplies are recognized when title passes to the purchaser usually at the time of delivery or pickup. When equipment is sold, the cost consists of actual costs in the case of new equipment and the net book value in the case of used equipment.

  Revenue associated with repairs and maintenance of equipment owned or rented by customers is recognized when earned. Fees for repairs and maintenance on equipment owned by customers of the Company are either paid by the customer or reimbursed to the Company under the original manufacturer's warranty agreement. Revenue associated with the warranty work is recognized when earned.

 L) DEFERRED COSTS:

  Debt issuance costs are amortized to interest expense over the term of the related debt, utilizing the interest method. Debt issuance costs are included in prepaid and other assets.

  Falconite had deferred costs of approximately $427,000 as of December 31, 1996, in connection with a planned initial public offering that was in process. These costs as well as $573,000 of costs incurred during 1997 have been written off during the current year.

 M) INTERIM FINANCIAL DATA:

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of financial position and results of operations for the interim periods.

2. ACQUISITIONS:

  In December 1995, Falconite Equipment acquired the assets of a rental company located in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included within the consolidated financial statements since the date of the acquisition. The total purchase price was approximately $585,000, for which Falconite recognized total goodwill of approximately $100,000 which is being amortized on a straight-line basis over a five-year period.

  In September 1996, Falconite purchased the 30% minority interest of Erzinger for approximately $875,000 in cash, a note payable, certain assets of Erzinger, and entered into covenants not to compete for $450,000. The covenants not to compete are being amortized on a straight-line basis over the life of the agreements, two years. The acquisition was accounted for using the purchase method, with the operating results of Erzinger included in the consolidated operating results since the date of the original acquisition. The operating results have been adjusted to reflect the minority shareholder's interest in the operating results for the respective periods disclosed. Total goodwill of $543,000 is being amortized on a straight-line basis over a five-year period.

  In November 1996, M&M Equipment acquired various pieces of rental equipment from a rental company in Tallahassee, Florida for $653,000. The total purchase price was $1,053,000 which included $400,000 in covenants not to compete. Covenants not to compete are being amortized over three years.

  In December 1996, Falconite Equipment acquired the assets of another rental company in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included in the consolidated financial statements since the date of acquisition. The total purchase price was $300,000, for which Falconite Equipment recognized total goodwill of approximately $86,000. Goodwill for this acquisition is being amortized on a straight-line basis over a five-year period.

                       FALCONITE, INC. AND SUBSIDIARIES

  In December 1996, Falconite Equipment acquired 100% of the outstanding common stock of a rental company with locations in Fort Campbell, Kentucky and Clarksville, Tennessee. This acquisition was accounted for under the purchase method, with the operating results being included in the consolidated financial statements since the date of acquisition. The total purchase price was $985,000, for which Falconite Equipment recognized total goodwill of approximately $286,000, which is being amortized on a straight-line basis over a five-year period.

  As part of the Recapitalization, on December 31, 1996, Falconite purchased the 49% minority interest in M&M Equipment by exchanging 1,225,000 shares of its common stock. The 49% minority interest in M&M Equipment's net assets acquired were recorded at their estimated fair market value of $20,080,000 whereas the remaining 51% was recorded at the historical cost of such assets. The excess of the purchase price over the fair market value of the net assets acquired of $16,178,000 was recorded as goodwill, and is being amortized on a straight-line basis over its expected useful life of 30 years.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The Company estimates the fair value of financial instruments using quoted market prices when available, or fair values which are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumption used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The aggregate fair value amounts referred to do not represent the underlying value of Falconite.

  Because of their relatively short maturities, generally the estimated fair values of the Company's financial instruments approximate their carrying amounts on the consolidated balance sheets. The estimated fair value of term debt with adjustable rates approximate their carrying amounts. For fixed rate instruments, the estimated fair values are calculated using a discounted cash flow calculation that applies current incremental borrowing rates for similar types of arrangements. At December 31, 1996 and 1997, there were no material differences between the carrying amount and the fair value of term debt.

4. OPERATING PROPERTY AND EQUIPMENT, NET:

  Operating property and equipment, net at December 31, 1996 and 1997 consist of the following:

                                                             1996       1997
                                                          ---------- -----------
      Land, buildings and leasehold improvements......... $1,608,000 $ 5,002,000
      Transportation equipment...........................  6,044,000   5,820,000
      Furniture, fixtures and equipment..................    871,000   2,120,000
                                                          ---------- -----------
                                                           8,523,000  12,942,000
      Less accumulated depreciation and amortization.....  1,505,000   2,400,000
                                                          ---------- -----------
                                                          $7,018,000 $10,542,000
                                                          ========== ===========

5. LEASES:

  Falconite is party to several operating leases for transportation equipment and certain office and warehouse facilities that expire at various times through the year 2003. These leases require Falconite to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the years ended December 31, 1995, 1996 and 1997 was $303,000, $396,000
and $571,000, respectively.

                       FALCONITE, INC. AND SUBSIDIARIES

  In addition to the above, Falconite leases various facilities and equipment from its shareholders. The facility leases are on varying terms ranging from one year to ten years. Management believes these lease arrangements reflect those that could be obtained from a third party. Total rent expense associated with these leases for the years ended December 31, 1995, 1996 and 1997 was $278,000, $689,000 and $629,000, respectively.

  Future minimum lease payments under operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 were as follows:

      YEAR
      ENDING                                                          OPERATING
      DECEMBER 31,                                                      LEASES
      ------------                                                    ----------
       1998.........................................................  $1,396,000
       1999.........................................................   1,065,000
       2000.........................................................     818,000
       2001.........................................................     681,000
       2002.........................................................     466,000
       Thereafter...................................................   1,260,000
                                                                      ----------
      Total minimum lease payments..................................  $5,686,000
                                                                      ==========

  Falconite has capitalized certain rental and transportation equipment under various lease agreements. The book value of these leased assets is included in the recorded amounts for rental equipment and operating property and equipment.

  A schedule of future minimum lease payments under capital leases at December 31, 1997 consisted of the following:

      YEAR
      ENDING
      DECEMBER 31,                                                      AMOUNT
      ------------                                                    ----------
       1998.........................................................  $2,957,000
       1999.........................................................     648,000
       2000.........................................................     375,000
       2001.........................................................     252,000
       2002.........................................................     136,000
                                                                      ----------
      Total minimum lease payments..................................   4,368,000
      Less amount representing imputed interest.....................     275,000
                                                                      ----------
      Present value of minimum payments.............................  $4,093,000
                                                                      ==========

                       FALCONITE, INC. AND SUBSIDIARIES

6. REVOLVING LINES OF CREDIT AND TERM DEBT:

  Term debt at December 31, 1997 and 1996 consisted of the following:

                                                           1996        1997
                                                        ----------- ----------
      Notes payable with Nations Bank of Tennessee,
       N.A., with monthly principal and interest
       payments of $30,368 maturing in 2002; interest
       stated at LIBOR (8.47% at December 31, 1997)
       plus 2.5%......................................          --  $3,362,000
      Various notes payable, with varying monthly
       principal and interest payments; interest rates
       ranging from 7.0% to 9.75% at December 31,
       1997, with maturities ranging from January 1,
       1998 to September 30, 2002.....................  $15,472,000  1,329,000
      Various notes payable with Southwest Bank of St.
       Louis, with monthly payments of principal and
       interest; interest rates ranging from prime
       (8.25% at December 31, 1996) plus .75% to 10%..    8,346,000        --
      Notes payable with Citizens Bank & Trust, with
       monthly payments of principal and interest at
       prime (8.25% at December 31, 1996),
       collateralized by a guarantee of the majority
       shareholder....................................    6,850,000        --
      Notes payable with GE Capital, with monthly
       principal and interest payments of $11,217;
       interest at the 30 days' commercial paper rate
       (5.41% at December 31, 1996) plus 2.08%........    1,088,000        --
      Note payable with the Kentucky Development
       Finance Authority, with monthly principal and
       interest payments of $2,660 maturing in 2000;
       interest stated at a fixed rate of 5.06%,
       collateralized by real estate..................      111,000        --
                                                        ----------- ----------
                                                        $31,867,000 $4,691,000
                                                        =========== ==========

  Annual maturities of term debt at December 31, 1997 are as follows:

      1998........................................................... $1,238,000
      1999...........................................................    389,000
      2000...........................................................    348,000
      2001...........................................................    185,000
      2002...........................................................    109,000
      Thereafter.....................................................  2,422,000
                                                                      ----------
        Total........................................................ $4,691,000
                                                                      ==========

  The Citicorp Facility is comprised of a revolving line of credit extended to Falconite Equipment and M&M Equipment. The total amount of credit available under the Citicorp Facility is limited to a borrowing base equal to the lesser of (i) $100 million, of which $2 million is available as a swingline subfacility; or (ii) a formula based on accounts receivable, parts inventory, transportation equipment owned by the Company and rental and resale equipment inventory. The obligations of Falconite Equipment and M&M Equipment under the Citicorp Facility are collateralized by substantially all of the assets of Falconite Equipment and M&M Equipment. The Citicorp Facility has financial covenants regarding tangible net worth, debt ratios and debt coverage. The Company was not in compliance with certain loan provisions at December 31, 1997, but received waivers from the lender for these violations, effectively through the term of the facility, on March 23, 1998. The Citicorp Facility also contains covenants and provisions that restrict, among other things, Falconite Equipment's and

                       FALCONITE, INC. AND SUBSIDIARIES

M&M Equipment's ability to: (i) incur liens on its property; (ii) engage in certain sales of assets; (iii) merge or consolidate with or acquire another person or engage in other fundamental changes; (iv) engage in certain transactions with affiliates; and (v) commit to make capital expenditures in excess of certain preset limits. The Citicorp Facility provides for certain events of default. At December 31, 1997, the principal amount outstanding under the Citicorp Facility was $81,900,000, and the interest rate on such borrowings was 8.1875% (30 day LIBOR plus 2.5%). At December 31, 1997, $9.6 million of additional borrowings were available to Falconite Equipment and M&M Equipment under the Citicorp Facility. The obligations of Falconite Equipment and M&M Equipment under the Citicorp Facility are guaranteed by the Company, certain subsidiaries of the Company, Ralph W. McCurry and Michael A. Falconite.

  The Deutsche Facility is comprised of a line of credit, which amount is determined at Deutsche's sole discretion, extended to M&M Equipment for the purchase of equipment from certain designated manufacturers. The obligations of M&M Equipment under the Deutsche Facility are collateralized by all of M&M Equipment's inventory and equipment manufactured by such designated manufacturers, including all accounts, rights, instruments and proceeds arising from such inventory and equipment. The Deutsche Facility has financial covenants and provisions regarding tangible net worth and debt ratios. The Company was not in compliance with certain loan provisions at December 31, 1997, but received waivers from the lender for these violations, effectively through the term of the facility, on March 23, 1998. The obligations of M&M Equipment under the Deutsche Facility are guaranteed by Falconite Equipment, Ralph W. McCurry and Wanda R. McCurry. At December 31, 1997, the principal amount outstanding under the Deutsche Facility was $9,516,000, and the interest rate on such borrowings was 9.5%.

7. INCOME TAXES:

  Income tax expense consists of:

                                                CURRENT    DEFERRED    TOTAL
                                                --------  ---------- ----------
      Year ended December 31, 1995:
        Federal................................ $565,000  $2,011,000 $2,576,000
        State and local........................   20,000     297,000    317,000
                                                --------  ---------- ----------
                                                $585,000  $2,308,000 $2,893,000
                                                ========  ========== ==========
      Year ended December 31, 1996:
        Federal................................ $196,000  $2,006,000 $2,202,000
        State and local........................  (76,000)    202,000    126,000
                                                --------  ---------- ----------
                                                $120,000  $2,208,000 $2,328,000
                                                ========  ========== ==========
      Year ended December 31, 1997:
        Federal................................ $ 13,000  $1,598,000 $1,611,000
        State and local........................    2,000     246,000    248,000
                                                --------  ---------- ----------
                                                $ 15,000  $1,844,000 $1,859,000
                                                ========  ========== ==========

  Income tax expense for the years ended December 31, 1996 and 1997 differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                 1995        1996        1997
                                              ----------  ----------  ----------
      Computed "expected" tax expense.......  $2,752,000  $2,706,000  $1,298,000
      Increased (reduction) in income taxes
       resulting from:
        Nontaxable M&F Equipment income.....    (124,000)   (666,000)        --
        State and local income taxes, net of
         federal income tax benefit.........     209,000      84,000     164,000
        Amortization........................         --          --      349,000
        Other, net..........................      56,000     204,000      48,000
                                              ----------  ----------  ----------
                                              $2,893,000  $2,328,000  $1,859,000
                                              ==========  ==========  ==========

                       FALCONITE, INC. AND SUBSIDIARIES

  From the time of its inception, March 20, 1995, through December 31, 1996, M&F Equipment was taxed as an S corporation under Subchapter S of the Internal Revenue Code. The pro forma income tax adjustments included on the consolidated statements of income represent federal income tax expense that would have been required had M&F Equipment been a C corporation. M&F Equipment's undisturbed earnings of $1,574,000 were distributed in September 1997.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below:

                                                        1996          1997
                                                    ------------  ------------
      Deferred tax assets:
        Trade accounts receivable, principally due
         to allowance for doubtful accounts........ $    195,000  $    161,000
        Alternative minimum tax credit
         carryforwards.............................    1,713,000     1,713,000
        Net operating loss carryforwards...........    1,402,000     4,168,000
        Sales tax accruals.........................          --        223,000
        Inventory obsolescence reserves............      175,000        56,000
        Other......................................      175,000       205,000
                                                    ------------  ------------
          Net deferred tax assets..................    3,660,000     6,526,000
      Deferred tax liability:
        Rental and operating property and
         equipment, principally due to difference
         in depreciation...........................  (11,461,000)  (16,171,000)
                                                    ------------  ------------
          Net deferred tax liability............... $ (7,801,000) $ (9,645,000)
                                                    ============  ============

  At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $11.1 million which are available to offset future federal taxable income through the year 2011. The net operating loss carryforwards are primarily attributable to M&M Equipment and may be subject to certain limitations. The Company expects to pursue certain tax planning strategies that management believes make it more likely than not that the Company will recover the tax benefit of the net operating loss carryforwards.

  In addition, as of December 31, 1997, the Company had alternative minimum tax credit carryforwards of approximately $1,713,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

8. EMPLOYEE BENEFIT PLANS:

  Prior to August 1, 1997, Falconite Equipment had a discretionary profit-sharing plan covering substantially all of its employees. Profit-sharing expense was funded through annual contributions to the plan. There were no contributions to the plan during 1996 and 1997. Falconite Equipment also contributes to a union-administered pension plan as required. Falconite Equipment's contributions to these plans for the years ended December 31, 1995, 1996 and 1997 totaled $71,000, $45,000 and $105,000, respectively.
Falconite Equipment could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union plans. At this time, Falconite has not established any liabilities because withdrawal from these plans is not probable.

  M&M Equipment has a discretionary 401(k) plan covering substantially all of its employees. Plan expense is funded through annual contributions. For the years ended December 31, 1995, 1996 and 1997, M&M Equipment contributions totaled $38,000, $60,000 and $86,000, respectively. As of July 1, 1997,
Falconite has a discretionary 401(k) plan covering substantially all of its employees. For the year ended December 31, 1997, Falconite contributions totaled $70,000.

                       FALCONITE, INC. AND SUBSIDIARIES

9. RELATED PARTY TRANSACTIONS:

  The individual companies included in the consolidated financial statements enter into various related party transactions with affiliated companies and shareholders of the individual companies.

  A summary of receivables/payables included in the consolidated balance sheet as of December 31, 1996 and 1997 is as follows:

                                                             1996      1997
                                                           -------- ----------
      Due from affiliated companies and related parties:
        Note receivable--officer.......................... $ 77,000 $  101,000
        Note receivable--majority shareholder.............  332,000    483,000
        Due from F&F Leasing..............................   44,000     16,000
        Due from E&F Leasing..............................      --     200,000
        Due from M&F Investments..........................      --   1,344,000
                                                           -------- ----------
                                                           $453,000 $2,144,000
                                                           ======== ==========
      Due to affiliated companies and related parties:
        Due to F&F Leasing................................ $ 42,000        --
        Notes payable--majority shareholder...............   79,000 $   39,000
                                                           -------- ----------
                                                           $121,000 $   39,000
                                                           ======== ==========

  A summary of expenses included in the consolidated statements of income for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                      1995     1996     1997
                                                    -------- -------- --------
      Building rent expense paid to affiliates and
       related parties:
        Rent paid to F&F Leasing..................  $ 63,000 $200,000 $137,000
        Rent paid to an officer...................    30,000   30,000      --
        Rent paid to M&F Investments..............    13,000  122,000  247,000
        Rent paid to the minority shareholder of
         M&M......................................    22,000      --       --
        Rent paid to E&F Leasing..................    27,000  188,000  246,000
                                                    -------- -------- --------
                                                    $155,000 $540,000 $630,000
                                                    ======== ======== ========
      Equipment rent expense paid to F&F Leasing..  $123,000 $149,000      --
                                                    ======== ======== ========
      Interest expense paid to director...........  $ 19,000 $ 11,000 $  5,000
                                                    ======== ======== ========
      Management fee paid to officers:
        From M&M Equipment........................  $ 28,000 $ 28,000      --
        From Erzinger.............................    31,000   36,000      --
                                                    -------- -------- --------
                                                    $ 59,000 $ 64,000      --
                                                    ======== ======== ========

  Falconite Equipment and M&M Equipment lease buildings from affiliated companies for which the companies pay monthly rental to the affiliated companies pursuant to various lease agreements. Falconite Equipment leased its Erzinger facility from E&F Leasing, a related party, through July 31, 1996 for approximately $24,000 a month. Effective August 1, 1996, the monthly rental was reduced to $15,000 retroactive to January 1, 1996, such that no rent expense was incurred in August or September 1996. The ongoing agreed-upon monthly rent will be $17,500 per month.

                       FALCONITE, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES:

 Department of Revenue Notifications

  During 1995, Falconite Equipment received a notification from the Illinois Department of Revenue asserting deficiencies in Illinois' use taxes for the period from July 1989 to May 1995. The asserted deficiencies, which totaled approximately $520,000 plus interest and penalties, result from Falconite Equipment's rental of equipment to customers within the State of Illinois and complexities of how use taxes should be calculated. Falconite Equipment is in the process of challenging the asserted deficiencies.

  During 1996, Falconite Equipment received a notification from the Tennessee Department of Revenue asserting certain deficiencies in Tennessee sales tax for the period from 1991 to 1996. The sales tax liability was settled during 1997 for $307,000

  Management, after consultation with counsel, believes the ultimate outcome of the alleged deficiencies will not result in a material impact on Falconite Equipment's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period. Accrued expenses have been recorded within the range of management's best estimate of the probable loss.

 Government and Environmental Regulations

  Falconite and its operations are subject to various federal, state, and local laws and regulations governing, among other things, worker safety, air emissions, water discharge, and the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, Falconite dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. Falconite maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, the maintenance of records, and the regular testing and monitoring of tank systems. Falconite also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, Falconite generates and disposes waste such as used motor oil, radiator fluid, and solvents, and may be liable under various federal, state, and local laws for an environmental contamination at facilities where its waste is or has been disposed. While there can be no assurance that the Company's operations have been operated in compliance with governmental regulations, in the opinion of management, the ultimate disposition of any matters, that may arise, will not have a material adverse effect on Falconite's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period.

 Legal Proceedings

  Falconite is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Falconite's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period.

 Commitments for Capital Expenditures

  Falconite has outstanding firm commitments for capital expenditures of approximately $549,000 at December 31, 1997. The commitments relate to the purchasing of additional rental equipment and the replacement of older lease fleet assets.

                       FALCONITE, INC. AND SUBSIDIARIES

 Workers' Compensation

  Falconite is fully insured, subject to varying deductibles, for workers' compensation claims in substantially all states in which it operates. In the remaining states, Falconite provides for workers' compensation claims through incurred loss retrospective policies. Management believes any potential liability for estimated claims, including the effect of any retroactive premium adjustments, is immaterial.

11. BUSINESS AND CREDIT CONCENTRATIONS:

  Falconite engages in the rental of equipment to a variety of industrial and construction customers which are significantly impacted by the U.S. economy as well as the regional and local economies. Management believes diversifying into other states reduces the impact of events or conditions in a particular region, such as regional slowdowns, adverse weather and other factors. In addition, Falconite's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity while simultaneously resulting in higher interest payments by Falconite under its variable rate credit facilities.

  Most of Falconite's customers are located in a four-state area: Kentucky, Tennessee, Alabama and Missouri. No single customers accounted for more than 1% of Falconite's consolidated sales in 1996 and 1997, and no trade account receivable from any customer exceeded $289,000 at December 31, 1997. Falconite estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect management's estimate of its bad debts.

12. SUBSEQUENT EVENTS:

  In January 1998, the Company purchased the assets of Genequip, Inc., an equipment rental company with locations in Louisville and Lexington, Kentucky and Indianapolis, Indiana. The total purchase price was $10,037,000 and was accounted for using the purchase method.

  On April 1, 1998, the Company's owners entered into a definitive and binding agreement to sell all of the outstanding shares of common stock to National Equipment Services, Inc. in exchange for $62,000,000 in cash and $3,750,000 of subordinated promissory notes which bear interest at 8%.

                       NATIONAL EQUIPMENT SERVICES, INC.

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  National Equipment Services, Inc. (the "Company") was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions. In 1998, the Company acquired seven businesses in separate transactions and has a definitive agreement to acquire Falconite concurrent with the closing of the Company's initial public offering (the "Offering"). The Offering is conditioned on the acquisition of Falconite and consummation of the New Credit Facility. While the Acquired Businesses (Acquired Businesses herein defined to mean (i) all of the 13 acquired businesses and (ii) Falconite, Inc., which the Company has a definitive agreement to acquire) were or will be acquired at various dates during 1997 and 1998, the following unaudited pro forma statements of operations are presented as if all such acquisitions, the Offering and certain borrowings under the New Credit Facility had occurred on January 1, 1997. The following unaudited pro forma balance sheet gives effect to such transactions as if they had occurred on March 31, 1998.

  The unaudited pro forma financial statements have been derived from Company (the Company herein defined to include the Acquired Businesses) prepared financial information (and, when applicable, includes adjustments to conform fiscal periods to calendar periods), the audited and unaudited Financial Statements and notes thereto of certain of the Acquired Businesses for certain periods and the audited and unaudited Financial Statements and notes thereto of the Company since inception, which Financial Statements appear elsewhere in this Prospectus.

  The unaudited pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the Acquired Businesses been purchased, the Offering been consummated and certain borrowings under the New Credit Facility been made as of the assumed dates, nor are the results indicative of the Company's future results.

                     PRO FORMA STATEMENT OF OPERATIONS(A)
                                (IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31, 1997
                   --------------------------------------------------------------------------------------------------------------
                                               EQUIPCO                       WORK                                          GRAND
                     THE    AERIAL     BAT    RENTALS & LONE STAR            SAFE              EAGLE     CORMIER  DRAGON    HI-
                   COMPANY PLATFORMS RENTALS    SALES    RENTALS  SPRINTANK SUPPLY GENPOWER SCAFFOLDING EQUIPMENT RENTALS  REACH
                   ------- --------- -------  --------- --------- --------- ------ -------- ----------- --------- -------  ------
Revenues:
 Rental revenues.  $26,398   $ 406   $1,457    $2,180    $1,455    $5,715   $6,385  $7,110    $1,067     $12,107  $8,907   $5,568
 Rental equipment
 sales...........    4,186      51      995       332       188        --      891     161       --          960     --       953
 New equipment
 sales and other.   10,704     237    1,350       877        --       327       88   4,830       612       2,685   1,657    1,108
                   -------   -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Total revenues...   41,288     694    3,802     3,389     1,643     6,042    7,364  12,101     1,679      15,752  10,564    7,629
Cost of Revenues:
 Rental equipment
 depreciation....    5,009      47      707       710       242     1,109      835     560        80       2,742     844      885
 Cost of rental
 equipment sales.    2,935      34      352        97       119        --      588     111       --          339     --       636
 Cost of new
 equipment sales.    4,872     180    1,010       570        --        --      --    3,108        23         391     --       334
 Other operating
 expenses........   12,899     277      462       641     1,010       643    2,517   2,863       776       6,925   5,222    3,125
                   -------   -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Total cost of
revenues.........   25,715     538    2,531     2,018     1,371     1,752    3,940   6,642       879      10,397   6,066    4,980
                   -------   -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Gross profit
(loss)...........   15,573     156    1,271     1,371       272     4,290    3,424   5,459       800       5,355   4,498    2,649
Selling, general
and
administrative
expenses.........    7,910     249      489       684       475     2,028    1,237   2,797       327       3,241   2,166    1,534
Non-rental
depreciation and
amortization.....    1,476       8       25        33        26        83       80      37       --          250      59      107
                   -------   -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Operating income
(loss)...........    6,187    (101)     757       654      (229)    2,179    2,107   2,625       473       1,864   2,273    1,008
Other income
(expense), net...       72      --       (1)       20       139       (10)       8      13         8         --     (670)      14
Interest expense,
net..............    4,336      16       46        73       164       553       22     103        33         302     675      462
                   -------   -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Income (loss)
before income
taxes............    1,923    (117)     710       601      (254)    1,616    2,093   2,535       448       1,562     928      560
Income tax
expense
(benefit)........      818      (6)      --       240        --        --      --      859       --            8     212      --
                   -------   -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Net income
(loss)...........  $ 1,105   $(111)  $  710    $  361    $ (254)   $1,616   $2,093  $1,676    $  448     $ 1,554  $  716   $  560
                   =======   =====   ======    ======    ======    ======   ======  ======    ======     =======  ======   ======
                   ALBANY                              PRO
                   LADDER  FALCONITE ADJUSTMENTS(B)   FORMA
                   ------- --------- --------------- -----------
Revenues:
 Rental revenues.  $18,410  $44,911     $ 4,227      $146,303
 Rental equipment
 sales...........    1,885    9,222       2,910        22,734
 New equipment
 sales and other.   13,909    9,513       1,694        49,591
                   ------- --------- --------------- -----------
Total revenues...   34,204   63,646       8,831       218,628
Cost of Revenues:
 Rental equipment
 depreciation....    3,445   11,114         763 (c)    29,092
 Cost of rental
 equipment sales.      721    7,582       2,561        16,075
 Cost of new
 equipment sales.    7,725    4,103       1,579        23,895
 Other operating
 expenses........   10,738   11,395        (187)(d)    59,306
                   ------- --------- --------------- -----------
Total cost of
revenues.........   22,629   34,194       4,716       128,368
                   ------- --------- --------------- -----------
Gross profit
(loss)...........   11,575   29,452       4,115        90,260
Selling, general
and
administrative
expenses.........    7,796   15,065      (4,324)(e)    41,674
Non-rental
depreciation and
amortization.....      640    2,428       4,417 (f)     9,669
                   ------- --------- --------------- -----------
Operating income
(loss)...........    3,139   11,959       4,022        38,917
Other income
(expense), net...      117     (815)      1,422 (g)       317
Interest expense,
net..............      846    7,327      12,406 (h)    27,364
                   ------- --------- --------------- -----------
Income (loss)
before income
taxes............    2,410    3,817      (6,962)       11,870
Income tax
expense
(benefit)........      --     1,859         991 (i)     4,981
                   ------- --------- --------------- -----------
Net income
(loss)...........  $ 2,410  $ 1,958     $(7,953)     $  6,889(j)
                   ======= ========= =============== ===========

            (See Notes to Unaudited Pro Forma Financial Statements)

                     PRO FORMA STATEMENT OF OPERATIONS(A)
                                (IN THOUSANDS)

                                                                           THREE MONTHS ENDED MARCH 31, 1997
                   ---------------------------------------------------------------------------------------------------------------
                                               EQUIPCO  LONE               WORK
                     THE     AERIAL     BAT    RENTALS  STAR               SAFE               EAGLE     CORMIER  DRAGON    GRAND
                   COMPANY  PLATFORMS RENTALS  & SALES RENTALS  SPRINTANK SUPPLY  GENPOWER SCAFFOLDING EQUIPMENT RENTALS  HI-REACH
                   -------  --------- -------  ------- -------  --------- ------  -------- ----------- --------- -------  --------
Revenues:
 Rentals
 revenues........  $1,276     $ 406   $1,457    $ 854  $1,455    $2,572   $ 107    $1,465     $277      $2,299   $1,758    $1,059
 Rental equipment
 sales...........      93        51      995      185     188       --       23        40      --          173      --        197
 New equipment
 sales and other.     950       237    1,350      358     --        147       2     1,245      145         626      294       228
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Total revenues...   2,319       694    3,802    1,397   1,643     2,719     132     2,750      422       3,098    2,052     1,484
Cost of Revenues:
 Rental equipment
 depreciation....     335        47      707      266     242       545     105       111       20         654      173       233
 Cost of rental
 equipment sales.      75        34      352       58     119       --       15        28      --           61      --        123
 Cost of new
 equipment sales.     306       180    1,010      227     --        --      --        700        6         110      --         64
 Other operating
 expenses........     760       277      462      263   1,010       289      41       605      199       1,487    1,069       525
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Total cost of
revenues.........   1,476       538    2,531      814   1,371       834     161     1,444      225       2,312    1,242       945
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Gross profit
(loss)...........     843       156    1,271      583     272     1,885     (29)    1,306      197         786      810       539
Selling, general
and
administration
expenses.........     783       249      489      352     475       913     203       575       83         621      443       302
Non-rental
depreciation and
amortization.....      88         8       25       27      26        41      15         7      --           60       12        30
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Operating income
(loss)...........     (28)     (101)     757      204    (229)      931    (247)      724      114         105      355       207
Other income
(expense), net...     --        --        (1)       1     139        (5)     (4)        4      --          --      (117)      --
Interest expense,
net..............     262        16       46       34     164       249       5        15        8          39      118       122
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Income (loss)
before income
taxes............    (290)     (117)     710      171    (254)      677    (256)      713      106          66      120        85
Income tax
expense
(benefit)........    (135)       (6)     --        74     --        --      --        238      --            4       27       --
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Net income
(loss)...........  $ (155)    $(111)  $  710    $  97  $ (254)   $  677   $(256)   $  475     $106      $   62   $   93    $   85
                   ======     =====   ======    =====  ======    ======   =====    ======     ====      ======   ======    ======
                   ALBANY                              PRO
                   LADDER  FALCONITE ADJUSTMENTS(B)   FORMA
                   ------- --------- --------------- -----------
Revenues:
 Rentals
 revenues........  $3,333   $8,989      $   989      $28,296
 Rental equipment
 sales...........     436    3,276          727        6,384
 New equipment
 sales and other.   2,455    2,109          412       10,558
                   ------- --------- --------------- -----------
Total revenues...   6,224   14,374        2,128       45,238
Cost of Revenues:
 Rental equipment
 depreciation....     800    2,373          642 (c)    7,253
 Cost of rental
 equipment sales.     189    2,516          640        4,210
 Cost of new
 equipment sales.   1,196      755          395        4,949
 Other operating
 expenses........   2,180    2,544          (64)(d)   11,647
                   ------- --------- --------------- -----------
Total cost of
revenues.........   4,365    8,188        1,613       28,059
                   ------- --------- --------------- -----------
Gross profit
(loss)...........   1,859    6,186          515       17,179
Selling, general
and
administration
expenses.........   1,748    2,938         (914)(e)    9,260
Non-rental
depreciation and
amortization.....     166      576        1,273 (f)    2,354
                   ------- --------- --------------- -----------
Operating income
(loss)...........     (55)   2,672          156        5,565
Other income
(expense), net...      18        4          103 (g)      142
Interest expense,
net..............     208    1,333        4,222 (h)    6,841
                   ------- --------- --------------- -----------
Income (loss)
before income
taxes............    (245)   1,343       (3,963)      (1,134)
Income tax
expense
(benefit)........     --       598       (1,275)(i)     (475)
                   ------- --------- --------------- -----------
Net income
(loss)...........  $ (245)  $  745      $(2,688)     $  (659)(j)
                   ======= ========= =============== ===========

            (See Notes to Unaudited Pro Forma Financial Statements)

                     PRO FORMA STATEMENT OF OPERATIONS (A)
                                (IN THOUSANDS)

                                                  THREE MONTHS ENDED MARCH 31, 1998
                    ------------------------------------------------------------------------------------------------------
                            -----------------------------------------------
                             WORK
                      THE    SAFE      EAGLE     CORMIER  DRAGON    GRAND   ALBANY                           PRO
                    COMPANY SUPPLY  SCAFFOLDING EQUIPMENT RENTALS  HI-REACH LADDER FALCONITE ADJUSTMENTS    FORMA
                    ------- ------  ----------- --------- -------  -------- ------ --------- -----------   -------
Revenues:
 Rental revenues..  $15,815 $  24       $54      $1,770   $1,871    $ 336   $4,612  $12,033    $  --       $36,515
 Rental equipment
 sales............    1,742   --        --          257      --        30      449    1,364       --         3,842
 New equipment
 sales and other..    4,594    23        31         900      125       28    3,537    3,236       --        12,474
                    ------- -----       ---      ------   ------    -----   ------  -------    ------      -------
Total revenues....   22,151    47        85       2,927    1,996      394    8,598   16,633       --        52,831
Cost of revenue:
 Rental equipment
 depreciation.....    2,727    23         5         376      160       47      877    3,367       (99)(c)    7,483
 Cost of rental
 equipment sales..    1,037   --        --           52      --        21      146    1,097       --         2,353
 Cost of new
 equipment sales..    2,187    13         1         441      --       --     1,918    1,800       --         6,360
 Other operating
 expenses.........    7,549    61        29       1,170      989      282    2,816    3,238      (162)(d)   15,972
                    ------- -----       ---      ------   ------    -----   ------  -------    ------      -------
Total cost of
revenues..........   13,500    97        35       2,039    1,149      350    5,757    9,502      (261)      32,168
                    ------- -----       ---      ------   ------    -----   ------  -------    ------      -------
Gross profit......    8,651   (50)       50         888      847       44    2,841    7,131       261       20,663
Selling, general
and administrative
expenses..........    4,531    60        12         429      410      129    2,486    4,482    (1,226)(e)   11,313
Non-rental
depreciation and
amortization......      807    28       --           39       11        7      160      680       740 (f)    2,472
                    ------- -----       ---      ------   ------    -----   ------  -------    ------      -------
Operating income
(loss)............    3,313  (138)       38         420      426      (92)     195    1,969       747        6,878
Other income
(expense), net....       77   --         12         --      (126)       2       58       (8)      --            15
Interest expense,
net...............    3,100    46         3          90      127       19      216    2,180     1,060 (h)    6,841
                    ------- -----       ---      ------   ------    -----   ------  -------    ------      -------
Income (loss)
before income
taxes.............      290  (184)       47         330      173     (109)      37     (219)     (313)          52
Income tax
expense...........      151   --        --          --       --       --       --       --       (130)(i)       21
                    ------- -----       ---      ------   ------    -----   ------  -------    ------      -------
Net income (loss).  $   139 $(184)      $47      $  330   $  173    $(109)  $   37  $  (219)   $ (183)     $    31 (j)
                    ======= =====       ===      ======   ======    =====   ======  =======    ======      =======

            (See Notes to Unaudited Pro Forma Financial Statements)

                            PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                             AT MARCH 31, 1998
                              --------------------------------------------------
                                 THE                                      PRO
                              COMPANY(K) FALCONITE(K) ADJUSTMENTS(L)     FORMA
                              ---------- ------------ --------------    --------
ASSETS
Cash and cash equivalents....  $  3,773    $  1,642      $(3,257)(i)    $  2,158
Accounts receivable, net.....    24,095       8,862          --           32,957
Inventory, net...............     7,158       2,658          --            9,816
Rental equipment, net........   104,937     112,937       (7,301)(ii)    210,573
Property and equipment, net..     6,968      11,547        2,150 (iii)    20,665
Intangible assets, net.......    86,888      17,069       41,574 (iv)    145,531
Loan origination costs, net..     6,139         --         1,867 (v)       8,006
Prepaid and other assets,
 net.........................     2,345       1,511          --            3,856
                               --------    --------      -------        --------
  Total assets...............  $242,303    $156,226      $35,033        $433,562
                               ========    ========      =======        ========
LIABILITIES
Accounts payable.............  $  9,647    $  1,715      $   --         $ 11,362
Accrued interest.............     3,904         715          --            4,619
Accrued expenses and other
 liabilities.................     7,938      12,134          --           20,072
Debt.........................   193,954     108,430       (9,625)(vi)    292,759
                               --------    --------      -------        --------
  Total liabilities..........   215,443     122,994       (9,625)        328,812
Stockholders' equity.........    26,860      33,232       44,658 (vii)   104,750
                               --------    --------      -------        --------
  Total liabilities and
   stockholders' equity......  $242,303    $156,226      $35,033        $433,562
                               ========    ========      =======        ========




            (See Notes to Unaudited Pro Forma Financial Statements)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) For the Company, results for the year ended December 31, 1997 and for the three months ended March 31, 1997 represent actual historical 1997 results, including results for the Acquired Businesses purchased in the related 1997 period from the date of acquisition. Results for the Company for the three months ended March 31, 1998 represent actual historical results for the Company, including results for the Acquired Businesses purchased in the first quarter of 1998 from the date of acquisition. For the Acquired Businesses, results for the year ended December 31, 1997 and for the three months ended March 31, 1997, represent combined historical results for (i) the Acquired Businesses purchased in the related 1997 period prior to the date of acquisition and (ii) the Acquired Businesses purchased or to be purchased in 1998. For the Acquired Businesses, results for the three months ended March 31, 1998 represent combined historical results for (i) the Acquired Businesses purchased in the first quarter of 1998 prior to the date of acquisition and (ii) Falconite.

(b) In each of the following items, reflects the elimination of a location not purchased from Cormier Equipment as follows:

                                                                         THREE
                                                                        MONTHS
                                                           YEAR ENDED    ENDED
                                                          DECEMBER 31, MARCH 31,
                                                              1997       1997
                                                          ------------ ---------
        Rental revenues..................................    $ 130       $100
        New equipment sales and other....................       21         17
                                                             -----       ----
        Total revenues...................................      151        117
        Rental equipment depreciation....................       81         60
        Other operating expenses.........................      102         50
                                                             -----       ----
        Total cost of revenues...........................      183        110
                                                             -----       ----
        Gross profit (loss)..............................      (32)         7
        Selling, general and administrative expenses.....       72         41
        Non-rental depreciation and amortization.........        1          1
                                                             -----       ----
        Operating loss...................................    $(105)      $(35)
                                                             =====       ====

  In addition, reflects the acquisition of GenEquip, Inc., a business acquired by Falconite, Inc. in January 1998 as follows:

                                                                         THREE
                                                                        MONTHS
                                                           YEAR ENDED    ENDED
                                                          DECEMBER 31, MARCH 31,
                                                              1997       1997
                                                          ------------ ---------
      Rental revenues....................................    $4,357     $1,089
      Rental equipment sales.............................     2,910        728
      New equipment sales and other......................     1,715        429
                                                             ------     ------
      Total revenues.....................................     8,982      2,246
      Rental equipment depreciation......................     1,583        396
      Cost of rental equipment sales.....................     2,561        640
      Cost of new equipment sales........................     1,578        395
      Other operating costs..............................     1,664        416
                                                             ------     ------
      Total cost of revenues.............................     7,386      1,847
                                                             ------     ------
      Gross profit.......................................     1,596        399
      Selling, general and administrative expenses.......     1,221        305
      Non-rental depreciation and amortization...........       107         27
                                                             ------     ------
      Operating income...................................       268         67
      Other income, net..................................        59         15
      Interest income, net...............................        23          6
                                                             ------     ------
      Income before income taxes.........................    $  350     $   88
                                                             ======     ======

(c) Pursuant to SEC reporting requirements, rental equipment depreciation has been derived utilizing the rental equipment asset values of each of the Acquired Businesses at the time of their acquisition rather than utilizing values of rental equipment assets actually held by each of the Acquired Businesses the period presented. Reflects the impact on rental equipment depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the change in rental equipment depreciation resulting from the write-up or write-down of rental equipment assets to fair value arising from purchase accounting. In addition, reflects the increase in rental equipment depreciation resulting from the purchase of equipment referred to in note (e) below.

(d) Reflects the elimination of lease expense resulting from the termination of certain rental equipment leases which occurred with the purchase of the underlying equipment. Also reflects the rent expense resulting from the Company's current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from the Company leasing rather than owning certain related facilities and, conversely, the decrease in rent expense and corresponding increase in depreciation expense and real estate tax expense resulting from the termination of certain facility leases which occurred with the purchase of the underlying facility by the Company. Also, reflects the decrease in rent expense resulting from the termination of certain facility leases.

(e) Reflects the decrease resulting from differentials between the compensation levels of former owners of the Acquired Businesses and the terms of the employment agreements entered into between certain of the former owners and the Company. The employment agreements provide for bonuses to be paid based on increased future earnings. Compensation amounts presented reflect bonuses due based on current operating results. Additional bonuses would be due if increased earnings levels are achieved.

(f) Pursuant to SEC reporting requirements, non-rental depreciation has been derived utilizing the property, plant and equipment values of each of the Acquired Businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the Acquired Businesses in the period presented. Reflects the decrease in non-rental depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the increase in non-rental depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated on a goodwill life of 40 years and amortization of non-compete agreements calculated on their contract terms of two to five years, in each case specifically related to the purchases of the Acquired Businesses. The pro forma adjustments consist of the following:

                                                                       THREE
                                                                      MONTHS
                                                                       ENDED
                                                        YEAR ENDED   MARCH 31,
                                                       DECEMBER 31, -----------
                                                           1997      1997  1998
                                                       ------------ ------ ----
      Non-rental depreciation.........................    $1,159    $  312 $220
      Amortization of goodwill........................     2,702       759  477
      Amortization of non-compete agreements..........       556       202   43
                                                          ------    ------ ----
                                                          $4,417    $1,273 $740
                                                          ======    ====== ====

(g) Reflects discontinuation and elimination of unrelated businesses previously operated and related charges incurred by the former owners of certain of the Acquired Businesses.

(h) Reflects increased interest expense at the Company's borrowing rate under the New Credit Facility on the indebtedness resulting from the purchase of Falconite after giving effect to the partial repayment of the New Credit Facility with $3,257 of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 and the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

(i) Reflects the income tax rate that would have been in effect if the Acquired Businesses had been combined and subject to a federal statutory rate of 34% and the applicable state statutory rate for each of the Acquired Businesses throughout the periods presented.

(j) Unaudited pro forma earnings per share has been computed based on the weighted average number of common shares outstanding during the period, after giving effect to the Reclassification, the Stock Split, the Offering and the conversion of the 8% convertible subordinated promissory notes to be issued in connection with the acquisition of Falconite, but without giving effect to shares issuable upon exercise of outstanding options because they are not dilutive. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to account for employee stock options or similar equity instruments under APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected APB No. 25, and will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements. Had pro forma compensation cost for the Company's stock-based compensation plans been determined based on the pro forma fair value at the assumed grant date for awards under those plans consistent with the method of SFAS 123, the Company's pro forma net income and net income per share would have been as follows for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998:

                                                                 THREE MONTHS
                                                       YEAR         ENDED
                                                      ENDED       MARCH 31,
                                                   DECEMBER 31, --------------
                                                       1997      1997    1998
                                                   ------------ ------- ------
      Net income..................................    $6,317    $ (802) $ (116)
      Basic earnings per share....................    $ 0.29    $(0.04) $(0.01)
      Diluted earnings per share..................    $ 0.28    $(0.04) $(0.01)

  The pro forma fair value of the options was estimated on the assumed date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 30%, risk free interest rates of 5.67% and expected lives of 5 years.

(k) Represents the actual historical balance sheets as of March 31, 1998 of the Company and Falconite.

(l) The following are adjustments to the aforementioned balance sheets:

  (i) Reflects the use of the cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 of $3,257.

  (ii) Reflects the write-down of rental equipment as part of purchase accounting related to the residual value in excess of fair value.

  (iii) Reflects the write-up of property and equipment to fair value as part of purchase accounting.

  (iv) Reflects $41,174 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $400 of noncompete agreements entered into by the Company and certain selling shareholders.

  (v) Reflects the incremental loan origination costs related to the New Credit Facility.

  (vi) Reflects the use of the cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 of $3,257 and the elimination of Falconite indebtedness, partially offset by additional borrowings under the New Credit Facility, and the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

  (vii) Reflects the cash proceeds from the Offering of $81,000 and the mandatory conversion at the initial public offering price of $3,750 of 8% subordinated promissory notes to be issued in connection with the Falconite acquisition, net of estimated Offering cost of $6,860 and the elimination of equity of Falconite of $33,232.

-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   14
Selected Pro Forma Financial Data.........................................   15
Selected Historical Financial Data........................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   35
Management................................................................   42
Principal Stockholders....................................................   48
Certain Relationships and Transactions....................................   49
Description of Capital Stock..............................................   50
Description of Certain Indebtedness.......................................   53
Shares Eligible for Future Sale...........................................   55
Underwriting..............................................................   56
Experts...................................................................   57
Legal Matters.............................................................   59
Additional Information....................................................   59
Index to Financial Statements.............................................  F-1

  UNTIL              , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                             6,000,000 SHARES

           [LOGO OF NATIONAL EQUIPMENT SERVICES, INC. APPEARS HERE]
                       NATIONAL EQUIPMENT SERVICES, INC.


                                 COMMON STOCK

                                  PROSPECTUS

                             SALOMON SMITH BARNEY

                            WILLIAM BLAIR & COMPANY

                          CREDIT SUISSE FIRST BOSTON

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                     NATIONSBANC MONTGOMERY SECURITIES LLC

-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered:

      Securities and Exchange Commission registration fee........... $  101,775
      NASD filing fee...............................................     30,500
      New York Stock Exchange original listing fee..................    168,600
      Blue Sky fees and expenses (including attorneys' fees and
       expenses)....................................................     10,000
      Printing expenses.............................................    650,000
      Accounting fees and expenses..................................    600,000
      Transfer agent's fees and expenses............................     10,000
      Legal fees and expenses.......................................    350,000
      Miscellaneous expenses........................................     79,125
                                                                     ----------
          Total..................................................... $2,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

  Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The certificate of incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation of its stockholders.

  Article V of the by-laws of the Company provides that any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent to which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as may be amended (but only to the extent such amendment permits the corporation to provide broader indemnification rights than were permitted prior to such amendment) against expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall continue as to an indemnitee who has ceased to a be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators, provided that, such person shall be indemnified only (subject to certain limited exceptions) in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification of such person shall be a contract right and shall include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

  Article V of the by-laws of the Company further provides that such corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Article V of its by-laws. All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

  The Company has agreed to indemnify and hold harmless Mr. Grove against all expense, liability and loss reasonably incurred or suffered by Mr. Grove in connection with any allegation that his membership on the Board conflicts with or breaches the terms of a noncompetition covenant to which Mr. Grove is a party.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since the Company's inception, the Company has sold and issued the following unregistered securities:

    (1) In June 1996, the Company sold 30,000 shares of Class B Common Stock ("Class B Common Shares") for a cash purchase price of $300,000 to Golder, Thoma, Cressey, Rauner Fund IV, L.P. in connection with the formation of the Company.

    (2) In June 1996, the Company sold an aggregate of 108 Class B Common Shares to Kevin Rodgers and Paul Ingersoll for an aggregate purchase price of $1,080 in connection with the formation of the Company. Such executives purchased such shares with promissory notes due in June 2006.

    (3) In January 1997, the Company sold 1,550 shares of Class A Common Stock ("Class A Common Shares") and 45,000 Class B Common Shares to Golder, Thoma, Cressey, Rauner Fund V, L.P. for a cash purchase price of $1,550,000 and $450,000, respectively, in connection with the Company's acquisition of Industrial Hoist.

    (4) In January 1997, the Company sold an aggregate of 10,892 Class B Common Shares to Kevin Rodgers, Dennis O'Connor and Paul Ingersoll for an aggregate purchase price of $108,920 in connection with the Company's acquisition of Industrial Hoist. Such executives purchased such shares with promissory notes due in June 2007.

    (5) In January 1997, the Company sold 97 Class A Common Shares and 300 Class B Common Shares to James Kowalik and Michael Wolverton for a cash purchase price of $97,000 and $3,000, respectively, in connection with the Company's acquisition of Industrial Hoist Services. Messrs. Kowalik and Wolverton are the former owners of Industrial Hoist Services.

    (6) In February 1997, the Company sold 1,200 Class A Common Shares to Golder, Thoma, Cressey, Rauner Fund V, L.P. for a cash purchase price of $1,200,000 in connection with the Company's acquisition of Aerial Platforms.

    (7) In February 1997, the Company issued 97 Class A Common Shares and 300 Class B Common Shares to Carter Wilson (having aggregate value at the time of $100,000) as partial consideration for the stock of Aerial Platforms. Mr. Wilson is the former owner of Aerial Platforms.

    (8) In March 1997, the Company sold 3,000 Class A Common Shares to Golder, Thoma, Cressey, Rauner Fund V, L.P. for a cash purchase price of $3,000,000 in connection with the Company's acquisition of Lone Star Rentals.

    (9) In March 1997, the Company sold 97 Class A Common Shares and 300 Class B Common Shares to James Horsley for a cash purchase price of $97,000 and $3,000, respectively, in connection with the Company's acquisition of Lone Star Rentals. Mr. Horsley is the former owner of Lone Star Rentals.

    (10) In April 1997, the Company sold 5,000 Class A Common Shares to Golder, Thoma, Cressey, Rauner Fund V, L.P. for a cash purchase price of $5,000,000 in connection with the Company's acquisition of BAT Rentals.

    (11) In July 1997, the Company sold 10,000 Class A Common Shares to Golder, Thoma, Cressey, Rauner Fund V, L.P. for a cash purchase price of $10,000,000 in connection with the Company's acquisition of Sprintank.

    (12) In July 1997, the Company sold an aggregate of 485 Class A Common Shares and 1,500 Class B Common Shares to Joseph Swinbank, Donald Poarch, James O'Neil, Sammy Sorsby and J.D. Cox for an aggregate cash purchase price of $485,000 and $15,000, respectively, in connection with the Company's acquisition of Sprintank. Messrs. Swinbank and Poarch are the former owners of Sprintank. Messrs. O'Neil, Sorsby and Cox are senior managers of Sprintank.

    (13) In July 1997, the Company sold 3,000 Class A Common Shares to Golder, Thoma, Cressey, Rauner Fund V, L.P. for a cash purchase price of $3,000,000 in connection with the Company's acquisition of Equipco Rentals and Sales.

    (14) In July 1997, the Company issued an aggregate of 145.5 Class A Common Shares and 450 Class B Common Shares to Marc Trubitz, Suellen Trubitz, Randall Brevard, Linda Sue Hughes and Donald Stewart (having an aggregate value at the time of $200,000) as partial consideration for noncompetition covenants entered into by such persons in connection with the Company's acquisition of Equipco Rental and Sales. Mr. and Mrs. Trubitz are the former owners of Equipco Rental and Sales. Messrs. Brevard and Stewart and Ms. Hughes are senior managers of Equipco Rentals and Sales.

    (15) In July 1997, the Company sold 194 Class A Common Shares and 600 Class B Common Shares to James Horsley for a cash purchase price of $194,000 and $6,000, pursuant to an agreement previously entered into with Mr. Horsley in connection with the Company's acquisition of Lone Star Rentals.

    (16) In October 1997, the Company sold 97 Class A Common Shares and 300 Class B Common Shares to Ronald St. Clair for a cash purchase price of $97,000 and $3,000, respectively, in connection with Mr. St. Clair's appointment to the Company's board of directors.

    (17) In October 1997, the Company issued 48.5 Class A Common Shares and 150 Class B Common Shares to William Lear (having an aggregate value at the time of $50,000) as partial compensation for services rendered to the Company by Mr. Lear.

    (18) In November 1997, the Company issued $100,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2004 (the "Notes") to Smith Barney Inc., First Union Capital Markets Corp. and Salomon Brothers Inc, who immediately resold the Notes to qualified institutional buyers in a transaction exempt under Rule 144A.

    (19) In March 1998, the Company sold 210 Class A Common Shares and 200 Class B Common Shares to Joseph Cormier for a cash purchase price of $210,000 and $40,000, respectively, in connection with the Company's acquisition of Cormier Equipment. Mr. Cormier is the former owner of Cormier Equipment.

  The above-described transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

      1.1      Form of Underwriting Agreement among the Company, Smith
               Barney Inc., William Blair & Company, L.L.C., Credit
               Suisse First Boston Corporation, Donaldson Lufkin &
               Jenrette Securities Corporation and NationsBanc Montgomery
               Securities LLC.*
      2.1      Stock Purchase Agreement dated as of April 1, 1998 by and
               among the Company, Falconite, Inc. and the stockholders of
               Falconite, Inc.                                              (1)
      3.1(i)   Certificate of Incorporation of the Company.                 (1)
      3.1(ii)  Certificate of Amendment dated January 3, 1997 to
               Certificate of Incorporation of the Company.                 (1)
      3.1(iii) Certificate of Amendment dated October 28, 1997 to
               Certificate of Incorporation of the Company.                 (1)
      3.1(iv)  Form of Restated Certificate of Incorporation of the
               Company.*
      3.2(i)   By-laws of the Company.                                      (1)
      3.2(ii)  Form of Restated By-laws of the Company.*
      4.1(i)   Indenture dated November 25, 1997 by and among the
               Company, the Subsidiary Guarantors named therein and
               Harris Savings and Trust Company, as trustee.                (1)
      4.1(ii)  Supplemental Indenture dated April 1, 1998 by and among
               NES East Acquisition Corp., NES Michigan Acquisition
               Corp., Albany Ladder Company, Inc., and Harris Savings and
               Trust Company, as trustee.                                   (1)
      4.2      Forms of Series A and Series B 10% Senior Subordinated
               Notes (contained in Exhibit 4.1(i) as Exhibit A thereto).    (1)
      4.3      Form of Subsidiary Guarantee (contained in Exhibit 4.1(i)
               as Exhibit D thereto).                                       (1)
      4.4      Registration Rights Agreement dated as of November 25,
               1997 among the Company, Aerial Platforms, Inc., NES
               Acquisition Corp., BAT Acquisition Corp., MST Enterprises,
               Inc. and the Initial Purchasers.                             (1)
      4.5      Purchase Agreement dated as of November 20, 1997 among the
               Company, Aerial Platforms, Inc., NES Acquisition Corp.,
               BAT Acquisition Corp., MST Enterprises, Inc. and the
               Initial Purchasers.                                          (1)
      4.6(i)   Credit Agreement dated July 1, 1997 by and among the
               Company, Aerial Platforms, Inc., NES Acquisition Corp.,
               BAT Acquisition Corp., certain financial institutions and
               First Union Commercial Corporation, as Agent.                (1)
      4.6(ii)  First Amendment to Credit Agreement dated as of July 18,
               1997 by and among the Company, Aerial Platforms, Inc., NES
               Acquisition Corp., BAT Acquisition Corp., MST Enterprises,
               Inc., certain financial institutions and First Union
               Commercial Corporation, as Agent.                            (1)
      4.6(iii) Second Amendment to Credit Agreement and Consent dated as of October 29, 1997 by and among the Company, Aerial
               Platforms, Inc., NES Acquisition Corp., BAT Acquisition
               Corp., MST Enterprises, Inc., certain financial
               institutions and First Union Commercial Corporation, as
               Agent.                                                       (1)
      4.6(iv)  Borrower Joinder Agreement dated as of July 18, 1997 by and among the Company, MST Enterprises, Inc. and First
               Union Commercial Corporation, as Agent.                      (1)
      4.6(v)   Third Amendment to Credit Agreement and Consent by and
               among the Company, NES Acquisition Corp., BAT Acquisition
               Corp., NES Michigan Acquisition Corp., NES East
               Acquisition Corp, Albany Ladder Company, Inc., certain
               financial institutions and First Union Commercial
               Corporation, as Agent.                                       (1)

      4.7      Pledge Agreement dated as of July 18, 1997 by and among
               the Company, Aerial Platforms, Inc., NES Acquisition
               Corp., BAT Acquisition Corp., MST Enterprises, Inc. and
               First Union Commercial Corporation, as Agent for certain
               Lenders referred to therein.                                 (1)
      4.8      Security Agreement dated as of July 18, 1997 by and among
               the Company, Aerial Platforms, Inc., NES Acquisition
               Corp., BAT Acquisition Corp., MST Enterprises, Inc. and
               First Union Commercial Corporation, as Agent for certain
               Lenders referred to therein.                                 (1)
      4.9      Form of certificate representing shares of Common Stock of the Company.*
      5.1      Opinion and consent of Kirkland & Ellis.*
     10.1(i)   Professional Services Agreement dated as of June 4, 1996
               by and between the Company and Golder, Thoma, Cressey,
               Rauner Fund IV, L.P.                                         (1)
     10.1(ii)  Amendment No. 1 to Professional Services Agreement dated as of December 31, 1996 between the Company and Golder,
               Thoma, Cressey, Rauner Fund IV, L.P.                         (1)
     10.2      Purchase Agreement dated as of June 4, 1996 between the
               Company and Golder, Thoma, Cressey, Rauner Fund IV, L.P.     (1)
     10.3(i)   Stockholders Agreement dated as of June 4, 1996 by and
               between the Company, Golder, Thoma, Cressey, Rauner Fund
               IV, L.P. and certain Executives named therein.               (1)
     10.3(ii)  Amendment No. 1 to Stockholders Agreement dated December
               31, 1996 by and among the Company, Golder, Thoma, Cressey,
               Rauner Fund IV, L.P. and certain Executives named therein.   (1)
     10.4(i)   Registration Agreement dated as of June 4, 1996 between
               dated as of June 4, 1996 between the Company and Golder,
               Thoma, Cressey, Rauner Fund IV, L.P. and certain
               Executives named therein.                                    (1)
     10.4(ii)  Amendment No. 1 to Registration Agreement dated as of
               December 31, 1996 by and among the Company, Golder, Thoma,
               Cressey, Rauner Fund IV, L.P. and certain Executives named
               therein.                                                     (1)
     10.5(i)   Senior Management Agreement dated as of June 4, 1996
               between the Company and Kevin Rodgers.**                     (1)
     10.5(ii)  Amendment No. 1 to Senior Management Agreement dated
               December 31, 1996 between the Company and Kevin Rodgers.**   (1)
     10.6(i)   Senior Management Agreement dated as of June 4, 1996
               between the Company and Paul Ingersoll.**                    (1)
     10.6(ii)  Amendment No. 1 to Senior Management Agreement dated
               December 31, 1996 between the Company and Paul
               Ingersoll.**                                                 (1)
     10.7      Senior Management Agreement dated as of December 31, 1996
               between the Company and Dennis O'Connor.**                   (1)
     10.8      Executive Stock Pledge Agreement dated as of June 4, 1996
               between the Company and Kevin Rodgers.                       (1)
     10.9      Executive Stock Pledge Agreement dated as of June 4, 1996
               between the Company and Paul Ingersoll.                      (1)
     10.10     Executive Stock Pledge Agreement dated as of December 31,
               1996 between the Company and Dennis O'Connor.                (1)
     10.11     Promissory Note dated as of January 6, 1997 by Kevin
               Rodgers in favor of the Company in the principal amount of
               $63,232.                                                     (1)
     10.12     Promissory Note dated as of January 6, 1997 by Paul
               Ingersoll in favor of the Company in the principal amount
               of $9,880.                                                   (1)

     10.13     Promissory Note dated as of January 6, 1997 by Dennis
               O'Connor in favor of the Company in the principal amount
               of $19,760.                                                  (1)
     10.14     Securities Transfer Agreement dated as of December 31,
               1996 by and among the Company, Golder, Thoma, Cressey,
               Rauner Fund IV, L.P., Golder, Thoma, Cressey, Rauner Fund
               V, L.P., Kevin Rodgers, Paul Ingersoll and Dennis
               O'Connor.                                                    (1)
     10.15     Asset Purchase Agreement dated as of January 6, 1997 by
               and among NES Acquisition Corp., Industrial Crane
               Maintenance Systems, Inc., Brazos Rental & Tool, Inc.,
               Safe Work Load Products, Inc. and certain stockholders of
               the Sellers referred to therein.                             (1)
     10.16     Stock Purchase Agreement dated as of February 18, 1997 by
               and among Aerial Platforms, Inc., Carter B. Wilson and the
               Company.                                                     (1)
     10.17     Asset Purchase Agreement dated as March 17, 1997 by among
               NES Acquisition Corp., Lone Star Rentals, Inc. and James
               Horsley.                                                     (1)
     10.18     Asset Purchase Agreement dated as of April 1, 1997 by and
               among, BAT Acquisition Corp., BAT Rentals, Inc. and Paul
               B. Bronken.                                                  (1)
     10.19     Asset Purchase Agreement dated as of July 1, 1997 by and
               among NES Acquisition Corp., Sprint Industrial Services,
               Inc., Joseph B. Swinbank and Donald Poarch.                  (1)
     10.20     Stock Purchase Agreement dated as of July 18, 1997 by and
               among MST Enterprises, Inc., the stockholders of MST
               Enterprises, Inc. and National Equipment Services, Inc.      (1)
     10.21     Asset Purchase Agreement dated as of January 16, 1998 by
               and among McNabb Enterprises, Inc., the stockholders of
               McNabb Enterprises, Inc. and BAT Acquisition Corp.           (1)
     10.22     Asset Purchase Agreement dated as of January 23, 1998 by
               and among NES Michigan Acquisition Corp., Grand Hi-Reach,
               Inc. and Allen Baker.                                        (1)
     10.23     Stock Purchase Agreement dated as of January 12, 1998 by
               and among Genpower Pump & Equipment Co., Inc., the
               stockholders of Genpower Pump & Equipment Co., Inc. and
               the Company.                                                 (1)
     10.24     Asset Purchase Agreement dated as of February 4, 1998 by
               and among NES Michigan Acquisition Corp., Work Safe Supply
               Co., Inc., Dan J. Babcock and Kathy Babcock.                 (1)
     10.25     Asset Purchase Agreement dated as of March 2, 1998 by and
               among The Modern Group, Inc., the Stockholders of The
               Modern Group, Inc., Southeast Texas Intermediary, Inc. and
               NES Acquisition Corp.                                        (1)
     10.26     Asset Purchase Agreement dated as of February 9, 1998 by
               and between Cormier Equipment Corporation and NES
               Acquisition Corp.                                            (1)
     10.27     Assignment and Assumption Agreement dated as of March 4,
               1998 by and among NES Acquisition Corp. and NES East
               Acquisition Corp.                                            (1)
     10.28     Lease dated January 6, 1997 by and between ES&L Service
               and NES Acquisition Corp.                                    (1)
     10.29     Lease Agreement dated as of May 30, 1990 by and between
               Weeks Super Partnership, LTD and Aerial Platforms, Inc.      (1)
     10.30     Lease Agreement dated as of March 17, 1997 by and between
               James Horsley and NES Acquisition Corp. relating to 3440
               Red Bluff Road, Pasadena, Texas.                             (1)
     10.31     Lease dated as of April 1, 1997 by and between BAT
               Rentals, Inc. and BAT Acquisition Corp.                      (1)
     10.32     Lease Agreement dated as of July 18, 1997 by and between
               March S. Trubitz, Suellen Trubitz and MST Enterprises,
               Inc.                                                         (1)

     10.33     Stock Purchase Agreement dated as of March 9, 1998 by and
               among the Company, Albany Ladder Company, Inc. and the
               stockholders of Albany Ladder Company, Inc.                  (1)
     10.34     Commitment Letter Agreement dated June 30, 1998 among the
               Company, First Union National Bank and First Union Capital
               Markets.
     10.35     National Equipment Services, Inc. 1998 Long-Term Equity
               Incentive Plan.*, **
     11.1      Statement re computation of per share earnings. Not
               required because the relevant computations can be clearly
               determined from the material contained in the financial
               statements included herein.
     12.1      Statement re computation of ratios.
     21.1      Subsidiaries of the Company.                                 (1)
     23.1      Consent of Price Waterhouse LLP.
     23.2      Consent of Albin, Randall & Bennett.
     23.3      Consent of Coopers & Lybrand L.L.P.
     23.4      Consent of KPMG Peat Marwick L.L.P.
     23.5      Consent of Lawrence, Blackburn Meek Maxey & Co. P.C.
     23.6      Consent of Kirkland & Ellis (included in Exhibit 5.1).*
     24.1(i)   Powers of Attorney of Kevin Rodgers, Dennis O'Connor, Carl
               Thoma, William Kessinger and Ronald St. Clair.*
     24.1(ii)  Power of Attorney of John Grove.*
     27.1      Financial Data Schedule.

--------
*Filed previously.
**Management contract or compensatory plan or arrangement.

(1) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-43553).

  (b) FINANCIAL STATEMENT SCHEDULES.

  Schedule I--National Equipment Services, Inc. (Parent Company Only)-- Condensed Financial Information of Registrant.

  Schedule II--National Equipment Services, Inc. and Subsidiaries--Valuation and Qualifying Accounts and Reserves.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) It will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                      SCHEDULE I

                       NATIONAL EQUIPMENT SERVICES, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
ASSETS:
  Cash and cash equivalents..........................    $  12       $ 34,789
  Property and equipment, net........................       17             87
  Investment in subsidiaries.........................      --          86,504
  Loan origination costs, net........................      --           6,270
  Prepaid and other assets, net......................      187            222
                                                         -----       --------
    Total assets.....................................    $ 216       $127,872
                                                         =====       ========
LIABILITIES:
  Accounts payable...................................    $ --        $  1,140
  Accrued interest...................................      --           1,057
  Accrued expenses and other liabilities.............      110            420
  Debt...............................................      --          98,782
                                                         -----       --------
    Total liabilities................................      110        101,399
Commitments and contingencies (Note 5)
STOCKHOLDERS' EQUITY:
  Class A Common stock, $0.01 par, 50,000 shares
   authorized, 0 and 25,011 shares issued and
   outstanding, respectively.........................      --               1
  Class B Common stock, $0.01 par, 150,000 shares
   authorized, 30,108 and 89,900 shares issued and
   outstanding, respectively.........................        1              1
  Additional paid-in capital.........................      301         25,663
  Retained earnings (accumulated deficit)............     (195)           910
  Stock subscriptions receivable.....................       (1)          (102)
                                                         -----       --------
    Total stockholders' equity.......................      106         26,473
                                                         -----       --------
    Total liabilities and stockholders' equity.......    $ 216       $127,872
                                                         =====       ========


   The accompanying notes are an integral part of these financial statements.

                                                                      SCHEDULE I

                       NATIONAL EQUIPMENT SERVICES, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                     (JUNE 4, 1996) FOR THE YEAR
                                                        THROUGH        ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                     -------------- ------------
Equity in net income of subsidiaries................     $ --          $2,060
Selling, general and administrative expenses........       333          1,352
Non-rental depreciation and amortization............         3             54
                                                         -----         ------
Operating income (loss).............................      (336)           654
Other income, net...................................       --           1,155
Interest income (expense), net......................         4           (704)
                                                         -----         ------
Income (loss) before income taxes...................      (332)         1,105
Income tax benefit..................................      (137)           --
                                                         -----         ------
Net income (loss)...................................     $(195)        $1,105
                                                         =====         ======


   The accompanying notes are an integral part of these financial statements.

                                                                      SCHEDULE I

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES
                             (PARENT COMPANY ONLY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    FOR THE PERIOD
                                                    FROM INCEPTION
                                                    (JUNE 4, 1996) FOR THE YEAR
                                                       THROUGH        ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1997
                                                    -------------- ------------
OPERATING ACTIVITIES:
  Net income (loss)................................     $(195)      $   1,105
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization..................         3             447
    Undistributed equity income in subsidiaries....       --           (2,060)
    Changes in operating assets and liabilities:
      Prepaid and other assets.....................      (187)            (72)
      Accounts payable.............................       --            1,140
      Accrued expenses and other liabilities.......       110           1,367
                                                        -----       ---------
        Net cash provided by (used in) operating
         activities................................      (269)          1,927
                                                        -----       ---------
INVESTING ACTIVITIES:
  Net cash paid for acquisitions...................       --          (68,994)
  Investment in subsidiaries.......................       --          (15,450)
  Purchases of property and equipment..............       (20)            (88)
                                                        -----       ---------
        Net cash used in investing activities......       (20)        (84,532)
                                                        -----       ---------
FINANCING ACTIVITIES:
  Proceeds from long-term debt.....................       --          222,307
  Payments on long-term debt.......................       --         (123,526)
  Net proceeds from sales of common stock..........       301          25,263
  Payments of loan origination costs...............       --           (6,662)
                                                        -----       ---------
        Net cash provided by financing activities..       301         117,382
                                                        -----       ---------
Net increase in cash and cash equivalents..........        12          34,777
Cash and cash equivalents at beginning of period...       --               12
                                                        -----       ---------
Cash and cash equivalents at end of period.........     $  12       $  34,789
                                                        =====       =========
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
  Cash paid for interest...........................     $ --        $   2,707
                                                        =====       =========
  Cash paid for income taxes.......................     $ --        $   1,113
                                                        =====       =========
  Non-cash issuance of stock.......................     $   1       $     101
                                                        =====       =========


   The accompanying notes are an integral part of these financial statements.

                                                                      SCHEDULE I

                       NATIONAL EQUIPMENT SERVICES, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                          COMMON STOCK                RETAINED                  TOTAL
                         --------------- ADDITIONAL   EARNINGS       STOCK      STOCK-
                         CLASS A CLASS B  PAID-IN   (ACCUMULATED SUBSCRIPTIONS HOLDERS'
                         SHARES  SHARES   CAPITAL     DEFICIT)    RECEIVABLE    EQUITY
                         ------- ------- ---------- ------------ ------------- --------
Shares issued at
 inception (June 4,
 1996)..................  $--     $  1    $   301      $ --          $  (1)    $   301
Net loss................   --      --         --        (195)          --         (195)
                          ----    ----    -------      -----         -----     -------
Balance at December 31,
 1996...................   --        1        301       (195)           (1)        106
Sale of shares..........     1     --      25,362        --           (101)     25,262
Net income..............   --      --         --       1,105           --        1,105
                          ----    ----    -------      -----         -----     -------
Balance at December 31,
 1997...................  $  1    $  1    $25,663      $ 910         $(102)    $26,473
                          ====    ====    =======      =====         =====     =======




   The accompanying notes are an integral part of these financial statements.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  National Equipment Services, Inc. ("NES") was organized on June 4, 1996 under the laws of Delaware for the purpose of owning and operating equipment rental facilities by means of acquiring existing businesses. NES is primarily involved in the rental of equipment to construction and industrial users. NES operates from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  Since inception, NES adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts and related goodwill exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceeds their fair values, net of disposal costs. SFAS No. 121 did not have a material impact on NES's financial position or results of operations for the period from inception (June 4, 1996) through December 31, 1996 or year ended December 31, 1997.

 REPORTING COMPREHENSIVE INCOME

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in the first quarter of 1998 had no impact as the Company had no items of other comprehensive income in any period presented.

 LOAN ORIGINATION COSTS

  Loan origination costs are stated at cost and amortized to interest expense using the effective interest method over the life of the loan. Amortization expense related to loan origination costs aggregated $392,000 for the year ended December 31, 1997.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the consolidated balance sheets for cash, trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of the Senior Subordinated Notes is based on quoted market prices and approximates the carrying value at December 31, 1997. The carrying value of bank debt approximates fair value as the interest on the bank debt is reset every 30 to 90 days to reflect current market rates.

 INCOME TAXES

  Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. NES records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Company and its subsidiaries will file a consolidated tax return for the year ended December 31, 1997.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, NES has participated in certain transactions with related parties.

2. ACQUISITIONS

  In 1997, NES purchased the following rental equipment companies:

                                                                       PURCHASE
   ACQUISITION DATE             COMPANY                  LOCATION        PRICE
   ----------------- -----------------------------   ---------------- -----------
   January 6, 1997   Brazos Rental & Tool, Inc.,
                      Industrial Crane Maintenance
                      Systems, Inc., and Safe Load
                      Work Products, Inc.            Brazoria, TX     $ 5,000,000
   February 18, 1997 Aerial Platforms, Inc.          Atlanta, GA      $ 4,150,000
   March 17, 1997    Lone Star Rentals, Inc.         Houston, TX      $10,950,000
   April 1, 1997     BAT Rentals, Inc.               Las Vegas, NV    $15,900,000
   July 1, 1997      Sprintank                       Houston, TX      $25,300,000
   July 18, 1997     MST Enterprises, Inc.           Harrisonburg, VA $ 6,000,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities.

  The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and other assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                      FOR THE YEAR FOR THE YEAR
                                                         ENDED         ENDED
                                                      DECEMBER 31, DECEMBER  31,
                                                          1996          1997
                                                      (UNAUDITED)   (UNAUDITED)
                                                      ------------ -------------
                                                            (IN THOUSANDS)
      Revenues.......................................   $48,040       $56,858
      Operating income...............................     9,012        10,382
      Net income.....................................       158         1,143

3. DEBT

  Debt consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
      Senior subordinated notes, interest at 10% payable semi-
       annually, due November 30, 2004............................   $98,782
      Revolving credit facility loans, interest at the federal
       funds rate plus 0.5% or prime rate both plus 1.0%, or the
       eurodollar rate plus 2.5%, due no later than July 1, 2002..        --
      Term loan, interest at the federal funds rate plus 0.5% or prime rate both plus 1.0%, or the eurodollar rate plus
       2.5%, principal payments due quarterly of $625 through June
       1, 1998, $875 through June 1, 1999 and $1,125 through June
       1, 2001....................................................        --
                                                                     -------
                                                                     $98,782
                                                                     =======

  On November 20, 1997, NES issued $100 million of Senior Subordinated Notes (the "Notes") at a discount netting proceeds of $98,767,000. NES accretes the original issue discount over the term of the Notes using the effective interest method. The Notes mature on November 30, 2004. Interest on the Notes accrues at a rate of 10% per year and is payable semi-annually in arrears on May 30 and November 30 commencing on May 30, 1998.

  The Notes are redeemable at the option of the Company at any time after November 30, 2001 at a redemption price of 105% of the principal amount from November 30, 2001 to November 29, 2002, at 102.5% from November 30, 2002 to November 29, 2003 and 100% after November 30, 2003, plus accrued and unpaid interest. The Company may at any time prior to November 30, 2000 on any one or more occasions redeem up to 33% of the aggregate principal amount of the Notes at a redemption price of 110% of the principal amount plus accrued and unpaid interest with the net cash proceeds of a public offering of common stock of NES within 45 days of the closing of such public offering. In addition, at any time prior to November 30, 2001, the Notes may be redeemed as a whole, at the option of NES, upon the occurrence of or in connection with a change of control. Upon certain changes in control, the noteholders will have the right to require redemption at a cash price of 101% of the principal amount plus accrued and unpaid interest.

  All of the Company's wholly-owned subsidiaries make full, unconditional, joint and several guarantees of the notes. The separate financial statements of each of these wholly-owned subsidiaries are not presented as management believes they are not individually meaningful for presentations.

  On July 1, 1997, NES entered into a credit facility agreement with First Union Commercial Corporation (the "Credit Agreement"). The Credit Agreement provides for a secured revolving line of credit of $100 million and a term loan of $15 million. Interest accrues at rates of the greater of the annual Federal Funds Rate plus 0.5% or the prime rate both plus 0.5% to 1.25% based on NES's leverage ratio or at a rate of LIBOR/(1- eurodollar reserve percentage) plus 2.0% to 2.75% based on NES's leverage ratio. Principal payments for credit facility loans (to be applied first to the term loan and if necessary to revolving loans) are due annually at the lesser of 25% of excess cash flow or $1 million. Principal payments for the term loan are due quarterly at $625,000 for the first four quarters, $875,000 for the next four quarters and $1,125,000 for the next eight quarters. Substantially all assets and stock of NES are pledged as collateral for the credit facility. NES pays commitment fees of 0.375% to 0.5% on the unused portion of the outstanding line of credit balance based on NES's leverage ratio. The term loan was repaid as of December 31, 1997.

  The Indenture for the Notes and the Credit Agreement contain a number of covenants that, among other things, require NES to maintain certain financial ratios and set certain limitations on the granting of liens, assets sales, additional indebtedness, transactions with affiliates, restricted payments, investments and issuances of stock. NES is in compliance with all covenants.

  The average interest rate for the year ended December 31, 1997 was 9.8%. NES incurred interest expense of $76,000 on borrowings from related parties for the year ended December 31, 1997.

4. INCOME TAXES

  The income tax provision is comprised of current federal and state income tax benefit of $(137,100) for the period from inception (June 4, 1996) through December 31, 1996. Deferred tax benefit for this period was immaterial.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                     (JUNE 4, 1996)   FOR THE
                                                        THROUGH      YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                     -------------- ------------
      Federal income taxes..........................     $(113)         $654
      State income taxes, net of federal benefit....       (16)           94
      Other.........................................        (8)           70
                                                         -----          ----
                                                         $(137)         $818
                                                         =====          ====

  For the year ended December 31, 1997, the income tax provision was recorded at the subsidiary level.

5. COMMON STOCK

  On June 4, 1996, in connection with the formation of NES, NES authorized 25,000 shares of Class A Common stock (24,250 of which were reserved for issuance to NES's majority stockholder), par value $0.01, and 150,000 shares of Class B Common stock (75,000 of which were reserved for issuance to NES's majority stockholder), par value $0.01. On October 28, 1997, the authorized shares of Class A Common stock were increased to 50,000.

  Each calendar quarter, each share of Class A Common is entitled to a yield in the amount of 10% per year of the sum of such share's unreturned original cost plus the unpaid yield for all prior quarters. As of December 31, 1997, the unpaid yield on the Class A Common aggregated $1,608,000. Class A Common stockholders, as a class, are entitled to a number of votes equal to 10% of the number of votes allocable to all Common Stock. Upon any distribution, Class A Common stockholders are entitled to (i) the unpaid yield, (ii) any unreturned original cost of the shares and (iii) 10% of any remaining distribution. Class B Common stockholders are entitled to 90% of any remaining distribution after payment to the Class A Common stockholders of all payments under clauses (i) and (ii) set forth in the preceding sentence. Additionally, only in the event of a successful initial public offering can the Class A Common stockholders require a mandatory redemption of any or all of the shares attributable to the unpaid yield and original cost of the shares.

  NES may not declare additional distributions or dividends other than the amounts described above for Class A Common shares, issue any debt securities containing equity features, sell or dispose of more than 5% of the consolidated assets of the Company in any transaction or series of related transactions, acquire an interest in a business, acquire a business outside of the rental equipment industry, or enter into certain related party transactions, without the consent of a majority of the Class A Common and Class B Common stockholders.

  Class B Common stock sold to executives of NES vests over a 5 year period. Unpaid notes receivable of $1,000 and $102,000 as of December 31, 1996 and December 31, 1997, respectively, from executives of NES for shares of Class B Common stock are classified as stock subscriptions receivable.

6. COMMITMENTS AND CONTINGENCIES

  NES is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on NES's financial position, results of operations or cash flows.

7. EMPLOYEE BENEFIT PLANS

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees over 21 years of age with greater than one-half year of service are eligible. Under the Plan, NES contributes a discretionary percentage (2.5% for the year ended December 31, 1997) of each eligible employee's base annual wages to a trust out of its net profits. In addition, eligible employees can defer up to 15% of their salary with a partially matching contribution by NES of 50% of the first 5% of the employee contribution. The employer contributions vest over a five year period. Contributions to the Plan were made by the Company's subsidiaries.

8. RELATED PARTY TRANSACTIONS

  Pursuant to a Professional Services Agreement dated January 6, 1997, NES pays management fees of $200,000 per year and investment fees of 1% of all debt and equity financings of NES to an affiliate of NES's majority stockholder, who owns 95.0% of the Class A Common stock and 83% of the Class B Common stock. Total fees paid during the year ended December 31, 1997 were $417,000 and fees owed at December 31, 1997 were $630,000.

  In connection with several of the acquisitions, NES entered into lease agreements for certain facilities with employees of NES who were prior owners of the acquired companies. Amounts due under these leases are included in the future minimum rental commitments under noncancelable operating leases schedule in Note 10 above.

  Stock subscriptions receivable of $1,000 and $102,000 as of December 31, 1996 and 1997, respectively, relate to notes due from officers of NES related to purchases of Class B Common Stock and are secured by the purchased Class B Common shares. Interest on the notes accrues at the federal funds rate and is payable in full at maturity on June 4, 2006 or upon termination of employment. Accrued interest on these notes was $0 and $8,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

9. SUBSEQUENT EVENTS

  Subsequent to year end, NES purchased the following rental equipment companies:

                                                                    PURCHASE
   ACQUISITION DATE           COMPANY                 LOCATION        PRICE
   ---------------- ---------------------------   ---------------- -----------
   January 12, 1998 Genpower Pump and             Deer Park, TX    $ 8,000,000
                     Equipment Co.
   January 16, 1998 Eagle Scaffolding and
                     Equipment Co.                Las Vegas, NV    $ 3,290,000
   January 23, 1998 Grand Hi-Reach, Inc.          Byron Center, MI $ 8,120,000
   February 4, 1998 Work Safe Supply Company,     Grandville, MI   $ 7,845,000
                     Inc.
   March 2, 1998    Dragon Rentals (division of   Beaumont, TX     $23,000,000
                     The Modern Group, Inc.)
   March 4, 1998    Cormier Equipment             Oakland, ME      $27,500,000
                     Corporation
   March 30, 1998   Albany Ladder                 Albany, NY       $43,454,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities. These acquisitions will be accounted for under the purchase method based on the purchase prices. Under the purchase method of accounting NES will allocate the costs of these acquisitions, as of the respective closing dates, to the assets acquired and liabilities assumed based on their respective fair values.

  The operating results of these acquisitions will be included in NES's consolidated results of operations from the date of acquisition. The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                       FOR THE YEAR FOR THE YEAR
                                                          ENDED        ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       (UNAUDITED)  (UNAUDITED)
                                                       ------------ ------------
                                                            (IN THOUSANDS)
      Revenues........................................   $120,475     $146,000
      Operating income................................     19,234       26,821
      Net income......................................        751        5,439

  Additionally, subsequent to year end, NES entered into a definitive purchase agreement to acquire Falconite, Inc., a rental equipment company with operations in nine southern and mid-western states for $171.25 million and $3.75 million of 8% convertible subordinated promissory notes. This pending acquisition is planned to close in 1998 in connection with an initial public offering of the Company's stock.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES
         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)*

        COLUMN A            COLUMN B                  COLUMN C              COLUMN D     COLUMN E
                                                     ADDITIONS
                                         ----------------------------------
                                               (1)              (2)
                           BALANCE AT    CHARGED TO COST  CHARGED TO OTHER   WRITE-     BALANCE AT
      DESCRIPTION        JANUARY 1, 1997  AND EXPENSES   ACCOUNTS--DESCRIBE   OFFS   DECEMBER 31, 1997
------------------------ --------------- --------------- ------------------ -------- -----------------
Allowance for doubtful
 accounts...............       $ 0            $479              $ 0           $225         $254
Reserve for obsolete
 inventory..............       $ 0            $732              $ 0           $242         $490

--------
* There were no valuation and qualifying accounts and reserves as of December 31, 1996 or during the period then ended.